File No. 812-15283

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FIRST AMENDED AND RESTATED APPLICATION FOR AN ORDER UNDER SECTIONS 17(d)
AND 57(i) OF THE INVESTMENT COMPANY ACT OF 1940 AND RULE 17d-1 UNDER THE
INVESTMENT COMPANY ACT OF 1940 PERMITTING CERTAIN JOINT TRANSACTIONS
OTHERWISE PROHIBITED BY SECTIONS 17(d) AND 57(a)(4) OF THE INVESTMENT
COMPANY ACT OF 1940 AND RULE 17d-l UNDER THE INVESTMENT COMPANY ACT OF 1940

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CYPRESS CREEK PRIVATE STRATEGIES MASTER FUND, L.P.
CCP COASTAL REDWOOD FUND, LP
CCP SIERRA REDWOOD FUND, LP
MARINAS I SPV, LLC
AND
ENDOWMENT ADVISERS, L.P., D/B/A CYPRESS CREEK PARTNERS

712 W. 34th Street, Suite 201
Austin, TX 78705
(512) 660-5146
_____________________________________________________________________________________

All Communications, Notices, and Orders to:

Benjamin Murray
Chief Compliance Officer
Endowment Advisers, L.P., d/b/a Cypress Creek Partners
712 W. 34th Street, Suite 201
Austin, TX 78705
Telephone: (512) 660-5146
_____________________________________________________________________________________

With a copy to:
George J. Zornada
K&L Gates LLP
State Street Financial Center
One Lincoln St.
Boston, MA 02111-2950
Telephone: (617) 261-3231
_____________________________________________________________________________________

December 8, 2021

I.          SUMMARY OF APPLICATION
The following entities hereby request an order (the “Order”) pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “Act”),1 and Rule 17d-1 thereunder,2 authorizing certain joint transactions that otherwise would be prohibited by either or both of Sections 17(d) and 57(a)(4) as modified by the exemptive rules adopted by the U.S. Securities and Exchange Commission (the “Commission”) under the Act:
•	Cypress Creek Private Strategies Master Fund, L.P., a closed-end management investment company registered under the Act (the “Fund”);
•	Endowment Advisers, L.P., d/b/a Cypress Creek Partners, the investment adviser to the Fund, on behalf of itself and its successors;[3] and
•
Investment funds set forth on Schedule A hereto, each of which is an entity managed by an Adviser (as defined below) and that would be an investment company but for Section 3(c)(1) or 3(c)(7) of the Act (collectively, the “Existing Affiliated Funds” and, collectively with the Fund, the “Applicants”).

The relief requested in this application for an Order (the “Application”) would allow a Regulated Fund and one or more other Regulated Funds and/or one or more Affiliated Funds (each as defined below) to participate in the same investment opportunities through a proposed co-investment program where such participation would otherwise be prohibited under Section 17(d) or Section 57(a)(4) and the rules under the Act (the “Co-Investment Program”).
Applicants do not seek relief for transactions that would be permitted under other regulatory or interpretive guidance, including, for example, transactions effected consistent with Commission staff no-action positions.4
All existing entities that currently intend to rely on the Order have been named as Applicants and any existing or future entities that may rely on the Order in the future will comply with its terms and conditions.
 Defined Terms
 “Adviser” means Endowment Advisers, L.P., d/b/a Cypress Creek Partners and any other investment adviser that is (i) controlling, under common control with, or controlled by Cypress Creek Partners, (ii) registered as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”) and (iii) not a Regulated Fund or a subsidiary of a Regulated Fund.

“Affiliated Fund” means the Existing Affiliated Funds, any Future Affiliated Fund or any Cypress Creek Proprietary Account (as defined below).

“BDC” means a business development company under the Act. Section 2(a)(48) defines a BDC to be any closed-end investment company that operates for the purpose of making investments in securities described in Section 55(a)(1) through 55(a)(3) and makes available significant managerial assistance with respect to the issuers of such securities.
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1 Unless otherwise indicated, all section references herein are to the Act.
2 Unless otherwise indicated, all rule references herein are to rules under the Act.
3 The term successor, as applied to each Adviser, means an entity which results from a reorganization into another jurisdiction or change in the type of business organization.
4 See the JT No-Action Letters (as defined below).
2

“Board” means the board of directors (or the equivalent) of the applicable Regulated Fund.

“Board-Established Criteria” means criteria that the Board of a Regulated Fund may establish from time to time to describe the characteristics of Potential Co-Investment Transactions regarding which the Adviser to such Regulated Fund should be notified under Condition 1. The Board-Established Criteria will be consistent with the Regulated Fund’s Objectives and Strategies (defined below). If no Board-Established Criteria are in effect, then the Regulated Fund’s Adviser will be notified of all Potential Co-Investment Transactions that fall within the Regulated Fund’s then-current Objectives and Strategies. Board-Established Criteria will be objective and testable, meaning that they will be based on observable information, such as industry/sector of the issuer, minimum EBITDA of the issuer, asset class of the investment opportunity or required commitment size, and not on characteristics that involve a discretionary assessment. The Adviser to the Regulated Fund may, from time to time, recommend criteria for the Board’s consideration, but Board-Established Criteria will only become effective if approved by a majority of the Independent Directors (defined below). The Independent Directors of a Regulated Fund may at any time rescind, suspend or qualify its approval of any Board-Established Criteria, though Applicants anticipate that, under normal circumstances, the Board would not modify these criteria more often than quarterly.

“Close Affiliate” means the Adviser, the Regulated Funds, the Affiliated Funds and any other person described in Section 57(b) (after giving effect to Rule 57b-1) in respect of any Regulated Fund (treating any registered investment company or series thereof as a BDC for this purpose) except for limited partners included solely by reason of the reference in Section 57(b) to Section 2(a)(3)(D).

“Co-Investment Transaction” means any transaction in which one or more Regulated Funds (or its Wholly-Owned Investment Sub (defined below)) participated together with one or more Affiliated Funds and/or one or more other Regulated Funds in reliance on the Order.

“Cypress Creek Proprietary Account” means any account of an Adviser or its affiliates or any company that is a direct or indirect, wholly- or majority-owned subsidiary of the Adviser or its affiliates, which, from time to time, may hold various financial assets in a principal capacity.

“Disposition” means the sale, exchange or other disposition of an interest in a security of an issuer.

“Eligible Directors” means, with respect to a Regulated Fund and a Potential Co-Investment Transaction, the members of the Regulated Fund’s Board eligible to vote on that Potential Co-Investment Transaction under Section 57(o) of the Act.

“Follow-On Investment” means an additional investment in the same issuer, including, but not limited to, through the exercise of warrants, conversion privileges or other rights to purchase securities of the issuer.

“Future Affiliated Fund” means any entity (a) whose investment adviser is an Adviser, (b) that would be an investment company but for Section 3(c)(1), 3(c)(5)(C) or 3(c)(7) of the Act, and (c) that intends to participate in the Co-Investment Program.

“Future Regulated Fund” means a closed-end management investment company (a) that is registered under the Act or has elected to be regulated as a BDC; (b) whose investment adviser is an Adviser; and (c) that intends to participate in the Co-Investment Program.
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“Independent Director” means a member of the Board of any relevant entity who is not an “interested person” as defined in Section 2(a)(19) of the Act. No Independent Director of a Regulated Fund will have a financial interest in any Co-Investment Transaction, other than indirectly through share ownership in one of the Regulated Funds.

“JT No-Action Letters” means SMC Capital, Inc., SEC No-Action Letter (pub. avail. Sept. 5, 1995) and Massachusetts Mutual Life Insurance Company, SEC No-Action Letter (pub. avail. June 7, 2000).

 “Objectives and Strategies” means a Regulated Fund’s investment objectives and strategies, as described in its most current registration statement on Form N-2, other current filings with the Commission under the Securities Act of 1933 (the “Securities Act”) or under the Securities Exchange Act of 1934, as amended, and its most current report to investors.

“Potential Co-Investment Transaction” means any investment opportunity in which a Regulated Fund (or its Wholly-Owned Investment Sub) could not participate together with one or more Affiliated Funds and/or one or more other Regulated Funds without obtaining and relying on the Order.

“Pre-Boarding Investments” are investments in an issuer held by a Regulated Fund as well as one or more Affiliated Funds and/or one or more other Regulated Funds that were acquired prior to participating in any Co-Investment Transaction:

(i)	in transactions in which the only term negotiated by or on behalf of such funds was price in reliance on one of the JT No-Action Letters; or

(ii)	in transactions occurring at least 90 days apart and without coordination between the Regulated Fund and any Affiliated Fund or other Regulated Fund.

“Regulated Funds” means the Fund and any Future Regulated Funds.

“Related Party” means (i) any Close Affiliate and (ii) in respect of matters as to which any Adviser has knowledge, any Remote Affiliate.

“Remote Affiliate” means any person described in Section 57(e) in respect of any Regulated Fund (treating any registered investment company or series thereof as a BDC for this purpose) and any limited partner holding 5% or more of the relevant limited partner interests that would be a Close Affiliate but for the exclusion in that definition.

“Required Majority” means a required majority, as defined in Section 57(o) of the Act.5

“Tradable Security” means a security that meets the following criteria at the time of Disposition:

(i)	it trades on a national securities exchange or designated offshore securities market as defined in rule 902(b) under the Securities Act;

(ii)	it is not subject to restrictive agreements with the issuer or other security holders; and

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5 In the case of a Regulated Fund that is a registered closed-end fund, the Board members that make up the Required Majority will be determined as if the Regulated Fund were a BDC subject to 57(o).
4

(iii)
it trades with sufficient volume and liquidity (findings as to which are documented by the Adviser to any Regulated Funds holding investments in the issuer and retained for the life of the Regulated Fund) to allow each Regulated Fund to dispose of its entire position remaining after the proposed Disposition within a short period of time not exceeding 30 days at approximately the value (as defined by Section 2(a)(41) of the Act) at which the Regulated Fund has valued the investment.

“Wholly-Owned Investment Sub” means an entity (i) that is wholly-owned by a Regulated Fund (with such Regulated Fund at all times holding, beneficially and of record, 100% of the voting and economic interests); (ii) whose sole business purpose is to hold one or more investments on behalf of such Regulated Fund; (iii) with respect to which such Regulated Fund’s Board has the sole authority to make all determinations with respect to the entity’s participation under the Conditions (as defined below) to this Application; and (iv) that would be an investment company but for Section 3(c)(1) or 3(c)(7) of the Act.

II.          GENERAL DESCRIPTION OF APPLICANTS
A.	The Fund
The Fund is a limited partnership organized under the laws of the state of Delaware on March 21, 2003. The Fund is a non-diversified, closed-end management investment company that is registered under the Act. In addition, the Fund is treated as a limited partnership for tax purposes under the Internal Revenue Code of 1986, as amended (the “Code”). The Fund’s investment objective is to preserve capital and to generate consistent long-term appreciation and returns across a market cycle (which is estimated to be five to seven years). The Fund’s principal place of business is 712 W. 34th Street, Suite 201, Austin, TX 78705.
The Fund is managed under the direction of the Board, of which a majority of the members are not “interested persons” of the Fund within the meaning of Section 2(a)(19).6

B.	The Adviser
Endowment Advisers, L.P., d/b/a Cypress Creek Partners is a limited partnership organized under the laws of the state of Delaware. The Adviser serves as the investment adviser to the Fund and is registered as an investment adviser under the Advisers Act.
The Cypress Creek Proprietary Accounts will hold various financial assets in a principal capacity. The Adviser and its affiliates may operate through wholly- or majority-owned subsidiaries. Currently, there are no Cypress Creek Proprietary Accounts or subsidiaries that exist and currently intend to participate in the Co-Investment Program.
Under the terms of an investment advisory agreement with the Fund and the Affiliated Funds, respectively, the Adviser, among other things, manages the investment portfolio, directs purchases and sales of portfolio securities, and reports thereon to the Fund’s or Affiliated Fund’s officers and board regularly.
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6 The Board of each Future Regulated Fund will consist of a majority of members who are not “interested persons” of such Future Regulated Fund within the meaning of Section 2(a)(19) of the Act.
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C.	Existing Affiliated Funds
The Existing Affiliated Funds are entities whose investment adviser is the Adviser and each of which would be an investment company but for Section 3(c)(1) or 3(c)(7) of the Act. A list of the Existing Affiliated Funds is set forth in Schedule A hereto.7

III.          ORDER REQUESTED
Applicants respectfully request an Order of the Commission under Sections 17(d) and 57(i) and Rule 17d-1 thereunder to permit, subject to the terms and conditions set forth below in this Application (the “Conditions”), a Regulated Fund and one or more other Regulated Funds and/or one or more Affiliated Funds to enter into Co-Investment Transactions with each other.
The Regulated Funds and the Affiliated Funds seek relief to enter into Co-Investment Transactions because such Co-Investment Transactions would otherwise be prohibited by either or both of Sections 17(d) and 57(a)(4) of the Act and Rule 17d-1 under the Act. This Application seeks relief in order to (i) enable the Regulated Funds and Affiliated Funds to avoid, among other things, the practical commercial and/or economic difficulties of trying to structure, negotiate and persuade counterparties to enter into transactions while awaiting the granting of the relief requested in individual applications with respect to each Co-Investment Transaction that arises in the future and (ii) enable the Regulated Funds and the Affiliated Funds to avoid the significant legal and other expenses that would be incurred in preparing such individual applications.
Similar to the standard precedent used for the majority of co-investment applications (the “Standard Precedent”), Applicants seek relief that would permit Co-Investment Transactions in the form of initial investments, Follow-On Investments and Dispositions of investments in an issuer. In these cases, the terms and Conditions of this Application would govern the entire lifecycle of an investment with respect to a particular issuer, including both the initial investment and any subsequent transactions. Unlike the Standard Precedent, Applicants also seek the ability to make Follow-On Investments and Dispositions in issuers where the Regulated Funds and Affiliated Funds did not make their initial investments in reliance on the Order. Applicants seek this flexibility because the Regulated Funds and Affiliated Funds may, at times, invest in the same issuer without engaging in a prohibited joint transaction but then find that subsequent transactions with that issuer would be prohibited under the Act. Through the proposed “onboarding process,” discussed below, Applicants would, under certain circumstances, be permitted to rely on the Order to complete subsequent Co-Investment Transactions. In Section A.1. below, Applicants first discuss the overall investment process that would apply to initial investments under the Order as well as subsequent transactions with issuers. In Sections A.3. and A.4. below, Applicants discuss additional procedures that apply to Follow-On Investments and Dispositions, including the onboarding process that applies when initial investments were made without relying on the Order.

A.	Overview
           The Adviser is presented with a substantial number of investment opportunities each year on behalf of its clients and must determine how to allocate those opportunities in a manner that, over time, is fair and equitable to all clients, and without violating the prohibitions on joint transactions included in rule 17d-1 and Section 57(a)(4) of the Act. Such investment opportunities may be Potential Co-Investment Transactions.

Applicants discuss the need for the requested relief in greater detail in Section III.C below.

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7 In the future, each Affiliated Fund may register as a closed-end management investment company under the Act and, if so registered, will be considered a Regulated Fund for purposes of this application.
6

The Applicants represent that the Adviser has established rigorous processes for allocating initial investment opportunities, opportunities for subsequent investment in an issuer and dispositions of securities holdings reasonably designed to treat all clients fairly and equitably. As discussed below, these processes will be extended and modified in a manner reasonably designed to ensure that the additional transactions permitted under the Order will both (i) be fair and equitable to the Regulated Funds and Affiliated Funds and (ii) comply with the Conditions contained in the Order.

1.          The Investment Process
           The investment process consists of three stages: (i) the identification and consideration of investment opportunities (including follow-on investment opportunities); (ii) order placement and allocation; and (iii) consideration by each applicable Regulated Fund’s Board when a Potential Co-Investment Transaction is being considered by one or more Regulated Funds, as provided by the Order.

(a)          Identification and Consideration of Investment Opportunities
           Opportunities for Potential Co-Investment Transactions may arise when investment advisory personnel of an Adviser becomes aware of investment opportunities that may be appropriate for one or more Regulated Funds and one or more Affiliated Funds. If the requested Order is granted, the Adviser will establish, maintain and implement policies and procedures reasonably designed to ensure that, when such opportunities arise, the Adviser to the relevant Regulated Funds is promptly notified and receives the same information about the opportunity as any other Adviser considering the opportunity for its clients. In particular, consistent with Condition 1, if a Potential Co-Investment Transaction falls within the then-current Objectives and Strategies and any Board-Established Criteria of a Regulated Fund, the policies and procedures will require that the Adviser to such Regulated Fund receives sufficient information to allow such Adviser’s investment committee to make its independent determination and recommendations under Conditions 1, 2(a), 6, 7, 8 and 9 (as applicable).8 In addition, the policies and procedures will specify the individuals or roles responsible for carrying out the policies and procedures, including ensuring that the Adviser receive such information. After receiving notification of a Potential Co-Investment Transaction under Condition 1(a), the Adviser to each applicable Regulated Fund will then make an independent determination of the appropriateness of the investment for the Regulated Fund in light of the Regulated Fund’s then-current circumstances.

Applicants represent that, if the requested Order is granted, the investment advisory personnel of the Adviser to the Regulated Funds will be charged with making sure they identify, and participate in this process with respect to, each investment opportunity that falls within the Objectives and Strategies and Board Established Criteria of each Regulated Fund. Applicants assert that the Adviser’s allocation policies and procedures are structured so that the relevant investment advisory personnel for each Regulated Fund will be promptly notified of all Potential Co-Investment Transactions that fall within the then current Objectives and Strategies and Board Established Criteria of such Regulated Fund.

(b)          Order Placement and Allocation

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8 Representatives of the Adviser to a Regulated Fund will be members of each investment committee or otherwise entitled to participate in each meeting of any investment committee that is expected to approve or reject recommended investment opportunities falling within its Regulated Funds’ Objectives and Strategies and Board-Established Criteria. Accordingly, the policies and procedures may provide, for example, that the Adviser will receive the information required under Condition 1 in conjunction with its representatives’ participation in the relevant investment committee’s meetings. The allocation memorandum for each Potential Co-Investment Transaction will document the recommendations by the investment committee.
7

General. If the Adviser to a Regulated Fund deems the Regulated Fund’s participation in any Potential Co-Investment Transaction to be appropriate, it will formulate a recommendation regarding the proposed order amount for the Regulated Fund. In doing so, the Adviser may consider such factors, among others, as investment guidelines, issuer, industry and geographical concentration, availability of cash and other opportunities for which cash is needed, tax considerations, leverage covenants, regulatory constraints (such as requirements under the Act), investment horizon, potential liquidity needs, and the Regulated Fund’s risk concentration policies.

Allocation Procedure. For each Regulated Fund and Affiliated Fund whose Adviser recommends participating in a Potential Co-Investment Transaction, the Adviser’s investment committee will approve an investment amount to be allocated to each Regulated Fund and/or Affiliated Fund participating in the Potential Co-Investment Transaction. Prior to the External Submission (as defined below), each proposed order amount may be reviewed and adjusted, in accordance with the Adviser’s written allocation policies and procedures, by the Adviser’s investment committee.9 The order of a Regulated Fund or Affiliated Fund resulting from this process is referred to as its “Internal Order”. The Internal Order will be submitted for approval by the Required Majority of any participating Regulated Funds in accordance with the Conditions and as discussed in Section III.A.1.c below.

If the aggregate Internal Orders for a Potential Co-Investment Transaction do not exceed the size of the investment opportunity immediately prior to the submission of the orders to the underwriter, broker, dealer or issuer, as applicable (the “External Submission”), then each Internal Order will be fulfilled as placed. If, on the other hand, the aggregate Internal Orders for a Potential Co-Investment Transaction exceed the size of the investment opportunity immediately prior to the External Submission, then the allocation of the opportunity will be made pro rata on the basis of the size of the Internal Orders.10 If, subsequent to such External Submission, the size of the opportunity is increased or decreased, or if the terms of such opportunity, or the facts and circumstances applicable to the Regulated Funds’ or the Affiliated Fund’s consideration of the opportunity, change, the participants will be permitted to submit revised Internal Orders in accordance with written allocation policies and procedures that the Adviser will establish, implement and maintain. The Board of the Regulated Fund will then either approve or disapprove of the investment opportunity in accordance with Condition 2, 6, 7, 8 or 9, as applicable.

Compliance. Applicants represent that the Adviser’s allocation review process will be a robust process designed as part of their overall compliance policies and procedures to ensure that every client is treated fairly and that the Adviser are following their allocation policies. The entire allocation process will be monitored and reviewed by the compliance team, led by the Chief Compliance Officer, and approved by the Board of each Regulated Fund.

(c)          Approval of Potential Co-Investment Transactions
A Regulated Fund will enter into a Potential Co-Investment Transaction with one or more other Regulated Funds and/or Affiliated Funds only if, prior to the Regulated Fund’s participation in the Potential Co-Investment Transaction, the Required Majority approves it in accordance with the Conditions of this Order.

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9 The reason for any such adjustment to a proposed order amount will be documented in writing and preserved in the records of the Adviser.
10 The Adviser will maintain records of all proposed order amounts, Internal Orders and External Submissions in conjunction with Potential Co-Investment Transactions. The Adviser will provide the Eligible Directors with information concerning the Affiliated Funds’ and Regulated Funds’ order sizes to assist the Eligible Directors with their review of the applicable Regulated Fund’s investments for compliance with the Conditions.

8

A Regulated Fund may participate in Pro Rata Dispositions (defined below) and Pro Rata Follow-On Investments (defined below) without obtaining prior approval of the Required Majority in accordance with Conditions 6(c)(i) and 8(b)(i).

2.          Delayed Settlement
 All Regulated Funds and Affiliated Funds participating in a Co-Investment Transaction will invest at the same time, for the same price and with the same terms, conditions, class, registration rights and any other rights, so that none of them receives terms more favorable than any other. However, the settlement date for the Affiliated Fund in a Co-Investment Transaction may occur up to ten business days after the settlement date for a Regulated Fund, and vice versa. Nevertheless, in all cases, (i) the date on which the commitment of the Affiliated Funds and Regulated Funds is made will be the same even where the settlement date is not and (ii) the earliest settlement date and the latest settlement date of any Affiliated Fund or Regulated Fund participating in the transaction will occur within ten business days of each other.

3.          Permitted Follow-On Investments and Approval of Follow-On Investments
From time to time, the Regulated Funds and Affiliated Fund may have opportunities to make Follow-On Investments in an issuer in which a Regulated Fund and one or more other Regulated Funds and/or Affiliated Funds previously have invested and continue to hold an investment. If the Order is granted, Follow-On Investments will be made in a manner that, over time, is fair and equitable to all of the Regulated Funds and the Affiliated Fund and in accordance with the proposed procedures discussed above and with the Conditions of the Order.

 The Order would divide Follow-On Investments into two categories depending on whether the Regulated Funds and Affiliated Fund holding investments in the issuer previously participated in a Co-Investment Transaction with respect to the issuer and continue to hold any securities acquired in a Co-Investment Transaction for that issuer. If such Regulated Funds and Affiliated Fund have previously participated in a Co-Investment Transaction with respect to the issuer, then the terms and approval of the Follow-On Investment would be subject to the process discussed in Section III.A.3.a. below and governed by Condition 8. These Follow-On Investments are referred to as “Standard Review Follow-Ons.” If such Regulated Funds and Affiliated Fund have not previously participated in a Co-Investment Transaction with respect to the issuer, then the terms and approval of the Follow-On Investment would be subject to the “onboarding process” discussed in Section III.A.3.b. below and governed by Condition 9. These Follow-On Investments are referred to as “Enhanced Review Follow-Ons.”

(a)          Standard Review Follow-Ons
 A Regulated Fund may invest in Standard Review Follow-Ons either with the approval of the Required Majority using the procedures required under Condition 8(c) or, where certain additional requirements are met, without Board approval under Condition 8(b).

A Regulated Fund may participate in a Standard Review Follow-On without obtaining the prior approval of the Required Majority if it is (i) a Pro Rata Follow-On Investment or (ii) a Non-Negotiated Follow-On Investment.

A “Pro Rata Follow-On Investment” is a Follow-On Investment (i) in which the participation of each Affiliated Fund and each Regulated Fund is proportionate to its outstanding investments in the issuer or security, as appropriate, immediately preceding the Follow-On Investment, and (ii) in the case of a Regulated Fund, a majority of the Board has approved the Regulated Fund’s participation in the pro rata
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Follow-On Investments as being in the best interests of the Regulated Fund. The Regulated Fund’s Board may refuse to approve, or at any time rescind, suspend or qualify, its approval of Pro Rata Follow-On Investments, in which case all subsequent Follow-On Investments will be submitted to the Regulated Fund’s Eligible Directors in accordance with Condition 8(c).

A “Non-Negotiated Follow-On Investment” is a Follow-On Investment in which a Regulated Fund participates together with one or more Affiliated Funds and/or one or more other Regulated Funds (i) in which the only term negotiated by or on behalf of the funds is price and (ii) with respect to which, if the transaction were considered on its own, the funds would be entitled to rely on one of the JT No-Action Letters.

Applicants believe that these Pro Rata and Non-Negotiated Follow-On Investments do not present a significant opportunity for overreaching on the part of any Adviser and thus do not warrant the time or the attention of the Board. Pro Rata Follow-On Investments and Non-Negotiated Follow-On Investments remain subject to the Board’s periodic review in accordance with Condition 10.

(b)          Enhanced Review Follow-Ons
 One or more Regulated Funds and one or more Affiliated Funds holding Pre-Boarding Investments may have the opportunity to make a Follow-On Investment that is a Potential Co-Investment Transaction in an issuer with respect to which they have not previously participated in a Co-Investment Transaction. In these cases, the Regulated Funds and Affiliated Fund may rely on the Order to make such Follow-On Investment subject to the requirements of Condition 9. These enhanced review requirements constitute an “onboarding process” whereby Regulated Funds and Affiliated Fund may utilize the Order to participate in Co-Investment Transactions even though they already hold Pre-Boarding Investments. For a given issuer, the participating Regulated Funds and Affiliated Fund need to comply with these requirements only for the first Co-Investment Transaction. Subsequent Co-Investment Transactions with respect to the issuer will be governed by Condition 8 under the standard review process.

4.          Dispositions
 The Regulated Funds and each Affiliated Fund may be presented with opportunities to sell, exchange or otherwise dispose of securities in a transaction that would be prohibited by Rule 17d-1 or Section 57(a)(4), as applicable. If the Order is granted, such Dispositions will be made in a manner that, over time, is fair and equitable to all of the Regulated and Affiliated Funds and in accordance with procedures set forth in the proposed Conditions to the Order and discussed below.

The Order would divide these Dispositions into two categories: (i) if the Regulated Funds and the Affiliated Fund holding investments in the issuer have previously participated in a Co-Investment Transaction with respect to the issuer and continue to hold any securities acquired in a Co-Investment Transaction for such issuer, then the terms and approval of the Disposition (hereinafter referred to as “Standard Review Dispositions”) would be subject to the process discussed in Section III.A.4.a. below and governed by Condition 6; and (ii) if the Regulated Funds and Affiliated Fund have not previously participated in a Co-Investment Transaction with respect to the issuer, then the terms and approval of the Disposition (hereinafter referred to as “Enhanced Review Dispositions”) would be subject to the same “onboarding process” discussed in Section III.A.4.b. below and governed by Condition 7.
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(a)          Standard Review Dispositions
 A Regulated Fund may participate in a Standard Review Disposition either with the approval of the Required Majority using the standard procedures required under Condition 6(d) or, where certain additional requirements are met, without Board approval under Condition 6(c).

A Regulated Fund may participate in a Standard Review Disposition without obtaining the prior approval of the Required Majority if (i) the Disposition is a Pro Rata Disposition or (ii) the securities are Tradable Securities and the Disposition meets the other requirements of Condition 6(c)(ii).

A “Pro Rata Disposition” is a Disposition (i) in which the participation of each Affiliated Fund and each Regulated Fund is proportionate to its outstanding investment in the security subject to Disposition immediately preceding the Disposition; and (ii) in the case of a Regulated Fund, a majority of the Board has approved the Regulated Fund’s participation in pro rata Dispositions as being in the best interests of the Regulated Fund. The Regulated Fund’s Board may refuse to approve, or at any time rescind, suspend or qualify, their approval of Pro Rata Dispositions, in which case all subsequent Dispositions will be submitted to the Regulated Fund’s Eligible Directors.

In the case of a Tradable Security, approval of the Required Majority is not required for the Disposition if: (x) the Disposition is not to the issuer or any affiliated person of the issuer;11 and (y) the security is sold for cash in a transaction in which the only term negotiated by or on behalf of the participating Regulated Funds and Affiliated Fund is price. Pro Rata Dispositions and Dispositions of a Tradable Security remain subject to the Board’s periodic review in accordance with Condition 10.

(b)          Enhanced Review Dispositions
 One or more Regulated Funds and one or more Affiliated Funds that have not previously participated in a Co-Investment Transaction with respect to an issuer may have the opportunity to make a Disposition of Pre-Boarding Investments in a Potential Co-Investment Transaction. In these cases, the Regulated Funds and Affiliated Fund may rely on the Order to make such Disposition subject to the requirements of Condition 7. As discussed above, with respect to investment in a given issuer, the participating Regulated Funds and Affiliated Fund need only complete the onboarding process for the first Co-Investment Transaction, which may be an Enhanced Review Follow-On or an Enhanced Review Disposition.12 Subsequent Co-Investment Transactions with respect to the issuer will be governed by Condition 6 or 8 under the standard review process.

5.          Use of Wholly-Owned Investment Subs
           A Regulated Fund may, from time to time, form one or more Wholly-Owned Investment Subs. Such a subsidiary may be prohibited from investing in a Co-Investment Transaction with a Regulated

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11 In the case of a Tradable Security, Dispositions to the issuer or an affiliated person of the issuer are not permitted so that funds participating in the Disposition do not benefit to the detriment of Regulated Funds that remain invested in the issuer. For example, if a Disposition of a Tradable Security were permitted to be made to the issuer, the issuer may be reducing its short term assets (i.e., cash) to pay down long term liabilities.
12 However, with respect to an issuer, if a Regulated Fund’s first Co-Investment Transaction is an Enhanced Review Disposition, and the Regulated Fund does not dispose of its entire position in the Enhanced Review Disposition, then before such Regulated Fund may complete its first Standard Review Follow-On in such issuer, the Eligible Directors must review the proposed Follow-On Investment not only on a stand-alone basis but also in relation to the total economic exposure in such issuer (i.e., in combination with the portion of the Pre-Boarding Investment not disposed of in the Enhanced Review Disposition), and the other terms of the investments. This additional review is required because such findings were not required in connection with the prior Enhanced Review Disposition, but they would have been required had the first Co-Investment Transaction been an Enhanced Review Follow-On.
11

Fund (other than its parent) or any Affiliated Fund because it would be a company controlled by its parent Regulated Fund for purposes of Section 57(a)(4) and Rule 17d-1. Applicants request that each Wholly-Owned Investment Sub be permitted to participate in Co-Investment Transactions in lieu of the applicable parent Regulated Fund that owns it and that the Wholly-Owned Investment Sub’s participation in any such transaction be treated, for purposes of the Order, as though the parent Regulated Fund were participating directly.

B.	Applicable Law
1.          Section 17(d) and Section 57(a)(4)
Section 17(d) of the Act generally prohibits an affiliated person (as defined in Section 2(a)(3) of the Act), or an affiliated person of such affiliated person, of a registered investment company acting as principal, from effecting any transaction in which the registered investment company is a joint or a joint and several participant, in contravention of such rules as the Commission may prescribe for the purpose of limiting or preventing participation by the registered investment company on a basis different from or less advantageous than that of such other participant.

Similarly, with regard to BDCs, Section 57(a)(4) prohibits certain persons specified in Section 57(b) from participating in a joint transaction with the BDC, or a company controlled by the BDC in contravention of rules as prescribed by the Commission. In particular Section 57(a)(4) applies to:
●	Any director, officer, employee, or member of an advisory board of a BDC or any person (other than the BDC itself) who is an affiliated person of the forgoing pursuant to Section 2(a)(3)(C); or

●
Any investment adviser or promoter of, general partner in, principal underwriter for, or person directly or indirectly either controlling, controlled by, or under common control with, a BDC (except the BDC itself and any person who, if it were not directly or indirectly controlled by the BDC, would not be directly or indirectly under the control of a person who controls the BDC);[13] or any person who is an affiliated person of any of the forgoing within the meaning of Section 2(a)(3)(C) or (D).

Section 2(a)(3)(C) defines an “affiliated person” of another person to include any person directly or indirectly controlling, controlled by, or under common control with, such other person. Section 2(a)(3)(D) defines “any officer, director, partner, copartner, or employee” of an affiliated person as an affiliated person. Section 2(a)(9) defines “control” as the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with that company. Under Section 2(a)(9) a person who beneficially owns, either directly or through one or more controlled companies, more than 25% of the voting securities of a company is presumed to control such company. The Commission and its staff have indicated on a number of occasions their belief that an investment adviser that provides discretionary investment management services to a fund and that sponsored, selected the initial directors, and provides administrative or other non-advisory services to the fund, controls such fund, absent compelling evidence to the contrary.14

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13 Also excluded from this category by Rule 57b-1 is any person who would otherwise be included (a) solely because that person is directly or indirectly controlled by a BDC, or (b) solely because that person is, within the meaning of Section 2(a)(3)(C) or (D), an affiliated person of a person described in (a) above.
14 See, e.g., SEC Rel. No. IC-4697 (Sept. 8, 1966) (“For purposes of Section 2(a)(3)(C), affiliation based upon control would depend on the facts of the given situation, including such factors as extensive interlocks of officers, directors or key personnel, common investment advisers or underwriters, etc.”); Lazard Freres Asset Management, SEC No-Action Letter (pub. avail. Jan. 10, 1997) (“While, in some circumstances, the nature of an advisory
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2.          Rule 17d-1
Rule 17d-1 generally prohibits an affiliated person (as defined in Section 2(a)(3)), or an affiliated person of such affiliated person, of a registered investment company acting as principal, from effecting any transaction in which the registered investment company, or a company controlled by such registered company, is a joint or a joint and several participant, in contravention of such rules as the Commission may prescribe for the purpose of limiting or preventing participation by the registered investment company on a basis different from or less advantageous than that of such first or second tier affiliate. Rule 17d-1 generally prohibits participation by a registered investment company and an affiliated person (as defined in Section 2(a)(3)) or principal underwriter for that investment company, or an affiliated person of such affiliated person or principal underwriter, in any “joint enterprise or other joint arrangement or profit-sharing plan,” as defined in the rule, without prior approval by the Commission by order upon application.

Rule 17d-1 was promulgated by the Commission pursuant to Section 17(d) and made applicable to persons subject to Sections 57(a) and (d) by Section 57(i) to the extent specified therein. Section 57(i) provides that, until the Commission prescribes rules under Sections 57(a) and (d), the Commission’s rules under Section 17(d) applicable to registered closed-end investment companies will be deemed to apply to persons subject to the prohibitions of Section 57(a) or (d). Because the Commission has not adopted any rules under Section 57(a) or (d), Rule 17d-1 applies to persons subject to the prohibitions of Section 57(a) or (d).

Applicants seek relief pursuant to Rule 17d-1, which permits the Commission to authorize joint transactions upon application. In passing upon applications filed pursuant to Rule 17d-1, the Commission is directed by Rule 17d-1(b) to consider whether the participation of a registered investment company or controlled company thereof in the joint enterprise or joint arrangement under scrutiny is consistent with provisions, policies and purposes of the Act and the extent to which such participation is on a basis different from or less advantageous than that of other participants.

The Commission has stated that Section 17(d), upon which Rule 17d-1 is based, and upon which Section 57(a)(4) was modeled, was designed to protect investment companies from self-dealing and overreaching by insiders. The Commission has also taken notice that there may be transactions subject to these prohibitions that do not present the dangers of overreaching.15 The Court of Appeals for the Second Circuit has enunciated a like rationale for the purpose behind Section 17(d): “The objective of [Section] 17(d)…is to prevent…injuring the interest of stockholders of registered investment companies by causing the company to participate on a basis different from or less advantageous than that of such other participants.”16 Furthermore, Congress acknowledged that the protective system established by the enactment of Section 57 is “similar to that applicable to registered investment companies under Section 17, and rules thereunder, but is modified to address concerns relating to unique characteristics presented by business development companies.”17

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relationship may give an adviser control over its client’s management or policies, whether an investment company and another entity are under common control is a factual question…”).
15 See Protecting Investors: A Half-Century of Investment Company Regulation, 1504 Fed. Sec. L. Rep., Extra Edition (May 29, 1992) at 488 et seq.
16 Securities and Exchange Commission v. Talley Industries, Inc., 399 F.2d 396, 405 (2d Cir. 1968), cert. denied, 393 U.S. 1015 (1969).
17 H.Rep. No. 96-1341, 96th Cong., 2d Sess. 45 (1980) reprinted in 1980 U.S.C.C.A.N. 4827.
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Applicants believe that the Conditions would ensure that the conflicts of interest that Section 17(d) and Section 57(a)(4) were designed to prevent would be addressed and the standards for an order under Rule 17d-1 and Section 57(i) would be met.

C.	Need for Relief
Co-Investment Transactions are prohibited by either or both of Rule 17d-1 and Section 57(a)(4) without a prior exemptive order of the Commission to the extent that the Affiliated Funds and the Regulated Funds participating in such transactions fall within the category of persons described by Rule 17d-1 and/or Section 57(b), as modified by Rule 57b-1 thereunder, as applicable, vis-à-vis each participating Regulated Fund.

Each of the participating Regulated Funds and Affiliated Funds may be deemed to be affiliated persons vis-à-vis a Regulated Fund within the meaning of Section 2(a)(3) by reason of common control because (i) Adviser manages, and may be deemed to control, the Existing Affiliated Funds and any other Affiliated Fund will be managed by, and may be deemed to be controlled by, an Adviser to Affiliated Funds; (ii) Adviser is the investment adviser to, and may be deemed to control, the Fund and an Adviser to the Regulated Funds will be the investment adviser to, and may be deemed to control, any Future Regulated Fund; and (iii) any Adviser to Affiliated Funds and any Adviser to Regulated Funds are under common control. Thus, each of the Affiliated Funds could be deemed to be a person related to the Regulated Funds in a manner described by Section 57(b) and related to the other Regulated Funds in a manner described by Rule 17d-1; and therefore the prohibitions of Rule 17d-1 and Section 57(a)(4) would apply respectively to prohibit the Affiliated Funds from participating in Co-Investment Transactions with the Regulated Funds.

In addition, because the Cypress Creek Proprietary Accounts are controlled by the Adviser or its affiliates and, therefore, may be under common control with the Fund, any future Adviser, and any Future Regulated Funds, the Cypress Creek Proprietary Accounts could be deemed to be persons related to the Regulated Funds (or a company controlled by the Regulated Funds) in a manner described by Section 57(b) and also prohibited from participating in the Co-Investment Program. Each Regulated Fund would also be related to each other Regulated Fund in a manner described by 57(b) or rule 17d-1, as applicable, and thus prohibited from participating in Co-Investment Transactions with each other.

D.	Precedents
The Commission has issued numerous exemptive orders under the Act permitting registered investment companies and BDCs to co-invest with affiliated persons.18 Although the various precedents
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18 See, e.g., Pomona Investment Fund, et al. (File No. 812-15218) Investment Company Act Rel. Nos. 34374 (September 14, 2021) (notice) and 34398 (October 13, 2021) (order); Hamilton Lane Private Assets Fund, et al. (File No. 812-15099) Investment Company Act Rel. Nos. 34182 (January 28, 2021) (notice) and 34201 (February 23, 2021) (order); AB Private Credit Investors Corp., et al. (File No. 812-14925) Investment Company Act Rel. Nos. 33152 (July 9, 2018) (notice) and 33191 (August 6, 2018) (order); Blackstone / GSO Floating Rate Enhanced Income Fund, et al. (File No. 812-14835) Investment Company Act Rel. Nos. 33149 (July 6, 2018) (notice) and 33186 (July 31,2018); Benefit Street Partners BDC, Inc., et al. (File No. 812-14601) Investment Company Act Rel. Nos. 33068 (April 6, 2018) (notice) and 33090 (May 1, 2018) (order); Triloma EIG Energy Income Fund, et al. (File No. 812-14848) Investment Company Act Rel. Nos. 33047 (March 14, 2018) (notice) and 33070 (April 10, 2018) (order); Corporate Capital Trust, Inc., et al. (File No. 812-14882) Investment Company Act Rel. Nos. 33043 (March 8, 2018) (notice) and 33064 (April 3, 2018) (order); Alcentra Capital Corporation, et al. (File No. 812-14760) Investment Company Act Rel. Nos. 33038 (February 28, 2018) (notice) and 33059 (March 27, 2018) (order); TriplePoint Venture Growth BDC Corp., et al. (File No. 812-14773) Investment Company Act Rel. Nos. 33037 (February 28, 2018) (notice) and 33060 (March 28, 2018) (order); Bain Capital Specialty Finance, Inc., et al. (File No. 812-14766) Investment Company Act Rel. Nos. 33031 (February 23, 2018) (notice) and 33051 (March 22,
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involved somewhat different formulae, the Commission has accepted, as a basis for relief from the prohibitions on joint transactions, use of allocation and approval procedures to protect the interests of investors in BDCs and registered investment companies. Applicants submit that the allocation procedures set forth in the Conditions for relief are consistent with and expand the range of investor protections found in the orders we cite.

The Commission also has issued orders extending co-investment relief to proprietary accounts.19

IV.          STATEMENT IN SUPPORT OF RELIEF REQUESTED
 In accordance with Rule 17d-1 (made applicable to transactions subject to Section 57(a) by Section 57(i)), the Commission may grant the requested relief as to any particular joint transaction if it finds that the participation of the Regulated Funds in the joint transaction is consistent with the provisions, policies and purposes of the Act and is not on a basis different from or less advantageous than that of other participants. Applicants submit that allowing the Co-Investment Transactions described in this Application is justified on the basis of (i) the potential benefits to the Regulated Funds and the shareholders thereof and (ii) the protections found in the Conditions.

As required by Rule 17d-1(b), the Conditions ensure that the terms on which Co-Investment Transactions may be made will be consistent with the participation of the Regulated Funds being on a basis that it is neither different from nor less advantageous than other participants, thus protecting the equity holders of any participant from being disadvantaged. The Conditions ensure that all Co-Investment Transactions are reasonable and fair to the Regulated Funds and their shareholders and do not involve overreaching by any person concerned, including the Adviser.

A.	Potential Benefits
In the absence of the relief sought hereby, in many circumstances, the Regulated Funds would be limited in their ability to participate in attractive and appropriate investment opportunities. Section 17(d), Section 57(a)(4) and Rule 17d-1 should not prevent BDCs and registered closed-end investment companies from making investments that are in the best interests of their shareholders.

Each Regulated Fund and its shareholders will benefit from the ability to participate in Co-Investment Transactions. The Board, including the Required Majority, of each Regulated Fund will determine that it is in the best interests of the Regulated Fund to participate in Co-Investment Transactions because, among other matters, (i) the Regulated Fund should be able to participate in a
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2018) (order); Guggenheim Credit Income Fund, et al. (File No. 812-14831) Investment Company Act Rel. Nos. 32960 (January 3, 2018) (notice) and 32996 (January 30, 2018) (order); TCG BDC, Inc., et al. (File No. 812-14798) Investment Company Act Rel. Nos. 32945 (December 20, 2017) (notice) and 32969 (January 17, 2018) (order); BlackRock Capital Investment Corporation, et al. (File No. 812-14582) Investment Company Act Rel. Nos. 32943 (December 19, 2017) (notice) and 32968 (January 16, 2018) (order).
19 See Stellus Capital Investment Corporation, et al. (File No. 812-14855) Investment Company Act Rel Nos. 33289 (Nov. 6, 2018) (notice) and 33316 (Dec. 4, 2018) (order); Blackstone / GSO Floating Rate Enhanced Income Fund, et al. (File No. 812-14835) Investment Company Act Rel. Nos. 33149 (July 6, 2018) (notice) and 33186 (July 31,2018); Corporate Capital Trust, Inc., et al. (File No. 812-14882) Inv. Co. Act Rel. Nos. 33043 (March 8, 2018) (notice) and 33064 (April 3, 2018) (order); TriplePoint Venture Growth BDC Corp., et al. (File No. 812-14773) Investment Company Act Rel. Nos. 33037 (February 28, 2018) (notice) and 33060 (March 28, 2018) (order); TCG BDC, Inc., et al. (File No. 812-14798) Investment Company Act Rel. Nos. 32945 (December 20, 2017) (notice) and 32969 (January 17, 2018) (order); Medley Capital Corporation, et al. (File No. 812-14778) Investment Company Act Rel. Nos. 32809 (September 8, 2017) (notice) and 32850 (October 4, 2017) (order); and Harvest Capital Credit Corporation, et al. (File No. 812-14365) Investment Company Act Rel. No. 31860 (October 5, 2015) (notice) and 31930 (December 10, 2015) (order).
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larger number and greater variety of transactions; (ii) the Regulated Fund should be able to participate in larger transactions; (iii) the Regulated Fund should be able to participate in all opportunities approved by a Required Majority or otherwise permissible under the Order rather than risk underperformance through rotational allocation of opportunities among the Regulated Funds; (iv) the Regulated Fund and any other Regulated Funds participating in the proposed investment should have greater bargaining power, more control over the investment and less need to bring in other external investors or structure investments to satisfy the different needs of external investors; (v) the Regulated Fund should be able to obtain greater attention and better deal flow from investment bankers and others who act as sources of investments; and (vi) the Conditions are fair to the Regulated Funds and their shareholders.

B.	Protective Representations
The Conditions ensure that the proposed Co-Investment Transactions are consistent with the protection of each Regulated Fund’s shareholders and with the purposes intended by the policies and provisions of the Act. Specifically, the Conditions incorporate the following critical protections: (i) all Regulated Funds participating in the Co-Investment Transactions will invest at the same time (except that, subject to the limitations in the Conditions, the settlement date for an Affiliated Fund in a Co-Investment Transaction may occur up to ten business days after the settlement date for the Regulated Fund, and vice versa), for the same price and with the same terms, conditions, class, registration rights and any other rights, so that none of them receives terms more favorable than any other; (ii) a Required Majority of each Regulated Fund must approve various investment decisions (not including transactions completed on a pro rata basis pursuant to Conditions 6(c)(i) and 8(b)(i) or otherwise not requiring Board approval) with respect to such Regulated Fund in accordance with the Conditions; and (iii) the Regulated Funds are required to retain and maintain certain records.

Applicants believe that participation by the Regulated Funds in Pro Rata Follow-On Investments and Pro Rata Dispositions, as provided in Conditions 6(c)(i) and 8(b)(i), is consistent with the provisions, policies and purposes of the Act and will not be made on a basis different from or less advantageous than that of other participants. A formulaic approach, such as pro rata investment or disposition eliminates the possibility for overreaching and unnecessary prior review by the Board. Applicants note that the Commission has adopted a similar pro rata approach in the context of Rule 23c-2, which relates to the redemption by a closed-end investment company of less than all of a class of its securities, indicating the general fairness and lack of overreaching that such approach provides.

Applicants also believe that the participation by the Regulated Funds in Non-Negotiated Follow-On Investments and in Dispositions of Tradable Securities without the approval of a Required Majority is consistent with the provisions, policies and purposes of the Act as there is no opportunity for overreaching by affiliates.

If an Adviser, its principals, or any person controlling, controlled by, or under common control with the Adviser or its principals, and the Affiliated Fund (collectively, the “Holders”) own in the aggregate more than 25 percent of the outstanding voting shares of a Regulated Fund (the “Shares”), then the Holders will vote such Shares as required under Condition 15.

Applicants believe that this condition will ensure that the Independent Trustees will act independently in evaluating Co-Investment Transactions, because the ability of an Adviser or its principals to influence the Independent Trustees by a suggestion, explicit or implied, that the Independent Trustees can be removed if desired by the Holders will be limited significantly. The Independent Trustees shall evaluate and approve any independent party, taking into account its qualifications, reputation for independence, cost to the shareholders, and other factors that they deem relevant.
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In sum, Applicants believe that the Conditions would ensure that each Regulated Fund that participates in any type of Co-Investment Transaction does not participate on a basis different from, or less advantageous than, that of such other participants for purposes of Section 17(d) or Section 57(a)(4) and the Rules under the Act. As a result, Applicants believe that the participation of the Regulated Funds in Co-Investment Transactions in accordance with the Conditions would be consistent with the provisions, policies, and purposes of the Act, and would be done in a manner that was not different from, or less advantageous than, the other participants.
C.	Conditions
Applicants agree that any Order granting the requested relief shall be subject to the following Conditions:

1.          Identification and Referral of Potential Co-Investment Transactions
(a)          The Adviser will establish, maintain and implement policies and procedures reasonably designed to ensure that each Adviser is promptly notified of all Potential Co-Investment Transactions that fall within the then-current Objectives and Strategies and Board-Established Criteria of any Regulated Fund the Adviser manages.
(b)          When an Adviser to a Regulated Fund is notified of a Potential Co-Investment Transaction under Condition 1(a), the Adviser will make an independent determination of the appropriateness of the investment for the Regulated Fund in light of the Regulated Fund’s then-current circumstances.
2.          Board Approvals of Co-Investment Transactions
(a)          If an Adviser deems a Regulated Fund’s participation in any Potential Co-Investment Transaction to be appropriate for the Regulated Fund, it will then determine an appropriate level of investment for the Regulated Fund.
(b)          If the aggregate amount recommended by the Adviser to be invested in the Potential Co-Investment Transaction by the participating Regulated Funds and any participating Affiliated Fund, collectively, exceeds the amount of the investment opportunity, the investment opportunity will be allocated among them pro rata based on the size of the Internal Orders, as described in Section III.A.1.b. above. Each Adviser to a participating Regulated Fund will promptly notify and provide the Eligible Directors with information concerning the Affiliated Fund’s and Regulated Funds’ order sizes to assist the Eligible Directors with their review of the applicable Regulated Fund’s investments for compliance with these Conditions.
(c)          After making the determinations required in Condition 1(b) above, each Adviser to a participating Regulated Fund will distribute written information concerning the Potential Co-Investment Transaction (including the amount proposed to be invested by each participating Regulated Fund and each participating Affiliated Fund) to the Eligible Directors of its participating Regulated Fund(s) for their consideration. A Regulated Fund will enter into a Co-Investment Transaction with one or more other Regulated Funds or the Affiliated Fund only if, prior to the Regulated Fund’s participation in the Potential Co-Investment Transaction, a Required Majority concludes that:
(i) the terms of the transaction, including the consideration to be paid, are reasonable and fair to the Regulated Fund and its shareholders and do not involve overreaching in respect of the Regulated Fund or its shareholders on the part of any person concerned;

(ii) the transaction is consistent with:
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(A) the interests of the Regulated Fund’s shareholders; and

(B) the Regulated Fund’s then-current Objectives and Strategies;

(iii) the investment by any other Regulated Fund(s) or Affiliated Fund(s) would not disadvantage the Regulated Fund, and participation by the Regulated Fund would not be on a basis different from, or less advantageous than, that of any other Regulated Fund(s) or Affiliated Fund(s) participating in the transaction; provided that the Required Majority shall not be prohibited from reaching the conclusions required by this Condition 2(c)(iii) if:

(A)  the settlement date for another Regulated Fund or an Affiliated Fund in a Co-Investment Transaction is later than the settlement date for the Regulated Fund by no more than ten business days or earlier than the settlement date for the Regulated Fund by no more than ten business days, in either case, so long as: (x) the date on which the commitment of the Affiliated Fund and Regulated Funds is made is the same; and (y) the earliest settlement date and the latest settlement date of any Affiliated Fund or Regulated Fund participating in the transaction will occur within ten business days of each other; or

(B) any other Regulated Fund or Affiliated Fund, but not the Regulated Fund itself, gains the right to nominate a director for election to a portfolio company’s board of directors, the right to have a board observer or any similar right to participate in the governance or management of the portfolio company so long as: (x) the Eligible Directors will have the right to ratify the selection of such director or board observer, if any; (y) the Adviser agrees to, and does, provide periodic reports to the Regulated Fund’s Board with respect to the actions of such director or the information received by such board observer or obtained through the exercise of any similar right to participate in the governance or management of the portfolio company; and (z) any fees or other compensation that any other Regulated Fund or Affiliated Fund or any affiliated person of any other Regulated Fund or Affiliated Fund receives in connection with the right of one or more Regulated Funds or Affiliated Funds to nominate a director or appoint a board observer or otherwise to participate in the governance or management of the portfolio company will be shared proportionately among any participating Affiliated Funds (who may, in turn, share their portion with their affiliated persons) and any participating Regulated Fund(s) in accordance with the amount of each such party’s investment; and

(iv) the proposed investment by the Regulated Fund will not involve compensation, remuneration or a direct or indirect20 financial benefit to the Adviser, any other Regulated Fund, the Affiliated Fund or any affiliated person of any of them (other than the parties to the Co-Investment Transaction), except (A) to the extent permitted by Condition 14, (B) to the extent permitted by Section 17(e) or 57(k), as applicable, (C) indirectly, as a result of an interest in the securities issued by one of the parties to the Co-Investment Transaction, or (D) in the case of fees or other compensation described in Condition 2(c)(iii)(B)(z).

3.          Right to Decline. Each Regulated Fund has the right to decline to participate in any Potential Co-Investment Transaction or to invest less than the amount proposed.

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20 For example, procuring the Regulated Fund’s investment in a Potential Co-Investment Transaction to permit an affiliate to complete or obtain better terms in a separate transaction would constitute an indirect financial benefit.
18

4.          General Limitation. Except for Follow-On Investments made in accordance with Conditions 8 and 9 below,21 a Regulated Fund will not invest in reliance on the Order in any issuer in which a Related Party has an investment.
5.          Same Terms and Conditions. A Regulated Fund will not participate in any Potential Co-Investment Transaction unless (i) the terms, conditions, price, class of securities to be purchased, date on which the commitment is entered into and registration rights (if any) will be the same for each participating Regulated Fund and Affiliated Fund and (ii) the earliest settlement date and the latest settlement date of any participating Regulated Fund or Affiliated Fund will occur as close in time as practicable and in no event more than ten business days apart. The grant to one or more Regulated Funds or Affiliated Funds, but not the respective Regulated Fund, of the right to nominate a director for election to a portfolio company’s board of directors, the right to have an observer on the board of directors or similar rights to participate in the governance or management of the portfolio company will not be interpreted so as to violate this Condition 5, if Condition 2(c)(iii)(B) is met.
6.          Standard Review Dispositions.
(a)          General. If any Regulated Fund or Affiliated Fund elects to sell, exchange or otherwise dispose of an interest in a security and one or more Regulated Funds and Affiliated Funds have previously participated in a Co-Investment Transaction with respect to the issuer, then:
(i) the Adviser to such Regulated Fund or Affiliated Fund22 will notify each Regulated Fund that holds an investment in the issuer of the proposed Disposition at the earliest practical time; and

(ii) the Adviser to each Regulated Fund that holds an investment in the issuer will formulate a recommendation as to participation by such Regulated Fund in the Disposition.

(b)          Same Terms and Conditions. Each Regulated Fund will have the right to participate in such Disposition on a proportionate basis, at the same price and on the same terms and conditions as those applicable to the Affiliated Fund and any other Regulated Fund.
(c)          No Board Approval Required. A Regulated Fund may participate in such a Disposition without obtaining prior approval of the Required Majority if:
(i) (A) the participation of each Regulated Fund and Affiliated Fund in such Disposition is proportionate to its then-current holding of the security (or securities) of the issuer that is (or are) the subject of the Disposition;23 (B) the Board of the Regulated Fund has approved as being in the best interests of the Regulated Fund the ability to participate in such Dispositions on a pro rata basis (as described in greater detail in the Application); and (C) the Board of the Regulated Fund is provided on a quarterly basis with a list of all Dispositions made in accordance with this Condition; or

(ii) each security is a Tradable Security and (A) the Disposition is not to the issuer or any affiliated person of the issuer; and (B) the security is sold for cash in a transaction in which
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21 This exception applies only to Follow-On Investments by a Regulated Fund in issuers in which that Regulated Fund already holds investments.
22 Any Cypress Creek Proprietary Account that is not advised by the Adviser is itself deemed to be an Adviser for purposes of Conditions 6(a)(i), 7(a)(i), 8(a)(i), and 9(a)(i).
23 In the case of any Disposition, proportionality will be measured by each participating Regulated Fund’s and Affiliated Fund’s outstanding investment in the security in question immediately preceding the Disposition.
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the only term negotiated by or on behalf of the participating Regulated Funds and Affiliated Funds is price.

(d)          Standard Board Approval. In all other cases, the Adviser will provide its written recommendation as to the Regulated Fund’s participation to the Eligible Directors and the Regulated Fund will participate in such Disposition solely to the extent that a Required Majority determines that it is in the Regulated Fund’s best interests.
7.          Enhanced Review Dispositions.
(a)          General. If any Regulated Fund or Affiliated Fund elects to sell, exchange or otherwise dispose of a Pre-Boarding Investment in a Potential Co-Investment Transaction and the Regulated Funds and Affiliated Fund have not previously participated in a Co-Investment Transaction with respect to the issuer:
(i) the Adviser to such Regulated Fund or Affiliated Fund will notify each Regulated Fund that holds an investment in the issuer of the proposed Disposition at the earliest practical time;

(ii) the Adviser to each Regulated Fund that holds an investment in the issuer will formulate a recommendation as to participation by such Regulated Fund in the Disposition; and

(iii) the Adviser will provide to the Board of each Regulated Fund that holds an investment in the issuer all information relating to the existing investments in the issuer of the Regulated Funds and Affiliated Fund, including the terms of such investments and how they were made, that is necessary for the Required Majority to make the findings required by this Condition.

(b)          Enhanced Board Approval. The Adviser will provide its written recommendation as to the Regulated Fund’s participation to the Eligible Directors, and the Regulated Fund will participate in such Disposition solely to the extent that a Required Majority determines that:
(i) the Disposition complies with Condition 2(c)(i), (ii), (iii)(A), and (iv); and

(ii) the making and holding of the Pre-Boarding Investments were not prohibited by Section 57 or Rule 17d-1, as applicable, and records the basis for the finding in the Board minutes.

(c)          Additional Requirements: The Disposition may only be completed in reliance on the Order if:
(i) Same Terms and Conditions. Each Regulated Fund has the right to participate in such Disposition on a proportionate basis, at the same price and on the same terms and Conditions as those applicable to the Affiliated Fund and any other Regulated Fund;

(ii) Original Investments. All of the Affiliated Fund’s and Regulated Funds’ investments in the issuer are Pre-Boarding Investments;

(iii) Advice of counsel. Independent counsel to the Board advises that the making and holding of the investments in the Pre-Boarding Investments were not prohibited by Section 57 (as modified by Rule 57b-1) or Rule 17d-1, as applicable;

(iv) Multiple Classes of Securities. All Regulated Funds and Affiliated Funds that hold Pre-Boarding Investments in the issuer immediately before the time of completion of the Co-Investment Transaction hold the same security or securities of the issuer. For the purpose of
20

determining whether the Regulated Funds and Affiliated Fund hold the same security or securities, they may disregard any security held by some but not all of them if, prior to relying on the Order, the Required Majority is presented with all information necessary to make a finding, and finds, that: (x) any Regulated Fund’s or Affiliated Fund’s holding of a different class of securities (including for this purpose a security with a different maturity date) is immaterial24 in amount, including immaterial relative to the size of the issuer; and (y) the Board records the basis for any such finding in its minutes. In addition, securities that differ only in respect of issuance date, currency, or denominations may be treated as the same security; and

(v) No control. The Affiliated Fund, the other Regulated Funds and their affiliated persons (within the meaning of Section 2(a)(3)(C) of the Act), individually or in the aggregate, do not control the issuer of the securities (within the meaning of Section 2(a)(9) of the Act).

8.          Standard Review Follow-Ons.
(a)          General. If any Regulated Fund or Affiliated Fund desires to make a Follow-On Investment in an issuer and the Regulated Funds and Affiliated Fund holding investments in the issuer previously participated in a Co-Investment Transaction with respect to the issuer:
(i) the Adviser to each such Regulated Fund or Affiliated Fund will notify each Regulated Fund that holds securities of the portfolio company of the proposed transaction at the earliest practical time; and

(ii) the Adviser to each Regulated Fund that holds an investment in the issuer will formulate a recommendation as to the proposed participation, including the amount of the proposed investment, by such Regulated Fund.

(b)          No Board Approval Required. A Regulated Fund may participate in the Follow-On Investment without obtaining prior approval of the Required Majority if:
(i) (A) the proposed participation of each Regulated Fund and each Affiliated Fund in such investment is proportionate to its outstanding investments in the issuer or the security at issue, as appropriate,25 immediately preceding the Follow-On Investment; and (B) the Board of the Regulated Fund has approved as being in the best interests of the Regulated Fund the ability to participate in Follow-On Investments on a pro rata basis (as described in greater detail in this Application); or

(ii) it is a Non-Negotiated Follow-On Investment.
______________________________
24 In determining whether a holding is “immaterial” for purposes of the Order, the Required Majority will consider whether the nature and extent of the interest in the transaction or arrangement is sufficiently small that a reasonable person would not believe that the interest affected the determination of whether to enter into the transaction or arrangement or the terms of the transaction or arrangement.
25 To the extent that a Follow-On Investment opportunity is in a security or arises in respect of a security held by the participating Regulated Funds and any Affiliated Fund, proportionality will be measured by each participating Regulated Fund’s and Affiliated Fund’s outstanding investment in the security in question immediately preceding the Follow-On Investment using the most recent available valuation thereof. To the extent that a Follow-On Investment opportunity relates to an opportunity to invest in a security that is not in respect of any security held by any of the participating Regulated Funds or any Affiliated Fund, proportionality will be measured by each participating Regulated Fund’s and Affiliated Fund’s outstanding investment in the issuer immediately preceding the Follow-On Investment using the most recent available valuation thereof.
21

(c)          Standard Board Approval. In all other cases, the Adviser will provide its written recommendation as to the Regulated Fund’s participation to the Eligible Directors and the Regulated Fund will participate in such Follow-On Investment solely to the extent that a Required Majority makes the determinations set forth in Condition 2(c). If the only previous Co-Investment Transaction with respect to the issuer was an Enhanced Review Disposition the Eligible Directors must complete this review of the proposed Follow-On Investment both on a stand-alone basis and together with the Pre-Boarding Investments in relation to the total economic exposure and other terms of the investment.
(d)          Allocation. If, with respect to any such Follow-On Investment:
(i) the amount of the opportunity proposed to be made available to any Regulated Fund is not based on the Regulated Funds’ and the Affiliated Fund’s outstanding investments in the issuer or the security at issue, as appropriate, immediately preceding the Follow-On Investment; and

(ii) the aggregate amount recommended by the Adviser to be invested in the Follow-On Investment by the participating Regulated Funds and any participating Affiliated Fund, collectively, exceeds the amount of the investment opportunity, then the Follow-On Investment opportunity will be allocated among them pro rata based on the size of the Internal Orders, as described in Section III.A.1.b. above.

(e)          Other Conditions. The acquisition of Follow-On Investments as permitted by this Condition will be considered a Co-Investment Transaction for all purposes and subject to the other Conditions set forth in this application.
9.          Enhanced Review Follow-Ons.
(a)          General. If any Regulated Fund or Affiliated Fund desires to make a Follow-On Investment in an issuer that is a Potential Co-Investment Transaction and the Regulated Funds and any Affiliated Fund holding investments in the issuer have not previously participated in a Co-Investment Transaction with respect to the issuer:

(i) the Adviser to each such Regulated Fund or Affiliated Fund will notify each Regulated Fund that holds securities of the portfolio company of the proposed transaction at the earliest practical time;

(ii) the Adviser to each Regulated Fund that holds an investment in the issuer will formulate a recommendation as to the proposed participation, including the amount of the proposed investment, by such Regulated Fund; and

(iii) the Adviser will provide to the Board of each Regulated Fund that holds an investment in the issuer all information relating to the existing investments in the issuer of the Regulated Funds and Affiliated Fund, including the terms of such investments and how they were made, that is necessary for the Required Majority to make the findings required by this Condition.

(b)          Enhanced Board Approval. The Adviser will provide its written recommendation as to the Regulated Fund’s participation to the Eligible Directors, and the Regulated Fund will participate in such Follow-On Investment solely to the extent that a Required Majority reviews the proposed Follow-On Investment both on a stand-alone basis and together with the Pre-Boarding Investments in relation to the total economic exposure and other terms and makes the determinations set forth in Condition 2(c). In addition, the Follow-On Investment may only be completed in reliance on the Order if the Required Majority of each participating Regulated Fund determines that the making and
22

holding of the Pre-Boarding Investments were not prohibited by Section 57 (as modified by Rule 57b-1) or Rule 17d-1, as applicable. The basis for the Board’s findings will be recorded in its minutes.
(c)          Additional Requirements. The Follow-On Investment may only be completed in reliance on the Order if:
(i) Original Investments. All of the Affiliated Fund’s and Regulated Funds’ investments in the issuer are Pre-Boarding Investments;

(ii) Advice of counsel. Independent counsel to the Board advises that the making and holding of the investments in the Pre-Boarding Investments were not prohibited by Section 57 (as modified by Rule 57b-1) or Rule 17d-1, as applicable;

(iii) Multiple Classes of Securities. All Regulated Funds and Affiliated Funds that hold Pre-Boarding Investments in the issuer immediately before the time of completion of the Co-Investment Transaction hold the same security or securities of the issuer. For the purpose of determining whether the Regulated Funds and Affiliated Fund hold the same security or securities, they may disregard any security held by some but not all of them if, prior to relying on the Order, the Required Majority is presented with all information necessary to make a finding, and finds, that: (x) any Regulated Fund’s or Affiliated Fund’s holding of a different class of securities (including for this purpose a security with a different maturity date) is immaterial in amount, including immaterial relative to the size of the issuer; and (y) the Board records the basis for any such finding in its minutes. In addition, securities that differ only in respect of issuance date, currency, or denominations may be treated as the same security; and

(iv) No control. The Affiliated Fund, the other Regulated Funds and their affiliated persons (within the meaning of Section 2(a)(3)(C) of the Act), individually or in the aggregate, do not control the issuer of the securities (within the meaning of Section 2(a)(9) of the Act).

(d)          Allocation. If, with respect to any such Follow-On Investment:
(i) the amount of the opportunity proposed to be made available to any Regulated Fund is not based on the Regulated Funds’ and the Affiliated Fund’s outstanding investments in the issuer or the security at issue, as appropriate, immediately preceding the Follow-On Investment; and

(ii) the aggregate amount recommended by the Adviser to be invested in the Follow-On Investment by the participating Regulated Funds and any participating Affiliated Fund, collectively, exceeds the amount of the investment opportunity, then the Follow-On Investment opportunity will be allocated among them pro rata based on the size of the Internal Orders, as described in Section III.A.1.b. above.

(e)          Other Conditions. The acquisition of Follow-On Investments as permitted by this Condition will be considered a Co-Investment Transaction for all purposes and subject to the other Conditions set forth in this application.
10.          Board Reporting, Compliance and Annual Re-Approval.

(a)          Each Adviser to a Regulated Fund will present to the Board of each Regulated Fund, on a quarterly basis, and at such other times as the Board may request, (i) a record of all investments in Potential Co-Investment Transactions made by any of the other Regulated Funds or any Affiliated Fund during the preceding quarter that fell within the Regulated Fund’s then-current Objectives and Strategies and Board-Established Criteria that were not made available to the Regulated Fund, and an
23

explanation of why such investment opportunities were not made available to the Regulated Fund; (ii) a record of all Follow-On Investments in and Dispositions of investments in any issuer in which the Regulated Fund holds any investments by any Affiliated Fund or other Regulated Fund during the prior quarter; and (iii) all information concerning Potential Co-Investment Transactions and Co-Investment Transactions, including investments made by other Regulated Funds or any Affiliated Fund that the Regulated Fund considered but declined to participate in, so that the Independent Directors, may determine whether all Potential Co-Investment Transactions and Co-Investment Transactions during the preceding quarter, including those investments that the Regulated Fund considered but declined to participate in, comply with the Conditions.
(b)          All information presented to the Regulated Fund’s Board pursuant to this Condition will be kept for the life of the Regulated Fund and at least two years thereafter, and will be subject to examination by the Commission and its staff.
(c)          Each Regulated Fund’s chief compliance officer, as defined in rule 38a-1(a)(4), will prepare an annual report for its Board each year that evaluates (and documents the basis of that evaluation) the Regulated Fund’s compliance with the terms and Conditions of the Application and the procedures established to achieve such compliance.
(d)          The Independent Directors will consider at least annually whether continued participation in new and existing Co-Investment Transactions is in the Regulated Fund’s best interests.
11.          Record Keeping. Each Regulated Fund will maintain the records required by Section 57(f)(3) of the Act as if each of the Regulated Funds were a BDC and each of the investments permitted under these Conditions were approved by the Required Majority under Section 57(f).
12.          Director Independence. No Independent Director of a Regulated Fund will also be a director, general partner, managing member or principal, or otherwise be an “affiliated person” (as defined in the Act) of any Affiliated Fund.

13.           Expenses. The expenses, if any, associated with acquiring, holding or disposing of any securities acquired in a Co-Investment Transaction (including, without limitation, the expenses of the distribution of any such securities registered for sale under the Securities Act) will, to the extent not payable by the Adviser under their respective advisory agreements with the Regulated Funds and the Affiliated Fund, be shared by the Regulated Funds and any participating Affiliated Fund in proportion to the relative amounts of the securities held or being acquired or disposed of, as the case may be.

14.          Transaction Fees.26 Any transaction fee (including break-up, structuring, monitoring or commitment fees but excluding brokerage or underwriting compensation permitted by Section 17(e) or 57(k)) received in connection with any Co-Investment Transaction will be distributed to the participants on a pro rata basis based on the amounts they invested or committed, as the case may be, in such Co-Investment Transaction. If any transaction fee is to be held by an Adviser pending consummation of the transaction, the fee will be deposited into an account maintained by an Adviser at a bank or banks having the qualifications prescribed in Section 26(a)(1), and the account will earn a competitive rate of interest that will also be divided pro rata among the participants. None of the Adviser, the Affiliated Fund, the other Regulated Funds or any affiliated person of the Affiliated Fund or the Regulated Funds will receive any additional compensation or remuneration of any kind as a result of or in connection with a Co-Investment Transaction other than (i) in the case of the Regulated Funds and the Affiliated Fund, the pro rata transaction fees described above and fees or other compensation described in

______________________________
26 Applicants are not requesting and the Commission is not providing any relief for transaction fees received in connection with any Co-Investment Transaction.
24

Condition 2(c)(iii)(B)(z), (ii) brokerage or underwriting compensation permitted by Section 17(e) or 57(k) or (iii) in the case of the Adviser, investment advisory compensation paid in accordance with investment advisory agreements between the applicable Regulated Fund(s) or Affiliated Fund(s) and its Adviser.

15.          Independence. If the Holders own in the aggregate more than 25 percent of the Shares of a Regulated Fund, then the Holders will vote such Shares as directed by an independent third party when voting on (1) the election of directors; (2) the removal of one or more directors; or (3) any other matter under either the Act or applicable State law affecting the Board’s composition, size or manner of election.

V.          PROCEDURAL MATTERS
A.	Communications
Please address all communications concerning this Application and the Notice and Order to:
Benjamin J. Murray
Chief Compliance Officer
Endowment Advisers, L.P., d/b/a Cypress Creek Partners
712 W. 34th Street, Suite 201
Austin, TX 78705
Telephone: (512) 660-5146

Please address any questions, and a copy of any communications, concerning this Application, the Notice and Order to:
George J. Zornada
K&L Gates LLP
State Street Financial Center
One Lincoln St.
Boston, MA 02111-2950
Telephone: (617) 261-3231

B.	Authorizations
The filing of this Application for the Order sought hereby and the taking of all acts reasonably necessary to obtain the relief requested herein was authorized by the Board of the Fund pursuant to resolutions duly adopted by the Board on October 21, 2021 (attached hereto as Exhibit A). In accordance with Rule 0-2(c) under the Act, the Applicants state that all actions necessary to authorize the execution and filing of this Application have been taken, and the persons signing and filing this document are authorized to do so on behalf of the Applicants. Each person executing the Application is authorized to sign and file this document on behalf of the applicable entity listed.

25

Applicants have caused this Application to be duly signed on their behalf on the 8th day of December, 2021.

CYPRESS CREEK PRIVATE STRATEGIES MASTER FUND, L.P.

By:	/s/ Benjamin J. Murray
Name:	Benjamin J. Murray
Title:	Principal Financial Officer

ENDOWMENT ADVISERS, L.P., D/B/A CYPRESS CREEK PARTNERS

By:	/s/ Benjamin J. Murray
Name:	Benjamin J. Murray
Title:	Chief Compliance Officer

CCP COASTAL REDWOOD FUND, LP; CCP SIERRA REDWOOD FUND, LP; AND MARINAS I SPV, LLC

By:	Endowment Advisers, L.P., d/b/a Cypress Creek Partners, their investment adviser
By:	/s/ Benjamin J. Murray
Name:	Benjamin J. Murray
Title:	Chief Compliance Officer

26

VERIFICATION
The undersigned states that he has duly executed the attached Application for and on behalf of the Cypress Creek Private Strategies Master Fund, L.P., that he is the Principal Financial Officer of such entity, and that all actions necessary to authorize the undersigned to execute and file this Application have been taken. The undersigned further states that he is familiar with the Application and the contents thereof, and the facts therein set forth are true to the best of his knowledge, information and belief.
CYPRESS CREEK PRIVATE STRATEGIES MASTER FUND, L.P.

By:	/s/ Benjamin J. Murray
Name:	Benjamin J. Murray
Title:	Principal Financial Officer
Date:	December 8, 2021

VERIFICATION
The undersigned states that he has duly executed the attached Application for and on behalf of Endowment Advisers, L.P., d/b/a Cypress Creek Partners, that he is the Chief Compliance Officer of such entity, and that all actions necessary to authorize the undersigned to execute and file this Application have been taken. The undersigned further states that he is familiar with the Application and the contents thereof, and the facts therein set forth are true to the best of his knowledge, information and belief.
ENDOWMENT ADVISERS, L.P., D/B/A CYPRESS CREEK PARTNERS

By:	/s/ Benjamin J. Murray
Name:	Benjamin J. Murray
Title:	Chief Compliance Officer
Date:	December 8, 2021

VERIFICATION
The undersigned states that he has duly executed the attached Application for and on behalf of each of CCP Coastal Redwood Fund, LP, CCP Sierra Redwood Fund, LP, and Marinas I SPV, LLC, that he is the Chief Compliance Officer of Endowment Advisers, L.P., d/b/a Cypress Creek Partners, the Adviser of each such entity, and that all actions necessary to authorize the undersigned to execute and file this Application have been taken. The undersigned further states that he is familiar with the Application and the contents thereof, and the facts therein set forth are true to the best of his knowledge, information and belief.
CCP COASTAL REDWOOD FUND, LP; CCP SIERRA REDWOOD FUND, LP; AND MARINAS I SPV, LLC

By:	Endowment Advisers, L.P., d/b/a Cypress Creek Partners, their investment adviser

By:	/s/ Benjamin J. Murray
Name:	Benjamin J. Murray
Title:	Chief Compliance Officer
Date:	December 8, 2021

SCHEDULE A

Existing Affiliated Funds

Name of Fund	Investment Strategy
CCP Coastal Redwood Fund, LP	Private Equity / Real Assets
CCP Sierra Redwood Fund, LP	Private Equity / Real Assets
Marinas I SPV, LLC	Private Equity / Real Assets

EXHIBIT A

Resolutions of Board of Directors of
Cypress Creek Private Strategies Master Fund, L.P.

FURTHER RESOLVED, that the appropriate officers of the Master Fund be, and each of them hereby is, authorized to file an application with the Securities and Exchange Commission (the “SEC”), and any amendments thereto, for an order pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-1 thereunder, on behalf of the Master Fund, permitting certain joint transactions where such participation would otherwise be prohibited under Section 17(d) or Section 57(a)(4) and the rules under the 1940 Act.

Authorizing Resolutions

RESOLVED, that the appropriate officers of the Funds be, and each of them hereby is, authorized and directed to do or cause to be done all such acts, including, but not limited to, to execute, acknowledge, and deliver any such certificates, agreements, notices, waivers, consents, endorsements of securities and other instruments and documents and to take such other action, in the name of and on behalf of the Funds as they, or any of them, with the advice of counsel, may deem necessary or desirable to carry out the forgoing resolutions or to advance the purposes of this consent, the taking of any such action to be conclusive evidence that the same has been authorized by the Board; and
FURTHER RESOLVED, that these resolutions be inserted and maintained in the minute book of the Funds.

EXHIBIT B
Marked Copies of the Application Showing Changes from the Final Versions of Two Applications
Identified as Substantially Identical

File No. ~~812-15099~~812-15283

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________________________________________________________________

~~SECOND~~FIRST AMENDED AND RESTATED APPLICATION FOR AN ORDER UNDER
SECTIONS 17(d) AND 57(i) OF THE INVESTMENT COMPANY ACT OF 1940 AND RULE 17d-1
~~THEREUNDER~~UNDER THE INVESTMENT COMPANY ACT OF 1940 PERMITTING CERTAIN
JOINT TRANSACTIONS OTHERWISE PROHIBITED BY SECTIONS 17(d) AND 57(a)(4) OF THE
INVESTMENT COMPANY ACT OF 1940 AND RULE 17d-l UNDER THE INVESTMENT
COMPANY ACT OF 1940

_____________________________________________________________________________________

~~HAMILTON LANE PRIVATE ASSETS FUND~~
~~2020 TACTICAL MARKET FUND LP~~
~~EDGEWOOD PARTNERS LP~~
~~FIFTH STOCKHOLM CI SPV L.P.~~
~~FINANCE STREET AIV SPLITTER L.P.~~
~~FLORIDA GROWTH FUND II LLC~~
~~GREEN CORE~~CYPRESS CREEK PRIVATE STRATEGIES MASTER FUND, L.P.
~~HAMILTON LANE CO-INVESTMENT FUND IV HOLDINGS LP~~
~~HAMILTON LANE CO-INVESTMENT FUND IV HOLDINGS-2 LP~~
~~HAMILTON LANE NM FUND I LP~~
~~HAMILTON LANE PRIVATE EQUITY FUND X HOLDINGS LP~~
~~HAMILTON LANE PRIVATE MARKETS OPPORTUNITY FUND LP, CREDIT SERIES~~
~~HAMILTON LANE PRIVATE MARKETS OPPORTUNITY FUND LP, FUND-OF-FUNDS SERIES~~
~~HAMILTON LANE PRIVATE MARKETS OPPORTUNITY FUND LP, FUND-OF-FUNDS SERIES II~~
~~HAMILTON LANE SMID II HOLDINGS LP~~
~~HAMILTON LANE STRATEGIC OPPORTUNITIES FUND V (SERIES 2019) HOLDINGS LP~~
~~HAMILTON LANE STRATEGIC OPPORTUNITIES FUND VI (SERIES 2020) HOLDINGS LP~~
~~HAMILTON LANE STRATEGIC OPPORTUNITIES FUND VI (SERIES 2020) LP~~
~~HAMILTON LANE VENTURE CAPITAL SERIES 2020~~
~~HAMILTON LANE-CARPENTERS PARTNERSHIP FUND V L.P.~~
~~HL INTERNATIONAL INVESTORS LP, SERIES H2~~
~~HL-HP GLOBAL INVESTMENTS LP~~
~~HLSF V HOLDINGS LP~~
~~NAKHODA LANE FUND L.P.~~
~~NAKHODA LANE FUND DE SPV LP~~
~~SRCS HL PE 1 (MASTER) LP~~
~~HAMILTON LANE/NYSCRF ISRAEL INVESTMENT FUND L.P.~~
~~HL ENPAM FUND SPLITTER LP~~
~~HL IMPACT HOLDINGS LP~~
~~HL INTERNATIONAL INVESTORS L.P. SERIES M~~
~~HL INTERNATIONAL INVESTORS L.P. SERIES N~~
~~HL INTERNATIONAL INVESTORS L.P. SERIES O~~
~~HL INTERNATIONAL INVESTORS L.P. SERIES Q~~
~~HL INTERNATIONAL INVESTORS LP SERIES I~~

~~HL INTERNATIONAL INVESTORS LP, HL SECONDARY OPPORTUNITIES 2018 SERIES~~
~~HL INTERNATIONAL INVESTORS LP, SERIES H1~~
~~HL INTERNATIONAL INVESTORS, L.P. SERIES P~~
~~HL MIRAS SECONDARY FUND LP~~
~~HL PENNSYLVANIA CO-INVESTMENT FUND, L.P.~~
~~HL PRIVATE ASSETS HOLDINGS LP~~
~~HL/AS GLOBAL COINVEST LP~~
~~HLSF IV HOLDINGS LP~~
~~HUDSON RIVER CO-INVESTMENT FUND III L.P.~~
~~INNOVATION LANE LP~~
~~JATI PRIVATE EQUITY FUND III L.P.~~
~~KPI-HAMILTON LANE MULTI-STRATEGY FUND I MASTER LP~~
~~KPS-HAMILTON LANE MULTI-STRATEGY FUND I MASTER LP~~
~~LIBRA TAURUS PE FUND MASTER LP~~
~~MORAN REAL ASSET FUND II, L.P.~~
~~NEW YORK CREDIT CO-INVESTMENT FUND II LP~~
~~NEW YORK CREDIT SBIC FUND L.P.~~
~~RAPM NM SECONDARY OPPORTUNITY FUND, L.P.~~
~~SRE HL PE 1 (MASTER) LP~~
~~SREH HL PE 1 (MASTER) LP~~
~~SRZ HL PE 1 (MASTER) LP~~
~~TARRAGON MASTER~~CCP COASTAL REDWOOD FUND, LP
~~UTAH REAL ASSETS PORTFOLIO~~CCP SIERRA REDWOOD FUND, LP
MARINAS I SPV, LLC
~~HAMILTON LANE SECONDARY FUND V INTERNATIONAL SERIES FUND LP, SERIES 2~~
~~HAMILTON LANE INFRASTRUCTURE FUND HOLDINGS LP~~
~~HAMILTON LANE INFRASTRUCTURE FUND HOLDINGS-2 LP~~
~~HAMILTON LANE EQUITY OPPORTUNITIES FUND V HOLDING LP~~
~~HAMILTON LANE EQUITY OPPORTUNITIES FUND V HOLDING-2 LP~~
AND
~~HAMILTON LANE ADVISORS~~ENDOWMENT ADVISERS, L.~~L~~P.~~C.~~, D/B/A CYPRESS CREEK PARTNERS

712 W. 34th Street, Suite 201
Austin, TX 78705
~~One Presidential Boulevard, 4th Floor~~
~~Bala Cynwyd, Pennsylvania 19004~~
(~~610~~512) ~~934-2222~~660-5146
_____________________________________________________________________________________

All Communications, Notices, and Orders to:

~~Frederick W. Shaw~~
Benjamin Murray
Chief ~~Risk~~Compliance Officer
~~Hamilton Lane Advisors~~Endowment Advisers, L.~~L~~P.~~C.~~, d/b/a Cypress Creek Partners
712 W. 34th Street, Suite 201
Austin, TX 78705
~~One Presidential Boulevard, 4th Floor~~
~~Bala Cynwyd, Pennsylvania 19004~~
Telephone: (~~610~~512) ~~617-5724~~660-5146

_____________________________________________________________________________________

~~Copies~~With a copy to:
~~Joshua B. Deringer~~
~~Faegre Drinker Biddle & Reath LLP~~
~~One Logan Square, Suite 2000~~
~~Philadelphia, PA 19103~~
~~(215) 988-2959,~~
George J. Zornada
K&L Gates LLP
State Street Financial Center
~~Lydia Gavalis~~
~~General Counsel~~
~~Hamilton Lane Advisors, L.L.C.~~
One ~~Presidential Boulevard, 4th Floor~~Lincoln St.
~~Bala Cynwyd, Pennsylvania 19004~~
Boston, MA 02111-2950
Telephone: (617) 261-3231
_____________________________________________________________________________________

~~AND~~

~~Benjamin Mittman~~
~~Head of Fund Formation~~
~~Hamilton Lane Advisors, L.L.C.~~
~~One Presidential Boulevard, 4th Floor~~
~~Bala Cynwyd, Pennsylvania 19004~~
December 8, 2021

I.          SUMMARY OF APPLICATION
~~A. Requested Relief~~
The following entities ~~identified in Section I.B below,~~ hereby request an order (the “Order”) pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “Act”),1 and Rule 17d-1 thereunder,2 ~~,~~ authorizing certain joint transactions that otherwise would be prohibited by either or both of Sections 17(d) and 57(a)(4) as modified by the exemptive rules adopted by the U.S. Securities and Exchange Commission (the “Commission”) under the Act~~.~~:
•	Cypress Creek Private Strategies Master Fund, L.P., a closed-end management investment company registered under the Act (the “Fund”);
•	Endowment Advisers, L.P., d/b/a Cypress Creek Partners, the investment adviser to the Fund, on behalf of itself and its successors;[3] and
•
Investment funds set forth on Schedule A hereto, each of which is an entity managed by an Adviser (as defined below) and that would be an investment company but for Section 3(c)(1) or 3(c)(7) of the Act (collectively, the “Existing Affiliated Funds” and, collectively with the Fund, the “Applicants”).

~~In particular, the~~          The relief requested in this ~~amended and restated~~ application for an Order (the “Application”) would allow a Regulated Fund and one or more other Regulated Funds and/or one or more Affiliated Funds (each as defined below) to participate in the same investment opportunities through a proposed co-investment program where such participation would otherwise be prohibited under Section 17(d) or Section 57(a)(4) and the rules under the Act (the “Co-Investment Program”).
~~B. Applicants Seeking Relief~~
~~Hamilton Lane Private Assets Fund, a closed-end management investment company registered under the Act (the “Fund”);~~
~~the investment vehicles identified in~~ Schedule A~~, each of which is a separate and distinct legal entity and each of which would be an investment company but for Section 3(c)(1) or 3(c)(7) of the Act (the “Existing Affiliated Funds”); and~~
~~Hamilton Lane Advisors, L.L.C., the investment adviser to the Fund and the investment adviser to each Existing Affiliated Fund (“Hamilton Lane” and, together with the Fund and the Existing Affiliated Funds, the “Applicants”) on behalf of itself and its successors.3~~
Applicants do not seek relief for transactions that would be permitted under other regulatory or interpretive guidance, including, for example, transactions effected consistent with Commission staff no-action positions.4

1 Unless otherwise indicated, all section references herein are to the Act.
2 Unless otherwise indicated, all rule references herein are to rules under the Act.
3 The term successor, as applied to each Adviser, means an entity which results from a reorganization into another jurisdiction or change in the type of business organization.
~~3 The term successor, as applied to each Adviser, means an entity which results from a reorganization into another jurisdiction or change in the type of business organization.~~
4 See the JT No-Action Letters (as defined below).

All existing entities that currently intend to rely on the Order have been named as Applicants and any existing or future entities that may rely on the Order in the future will comply with ~~the~~its terms and conditions ~~of the Application~~.
~~C.~~  Defined Terms
 “Adviser” means ~~Hamilton Lane~~Endowment Advisers, L.P., d/b/a Cypress Creek Partners and any other investment adviser that is (i) controlling, under common control with, or controlled by ~~Hamilton Lane~~Cypress Creek Partners, (ii) registered as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”) and (iii) not a Regulated Fund or a subsidiary of a Regulated Fund.

“Affiliated Fund” means the Existing Affiliated Funds, any Future Affiliated Fund or any ~~Hamilton Lane~~Cypress Creek Proprietary Account (as defined below).

“BDC” means a business development company under the Act. Section 2(a)(48) defines a BDC to be any closed-end investment company that operates for the purpose of making investments in securities described in Section 55(a)(1) through 55(a)(3) and makes available significant managerial assistance with respect to the issuers of such securities.

“Board” means the board of ~~trustees~~directors (or the equivalent) of the applicable Regulated Fund.

“Board-Established Criteria” means criteria that the Board of a Regulated Fund may establish from time to time to describe the characteristics of Potential Co-Investment Transactions regarding which the Adviser to such Regulated Fund should be notified under Condition 1. The Board-Established Criteria will be consistent with the Regulated Fund’s Objectives and Strategies (defined below). If no Board-Established Criteria are in effect, then the Regulated Fund’s Adviser will be notified of all Potential Co-Investment Transactions that fall within the Regulated Fund’s then-current Objectives and Strategies. Board-Established Criteria will be objective and testable, meaning that they will be based on observable information, such as industry/sector of the issuer, minimum EBITDA of the issuer, asset class of the investment opportunity or required commitment size, and not on characteristics that involve a discretionary assessment. The Adviser to the Regulated Fund may, from time to time, recommend criteria for the Board’s consideration, but Board-Established Criteria will only become effective if approved by a majority of the Independent ~~Trustees~~Directors (defined below). The Independent ~~Trustees~~Directors of a Regulated Fund may at any time rescind, suspend or qualify its approval of any Board-Established Criteria, though Applicants anticipate that, under normal circumstances, the Board would not modify these criteria more often than quarterly.

“Close Affiliate” means the ~~Advisers~~Adviser, the Regulated Funds, the Affiliated Funds and any other person described in Section 57(b) (after giving effect to Rule 57b-1) in respect of any Regulated Fund (treating any registered investment company or series thereof as a BDC for this purpose) except for limited partners included solely by reason of the reference in Section 57(b) to Section 2(a)(3)(D).

“Co-Investment Transaction” means any transaction in which one or more Regulated Funds (or its Wholly-Owned Investment Sub (defined below)) participated together with one or more Affiliated Funds and/or one or more other Regulated Funds in reliance on the Order.

“Cypress Creek Proprietary Account” means any account of an Adviser or its affiliates or any company that is a direct or indirect, wholly- or majority-owned subsidiary of the Adviser or its affiliates, which, from time to time, may hold various financial assets in a principal capacity.

“Disposition” means the sale, exchange or other disposition of an interest in a security of an issuer.

“Eligible ~~Trustees~~Directors” means, with respect to a Regulated Fund and a Potential Co-Investment Transaction, the members of the Regulated Fund’s Board eligible to vote on that Potential Co-Investment Transaction under Section 57(o) of the Act.

“Follow-On Investment” means an additional investment in the same issuer, including, but not limited to, through the exercise of warrants, conversion privileges or other rights to purchase securities of the issuer.
~~“Hamilton Lane  Proprietary Account” means any account of an Adviser or its affiliates or any company that is a direct or indirect, wholly- or majority-owned subsidiary of the Adviser or its affiliates, which, from time to time, may hold various financial assets in a principal capacity.~~
“Future Affiliated Fund” means any entity (a) whose investment adviser is an Adviser, (b) that would be an investment company but for Section 3(c)(1), 3(c)(5)(C) or 3(c)(7) of the Act, and (c) that intends to participate in the Co-Investment Program.

“Future Regulated Fund” means a closed-end management investment company (a) that is registered under the Act or has elected to be regulated as a BDC; (b) whose investment adviser is an Adviser; and (c) that intends to participate in the Co-Investment Program.

“Independent ~~Trustee~~Director” means a member of the Board of any relevant entity who is not an “interested person” as defined in Section 2(a)(19) of the Act. No Independent ~~Trustee~~Director of a Regulated Fund will have a ~~direct or indirect~~ financial interest in any Co-Investment Transaction ~~or any interest in any portfolio company~~, other than indirectly through share ownership in one of the Regulated Funds.

“JT No-Action Letters” means SMC Capital, Inc., SEC No-Action Letter (pub. avail. Sept. 5, 1995) and Massachusetts Mutual Life Insurance Company, SEC No-Action Letter (pub. avail. June 7, 2000).

 “Objectives and Strategies” means a Regulated Fund’s investment objectives and strategies, as described in its most current registration statement on Form N-2, other current filings with the Commission under the Securities Act of 1933 (the “Securities Act”) or under the Securities Exchange Act of 1934, as amended, and its most current report to ~~stockholders~~investors.

“Potential Co-Investment Transaction” means any investment opportunity in which a Regulated Fund (or its Wholly-Owned Investment Sub) could not participate together with one or more Affiliated Funds and/or one or more other Regulated Funds without obtaining and relying on the Order.

“Pre-Boarding Investments” are investments in an issuer held by a Regulated Fund as well as one or more Affiliated Funds and/or one or more other Regulated Funds that were acquired prior to participating in any Co-Investment Transaction:

(i)	in transactions in which the only term negotiated by or on behalf of such funds was price in reliance on one of the JT No-Action Letters; or

(ii)	in transactions occurring at least 90 days apart and without coordination between the Regulated Fund and any Affiliated Fund or other Regulated Fund.

“Regulated Funds” means the Fund and any Future Regulated Funds.

“Related Party” means (i) any Close Affiliate and (ii) in respect of matters as to which any Adviser has knowledge, any Remote Affiliate.

“Remote Affiliate” means any person described in Section 57(e) in respect of any Regulated Fund (treating any registered investment company or series thereof as a BDC for this purpose) and any limited partner holding 5% or more of the relevant limited partner interests that would be a Close Affiliate but for the exclusion in that definition.

“Required Majority” means a required majority, as defined in Section 57(o) of the Act.5

“Tradable Security” means a security that meets the following criteria at the time of Disposition:

(i)	it trades on a national securities exchange or designated offshore securities market as defined in rule 902(b) under the Securities Act;

(ii)	it is not subject to restrictive agreements with the issuer or other security holders; and

(iii)
it trades with sufficient volume and liquidity (findings as to which are documented by the Adviser to any Regulated Funds holding investments in the issuer and retained for the life of the Regulated Fund) to allow each Regulated Fund to dispose of its entire position remaining after the proposed Disposition within a short period of time not exceeding 30 days at approximately the value (as defined by Section 2(a)(41) of the Act) at which the Regulated Fund has valued the investment.

“Wholly-Owned Investment Sub” means an entity (i) that is wholly-owned by a Regulated Fund (with such Regulated Fund at all times holding, beneficially and of record, 100% of the voting and economic interests); (ii) whose sole business purpose is to hold one or more investments on behalf of such Regulated Fund ~~(and, in the case of an SBIC Subsidiary (defined below), maintains a license under the SBA Act (defined below) and issues debentures guaranteed by the SBA (defined below))~~; (iii) with respect to which such Regulated Fund’s Board has the sole authority to make all determinations with respect to the entity’s participation under the Conditions (as defined below) to this ~~application~~Application; and (iv) that would be an investment company but for Section 3(c)(1) or 3(c)(7) of the Act. ~~The term “SBIC Subsidiary” means a Wholly-Owned Investment Sub that is licensed by the Small Business Administration (the “SBA”) to operate under the Small Business Investment Act of 1958, as amended, (the “SBA Act”) as a small business investment company.~~

II.          GENERAL DESCRIPTION OF APPLICANTS
A.          The Fund
The Fund ~~was~~is a limited partnership organized under the ~~Delaware Statutory Trust Act on February 7, 2020, and is a~~laws of the state of Delaware on March 21, 2003. The Fund is a non-diversified, closed-end management investment company that is registered under the Act. ~~The Fund intends to qualify annually as a regulated investment company under Sub-Chapter M of~~In addition, the Fund is treated as a limited partnership for tax purposes under the Internal Revenue Code of 1986, as amended (the “Code”). The Fund’s investment objective is to preserve capital and to generate consistent long-term appreciation

5 In the case of a Regulated Fund that is a registered closed-end fund, the Board members that make up the Required Majority will be determined as if the Regulated Fund were a BDC subject to 57(o).

and returns across a market cycle (which is estimated to be five to seven years). The Fund’s principal place of business is ~~c/o UMB Fund Services at 235 West Galena~~712 W. 34th Street, ~~Milwaukee, WI 53212.~~Suite 201, Austin, TX 78705.
~~The Fund’s investment objective is to generate capital appreciation over the medium- and long-term through investments in private assets globally. The Fund will be~~The Fund is managed under the direction of ~~a board (~~the ~~“~~Board~~”)~~, of which a majority of the members ~~will~~are not ~~be~~ “interested~~”~~  persons” of the Fund within the meaning of Section 2(a)(19).6

B.	The ~~Existing Affiliated Funds~~Adviser
Endowment Advisers, L.P., d/b/a Cypress Creek Partners is a limited partnership organized under the laws of the state of Delaware. The Adviser serves as the investment adviser to the Fund and is registered as an investment adviser under the Advisers Act.
~~The Existing Affiliated Funds are investment funds each of whose investment adviser is Hamilton Lane and each of which would be an investment company but for Section 3(c)(1) or 3(c)(7) of the Act.7A list of the Existing Affiliated Funds is included on~~ Schedule A ~~hereto.~~
~~C. Hamilton Lane~~
~~Hamilton Lane serves as the investment adviser of the Fund and the investment adviser to the Existing Affiliated Funds, respectively, and either they or another Adviser will serve as the investment adviser to any Future Regulated Fund. Hamilton Lane is a Pennsylvania limited liability company and is a registered investment adviser with the Commission under the Advisers Act.~~
The ~~Hamilton Lane~~Cypress Creek Proprietary Accounts will hold various financial assets in a principal capacity. ~~Hamilton Lane~~The Adviser and its affiliates may operate through wholly- or majority-owned subsidiaries. Currently, there are no ~~Hamilton Lane~~Cypress Creek Proprietary Accounts or subsidiaries that exist and currently intend to participate in the Co-Investment Program.
Under the terms of an investment advisory agreement with the Fund and the Affiliated Funds, respectively, ~~Hamilton Lane~~the Adviser, among other things, manages the investment portfolio, directs purchases and sales of portfolio securities, and reports thereon to the Fund’s or Affiliated Fund’s~~, as applicable,~~  officers and board regularly.
C.	Existing Affiliated Funds
The Existing Affiliated Funds are entities whose investment adviser is the Adviser and each of which would be an investment company but for Section 3(c)(1) or 3(c)(7) of the Act. A list of the Existing Affiliated Funds is set forth in Schedule A hereto.7

III.          ~~ORDER REQUESTED~~ORDER REQUESTED
Applicants respectfully request an Order of the Commission under Sections 17(d) and 57(i) and Rule 17d-1 thereunder to permit, subject to the terms and conditions set forth below in this Application

6 The Board of each Future Regulated Fund will consist of a majority of members who are not “interested persons” of such Future Regulated Fund within the meaning of Section 2(a)(19) of the Act.
~~7 In the future, each Affiliated Fund may register as a closed-end management investment company under the Act and, if so registered, will be considered a Regulated Fund for purposes of this application.~~
7 In the future, each Affiliated Fund may register as a closed-end management investment company under the Act and, if so registered, will be considered a Regulated Fund for purposes of this application.

(the “Conditions”), a Regulated Fund and one or more other Regulated Funds and/or one or more Affiliated Funds to enter into Co-Investment Transactions with each other.
The Regulated Funds and the Affiliated Funds seek relief to enter into Co-Investment Transactions because such Co-Investment Transactions would otherwise be prohibited by either or both of ~~Section~~Sections 17(d) ~~or Section~~and 57(a)(4) ~~and~~of the ~~Rules~~Act and Rule 17d-1 under the Act. This Application seeks relief in order to (i) enable the Regulated Funds and Affiliated Funds to avoid, among other things, the practical commercial and/or economic difficulties of trying to structure, negotiate and persuade counterparties to enter into transactions while awaiting the granting of the relief requested in individual applications with respect to each Co-Investment Transaction that arises in the future and (ii) enable the Regulated Funds and the Affiliated Funds to avoid the significant legal and other expenses that would be incurred in preparing such individual applications.
Similar to the standard precedent used for the majority of co-investment applications (the “Standard Precedent”), Applicants seek relief that would permit Co-Investment Transactions in the form of initial investments, Follow-On Investments and Dispositions of investments in an issuer. In these cases, the terms and Conditions of this Application would govern the entire lifecycle of an investment with respect to a particular issuer, including both the initial investment and any subsequent transactions. Unlike the Standard Precedent, Applicants also seek the ability to make Follow-On Investments and Dispositions in issuers where the Regulated Funds and Affiliated Funds did not make their initial investments in reliance on the Order. Applicants seek this flexibility because the Regulated Funds and Affiliated Funds may, at times, invest in the same issuer without engaging in a prohibited joint transaction but then find that subsequent transactions with that issuer would be prohibited under the Act. Through the proposed “onboarding process,” discussed below, Applicants would, under certain circumstances, be permitted to rely on the Order to complete subsequent Co-Investment Transactions. In Section A.1. below, Applicants first discuss the overall investment process that would apply to initial investments under the Order as well as subsequent transactions with issuers. In Sections A.3. and A.4. below, Applicants discuss additional procedures that apply to Follow-On Investments and Dispositions, including the onboarding process that applies when initial investments were made without relying on the Order.

A.	Overview
 ~~Advisers are~~          The Adviser is presented with a substantial number of investment opportunities each year on behalf of ~~their~~its clients and must determine how to allocate those opportunities in a manner that, over time, is fair and equitable to all ~~of their~~ clients, and without violating the prohibitions on joint transactions included in rule 17d-1 and ~~section~~Section 57(a)(4) of the Act. Such investment opportunities may be Potential Co-Investment Transactions.

Applicants discuss the need for the requested relief in greater detail in Section III.C below.

The Applicants represent that the Adviser has established rigorous processes for allocating initial investment opportunities, opportunities for subsequent investment in an issuer and dispositions of securities holdings reasonably designed to treat all clients fairly and equitably. As discussed below, these processes will be extended and modified in a manner reasonably designed to ensure that the additional transactions permitted under the Order will both (i) be fair and equitable to the Regulated Funds and Affiliated Funds and (ii) comply with the Conditions contained in the Order.

1.          The Investment Process
           The investment process consists of three stages: (i) the identification and consideration of investment opportunities (including follow-on investment opportunities); (ii) order placement and allocation; and (iii) consideration by each applicable Regulated Fund’s Board when a Potential Co-Investment Transaction is being considered by one or more Regulated Funds, as provided by the Order.

      (a)          Identification and Consideration of Investment Opportunities
           Opportunities for Potential Co-Investment Transactions may arise when investment advisory personnel of an Adviser becomes aware of investment opportunities that may be appropriate for one or more Regulated Funds and one or more Affiliated Funds. If the requested Order is granted, the Adviser will establish, maintain and implement policies and procedures reasonably designed to ensure that, when such opportunities arise, the Adviser to the relevant Regulated Funds is promptly notified and receives the same information about the opportunity as any other Adviser considering the opportunity for its clients. In particular, consistent with Condition 1, if a Potential Co-Investment Transaction falls within the then-current Objectives and Strategies and any Board-Established Criteria of a Regulated Fund, the policies and procedures will require that the Adviser to such Regulated Fund receives sufficient information to allow such Adviser’s investment committee to make its independent determination and recommendations under Conditions 1, 2(a), 6, 7, 8 and 9 (as applicable).8 ~~.~~ In addition, the policies and procedures will specify the individuals or roles responsible for carrying out the policies and procedures, including ensuring that the Adviser receive such information. After receiving notification of a Potential Co-Investment Transaction under Condition 1(a), the Adviser to each applicable Regulated Fund will then make an independent determination of the appropriateness of the investment for the Regulated Fund in light of the Regulated Fund’s then-current circumstances.

Applicants represent that, if the requested Order is granted, the investment advisory personnel of the Adviser to the Regulated Funds will be charged with making sure they identify, and participate in this process with respect to, each investment opportunity that falls within the Objectives and Strategies and Board Established Criteria of each Regulated Fund. Applicants assert that the Adviser’s allocation policies and procedures are structured so that the relevant investment advisory personnel for each Regulated Fund will be promptly notified of all Potential Co-Investment Transactions that fall within the then current Objectives and Strategies and Board Established Criteria of such Regulated Fund.

        (b)          Order Placement and Allocation
General. If the Adviser to a Regulated Fund deems the Regulated Fund’s participation in any Potential Co-Investment Transaction to be appropriate, it will formulate a recommendation regarding the proposed order amount for the Regulated Fund. In doing so, the Adviser may consider such factors, among others, as investment guidelines, issuer, industry and geographical concentration, availability of cash and other opportunities for which cash is needed, tax considerations, leverage covenants, regulatory constraints (such as requirements under the Act), investment horizon, potential liquidity needs, and the Regulated Fund’s risk concentration policies.

Allocation Procedure. For each Regulated Fund and Affiliated Fund whose Adviser recommends participating in a Potential Co-Investment Transaction, the Adviser’s investment committee will approve an investment amount to be allocated to each Regulated Fund and/or Affiliated Fund participating in the Potential Co-Investment Transaction. Prior to the External Submission (as defined below), each proposed

8 Representatives of the Adviser to a Regulated Fund will be members of each investment committee or otherwise entitled to participate in each meeting of any investment committee that is expected to approve or reject recommended investment opportunities falling within its Regulated Funds’ Objectives and Strategies and Board-Established Criteria. Accordingly, the policies and procedures may provide, for example, that the Adviser will receive the information required under Condition 1 in conjunction with its representatives’ participation in the relevant investment committee’s meetings. The allocation memorandum for each Potential Co-Investment Transaction will document the recommendations by the investment committee.

order amount may be reviewed and adjusted, in accordance with the Adviser’s written allocation policies and procedures, by the Adviser’s investment committee.9 The order of a Regulated Fund or Affiliated Fund resulting from this process is referred to as its “Internal Order”. The Internal Order will be submitted for approval by the Required Majority of any participating Regulated Funds in accordance with the Conditions and as discussed in Section III.A.1.c below.

If the aggregate Internal Orders for a Potential Co-Investment Transaction do not exceed the size of the investment opportunity immediately prior to the submission of the orders to the underwriter, broker, dealer or issuer, as applicable (the “External Submission”), then each Internal Order will be fulfilled as placed. If, on the other hand, the aggregate Internal Orders for a Potential Co-Investment Transaction exceed the size of the investment opportunity immediately prior to the External Submission, then the allocation of the opportunity will be made pro rata on the basis of the size of the Internal Orders.10 If, subsequent to such External Submission, the size of the opportunity is increased or decreased, or if the terms of such opportunity, or the facts and circumstances applicable to the Regulated Funds’ or the Affiliated Fund’s consideration of the opportunity, change, the participants will be permitted to submit revised Internal Orders in accordance with written allocation policies and procedures that the ~~Advisers~~Adviser will establish, implement and maintain. The Board of the Regulated Fund will then either approve or disapprove of the investment opportunity in accordance with Condition 2, 6, 7, 8 or 9, as applicable.

Compliance. Applicants represent that the ~~Advisers’~~Adviser’s allocation review process will be a robust process designed as part of their overall compliance policies and procedures to ensure that every client is treated fairly and that the ~~Advisers~~Adviser are following their allocation policies. The entire allocation process will be monitored and reviewed by the compliance team, led by the ~~chief compliance officer~~Chief Compliance Officer, and approved by the Board of each Regulated Fund.

(c)          Approval of Potential Co-Investment Transactions
A Regulated Fund will enter into a Potential Co-Investment Transaction with one or more other Regulated Funds and/or Affiliated Funds only if, prior to the Regulated Fund’s participation in the Potential Co-Investment Transaction, the Required Majority approves it in accordance with the Conditions of this Order.

A Regulated Fund may participate in Pro Rata Dispositions (defined below) and Pro Rata Follow-On Investments (defined below) without obtaining prior approval of the Required Majority in accordance with Conditions 6(c)(i) and 8(b)(i).

2.          Delayed Settlement
 All Regulated Funds and Affiliated Funds participating in a Co-Investment Transaction will invest at the same time, for the same price and with the same terms, conditions, class, registration rights and any other rights, so that none of them receives terms more favorable than any other. However, the settlement date for the Affiliated Fund in a Co-Investment Transaction may occur up to ten business days

9 The reason for any such adjustment to a proposed order amount will be documented in writing and preserved in the records of the ~~Advisers~~Adviser.
10 ~~Each~~The Adviser will maintain records of all proposed order amounts, Internal Orders and External Submissions in conjunction with Potential Co-Investment Transactions. ~~Each applicable~~The Adviser will provide the Eligible ~~Trustees~~Directors with information concerning the Affiliated ~~Fund’s~~Funds’ and Regulated Funds’ order sizes to assist the Eligible ~~Trustees~~Directors with their review of the applicable Regulated Fund’s investments for compliance with the Conditions.

after the settlement date for a Regulated Fund, and vice versa. Nevertheless, in all cases, (i) the date on which the commitment of the Affiliated Funds and Regulated Funds is made will be the same even where the settlement date is not and (ii) the earliest settlement date and the latest settlement date of any Affiliated Fund or Regulated Fund participating in the transaction will occur within ten business days of each other.

3.          Permitted Follow-On Investments and Approval of Follow-On Investments
From time to time, the Regulated Funds and Affiliated ~~Funds~~Fund may have opportunities to make Follow-On Investments in an issuer in which a Regulated Fund and one or more other Regulated Funds and/or Affiliated Funds previously have invested and continue to hold an investment. If the Order is granted, Follow-On Investments will be made in a manner that, over time, is fair and equitable to all of the Regulated Funds and the Affiliated ~~Funds~~Fund and in accordance with the proposed procedures discussed above and with the Conditions of the Order.

 The Order would divide Follow-On Investments into two categories depending on whether the Regulated Funds and Affiliated ~~Funds~~Fund holding investments in the issuer previously participated in a Co-Investment Transaction with respect to the issuer and continue to hold any securities acquired in a Co-Investment Transaction for that issuer. If such Regulated Funds and Affiliated ~~Funds~~Fund have previously participated in a Co-Investment Transaction with respect to the issuer, then the terms and approval of the Follow-On Investment would be subject to the process discussed in Section III.A.3.a. below and governed by Condition 8. These Follow-On Investments are referred to as “Standard Review Follow-Ons.” If such Regulated Funds and Affiliated ~~Funds~~Fund have not previously participated in a Co-Investment Transaction with respect to the issuer, then the terms and approval of the Follow-On Investment would be subject to the “onboarding process” discussed in Section III.A.3.b. below and governed by Condition 9. These Follow-On Investments are referred to as “Enhanced Review Follow-Ons.”

      (a)          Standard Review Follow-Ons
 A Regulated Fund may invest in Standard Review Follow-Ons either with the approval of the Required Majority using the procedures required under Condition 8(c) or, where certain additional requirements are met, without Board approval under Condition 8(b).

A Regulated Fund may participate in a Standard Review Follow-On without obtaining the prior approval of the Required Majority if it is (i) a Pro Rata Follow-On Investment or (ii) a Non-Negotiated Follow-On Investment.

A “Pro Rata Follow-On Investment” is a Follow-On Investment (i) in which the participation of each Affiliated Fund and each Regulated Fund is proportionate to its outstanding investments in the issuer or security, as appropriate,~~11~~ immediately preceding the Follow-On Investment, and (ii) in the case of a Regulated Fund, a majority of the Board has approved the Regulated Fund’s participation in the pro rata Follow-On Investments as being in the best interests of the Regulated Fund. The Regulated Fund’s Board may refuse to approve, or at any time rescind, suspend or qualify, its approval of Pro Rata Follow-On Investments, in which case all subsequent Follow-On Investments will be submitted to the Regulated Fund’s Eligible ~~Trustees~~Directors in accordance with Condition 8(c).

A “Non-Negotiated Follow-On Investment” is a Follow-On Investment in which a Regulated Fund participates together with one or more Affiliated Funds and/or one or more other Regulated Funds

~~11 See note 31, below.~~

(i) in which the only term negotiated by or on behalf of the funds is price and (ii) with respect to which, if the transaction were considered on its own, the funds would be entitled to rely on one of the JT No-Action Letters.

Applicants believe that these Pro Rata and Non-Negotiated Follow-On Investments do not present a significant opportunity for overreaching on the part of any Adviser and thus do not warrant the time or the attention of the Board. Pro Rata Follow-On Investments and Non-Negotiated Follow-On Investments remain subject to the Board’s periodic review in accordance with Condition 10.

(b)          Enhanced Review Follow-Ons
 One or more Regulated Funds and one or more Affiliated Funds holding Pre-Boarding Investments may have the opportunity to make a Follow-On Investment that is a Potential Co-Investment Transaction in an issuer with respect to which they have not previously participated in a Co-Investment Transaction. In these cases, the Regulated Funds and Affiliated ~~Funds~~Fund may rely on the Order to make such Follow-On Investment subject to the requirements of Condition 9. These enhanced review requirements constitute an “onboarding process” whereby Regulated Funds and Affiliated ~~Funds~~Fund may utilize the Order to participate in Co-Investment Transactions even though they already hold Pre-Boarding Investments. For a given issuer, the participating Regulated Funds and Affiliated ~~Funds~~Fund need to comply with these requirements only for the first Co-Investment Transaction. Subsequent Co-Investment Transactions with respect to the issuer will be governed by Condition 8 under the standard review process.

4.          Dispositions
 The Regulated Funds and each Affiliated ~~Funds~~Fund may be presented with opportunities to sell, exchange or otherwise dispose of securities in a transaction that would be prohibited by Rule 17d-1 or Section 57(a)(4), as applicable. If the Order is granted, such Dispositions will be made in a manner that, over time, is fair and equitable to all of the Regulated and Affiliated Funds and in accordance with procedures set forth in the proposed Conditions to the Order and discussed below.

The Order would divide these Dispositions into two categories: (i) if the Regulated Funds and the Affiliated ~~Funds~~Fund holding investments in the issuer have previously participated in a Co-Investment Transaction with respect to the issuer and continue to hold any securities acquired in a Co-Investment Transaction for such issuer, then the terms and approval of the Disposition (hereinafter referred to as “Standard Review Dispositions”) would be subject to the process discussed in Section III.A.4.a. below and governed by Condition 6; and (ii) if the Regulated Funds and Affiliated ~~Funds~~Fund have not previously participated in a Co-Investment Transaction with respect to the issuer, then the terms and approval of the Disposition (hereinafter referred to as “Enhanced Review Dispositions”) would be subject to the same “onboarding process” discussed in Section III.A.4.b. below and governed by Condition 7.

        (a)          Standard Review Dispositions
 A Regulated Fund may participate in a Standard Review Disposition either with the approval of the Required Majority using the standard procedures required under Condition 6(d) or, where certain additional requirements are met, without Board approval under Condition 6(c).

A Regulated Fund may participate in a Standard Review Disposition without obtaining the prior approval of the Required Majority if (i) the Disposition is a Pro Rata Disposition or (ii) the securities are Tradable Securities and the Disposition meets the other requirements of Condition 6(c)(ii).

A “Pro Rata Disposition” is a Disposition (i) in which the participation of each Affiliated Fund and each Regulated Fund is proportionate to its outstanding investment in the security subject to Disposition immediately preceding the Disposition;~~12~~ and (ii) in the case of a Regulated Fund, a majority of the Board has approved the Regulated Fund’s participation in pro rata Dispositions as being in the best interests of the Regulated Fund. The Regulated Fund’s Board may refuse to approve, or at any time rescind, suspend or qualify, their approval of Pro Rata Dispositions, in which case all subsequent Dispositions will be submitted to the Regulated Fund’s Eligible ~~Trustees~~Directors.

In the case of a Tradable Security, approval of the ~~required majority~~Required Majority is not required for the Disposition if: (x) the Disposition is not to the issuer or any affiliated person of the issuer;~~13~~11 and (y) the security is sold for cash in a transaction in which the only term negotiated by or on behalf of the participating Regulated Funds and Affiliated ~~Funds~~Fund is price. Pro Rata Dispositions and Dispositions of a Tradable Security remain subject to the Board’s periodic review in accordance with Condition 10.

        (b)          Enhanced Review Dispositions
 One or more Regulated Funds and one or more Affiliated Funds that have not previously participated in a Co-Investment Transaction with respect to an issuer may have the opportunity to make a Disposition of Pre-Boarding Investments in a Potential Co-Investment Transaction. In these cases, the Regulated Funds and Affiliated ~~Funds~~Fund may rely on the Order to make such Disposition subject to the requirements of Condition 7. As discussed above, with respect to investment in a given issuer, the participating Regulated Funds and Affiliated ~~Funds~~Fund need only complete the onboarding process for the first Co-Investment Transaction, which may be an Enhanced Review Follow-On or an Enhanced Review Disposition.~~14~~12 Subsequent Co-Investment Transactions with respect to the issuer will be governed by Condition 6 or 8 under the standard review process.

5.          Use of Wholly-Owned Investment Subs
           A Regulated Fund may, from time to time, form one or more Wholly-Owned Investment Subs. Such a subsidiary may be prohibited from investing in a Co-Investment Transaction with a Regulated Fund (other than its parent) or any Affiliated Fund because it would be a company controlled by its parent Regulated Fund for purposes of Section 57(a)(4) and Rule 17d-1. Applicants request that each Wholly-Owned Investment Sub be permitted to participate in Co-Investment Transactions in lieu of the applicable parent Regulated Fund that owns it and that the Wholly-Owned Investment Sub’s participation in any

~~12 See note 29, below.~~
~~13~~11 In the case of a Tradable Security, Dispositions to the issuer or an affiliated person of the issuer are not permitted so that funds participating in the Disposition do not benefit to the detriment of Regulated Funds that remain invested in the issuer. For example, if a Disposition of a Tradable Security were permitted to be made to the issuer, the issuer may be reducing its short term assets (i.e., cash) to pay down long term liabilities.
~~14~~12 However, with respect to an issuer, if a Regulated Fund’s first Co-Investment Transaction is an Enhanced Review Disposition, and the Regulated Fund does not dispose of its entire position in the Enhanced Review Disposition, then before such Regulated Fund may complete its first Standard Review Follow-On in such issuer, the Eligible ~~Trustees~~Directors must review the proposed Follow-On Investment not only on a stand-alone basis but also in relation to the total economic exposure in such issuer (i.e., in combination with the portion of the Pre-Boarding Investment not disposed of in the Enhanced Review Disposition), and the other terms of the investments. This additional review is required because such findings were not required in connection with the prior Enhanced Review Disposition, but they would have been required had the first Co-Investment Transaction been an Enhanced Review Follow-On.

such transaction be treated, for purposes of the Order, as though the parent Regulated Fund were participating directly.

B.	Applicable Law
1.          Section 17(d) and Section 57(a)(4)
Section 17(d) of the Act generally prohibits an affiliated person (as defined in Section 2(a)(3) of the Act), or an affiliated person of such affiliated person, of a registered investment company acting as principal, from effecting any transaction in which the registered investment company is a joint or a joint and several participant, in contravention of such rules as the Commission may prescribe for the purpose of limiting or preventing participation by the registered investment company on a basis different from or less advantageous than that of such other participant.

Similarly, with regard to BDCs, Section 57(a)(4) prohibits certain persons specified in Section 57(b) from participating in a joint transaction with the BDC, or a company controlled by the BDC~~,~~  in contravention of rules as prescribed by the Commission. In particular~~,~~  Section 57(a)(4) applies to:
●	Any director, officer, employee, or member of an advisory board of a BDC or any person (other than the BDC itself) who is an affiliated person of the forgoing pursuant to Section 2(a)(3)(C); or

●
Any investment adviser or promoter of, general partner in, principal underwriter for, or person directly or indirectly either controlling, controlled by, or under common control with, a BDC (except the BDC itself and any person who, if it were not directly or indirectly controlled by the BDC, would not be directly or indirectly under the control of a person who controls the BDC);~~15~~[13] or any person who is an affiliated person of any of the forgoing within the meaning of Section 2(a)(3)(C) or (D).

Section 2(a)(3)(C) defines an “affiliated person” of another person to include any person directly or indirectly controlling, controlled by, or under common control with, such other person. Section 2(a)(3)(D) defines “any officer, director, partner, copartner, or employee” of an affiliated person as an affiliated person. Section 2(a)(9) defines “control” as the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with that company. Under Section 2(a)(9) a person who beneficially owns, either directly or through one or more controlled companies, more than 25% of the voting securities of a company is presumed to control such company. The Commission and its staff have indicated on a number of occasions their belief that an investment adviser that provides discretionary investment management services to a fund and that sponsored, selected the initial directors, and provides administrative or other non-advisory services to the fund, controls such fund, absent compelling evidence to the contrary.~~16~~14

~~15~~13 Also excluded from this category by Rule 57b-1 is any person who would otherwise be included (a) solely because that person is directly or indirectly controlled by a BDC, or (b) solely because that person is, within the meaning of Section 2(a)(3)(C) or (D), an affiliated person of a person described in (a) above.
~~16~~14 See, e.g., SEC Rel. No. IC-4697 (Sept. 8, 1966) (“For purposes of Section 2(a)(3)(C), affiliation based upon control would depend on the facts of the given situation, including such factors as extensive interlocks of officers, directors or key personnel, common investment advisers or underwriters, etc.”); Lazard Freres Asset Management, SEC No-Action Letter (pub. avail. Jan. 10, 1997) (“While, in some circumstances, the nature of an advisory relationship may give an adviser control over its client’s management or policies, whether an investment company and another entity are under common control is a factual question…”).

2.          Rule 17d-1
Rule 17d-1 generally prohibits an affiliated person (as defined in Section 2(a)(3)), or an affiliated person of such affiliated person, of a registered investment company acting as principal, from effecting any transaction in which the registered investment company, or a company controlled by such registered company, is a joint or a joint and several participant, in contravention of such rules as the Commission may prescribe for the purpose of limiting or preventing participation by the registered investment company on a basis different from or less advantageous than that of such first or second tier affiliate. Rule 17d-1 generally prohibits participation by a registered investment company and an affiliated person (as defined in Section 2(a)(3)) or principal underwriter for that investment company, or an affiliated person of such affiliated person or principal underwriter, in any “joint enterprise or other joint arrangement or profit-sharing plan,” as defined in the rule, without prior approval by the Commission by order upon application.

Rule 17d-1 was promulgated by the Commission pursuant to Section 17(d) and made applicable to persons subject to Sections 57(a) and (d) by Section 57(i) to the extent specified therein. Section 57(i) provides that, until the Commission prescribes rules under Sections 57(a) and (d), the Commission’s rules under Section 17(d) applicable to registered closed-end investment companies will be deemed to apply to persons subject to the prohibitions of Section 57(a) or (d). Because the Commission has not adopted any rules under Section 57(a) or (d), Rule 17d-1 applies to persons subject to the prohibitions of Section 57(a) or (d).

Applicants seek relief pursuant to Rule 17d-1, which permits the Commission to authorize joint transactions upon application. In passing upon applications filed pursuant to Rule 17d-1, the Commission is directed by Rule 17d-1(b) to consider whether the participation of a registered investment company or controlled company thereof in the joint enterprise or joint arrangement under scrutiny is consistent with provisions, policies and purposes of the Act and the extent to which such participation is on a basis different from or less advantageous than that of other participants.

The Commission has stated that Section 17(d), upon which Rule 17d-1 is based, and upon which Section 57(a)(4) was modeled, was designed to protect investment companies from self-dealing and overreaching by insiders. The Commission has also taken notice that there may be transactions subject to these prohibitions that do not present the dangers of overreaching.~~17~~15 The Court of Appeals for the Second Circuit has enunciated a like rationale for the purpose behind Section 17(d): “The objective of [Section] 17(d)…is to prevent…injuring the interest of stockholders of registered investment companies by causing the company to participate on a basis different from or less advantageous than that of such other participants.”~~18~~16 Furthermore, Congress acknowledged that the protective system established by the enactment of Section 57 is “similar to that applicable to registered investment companies under Section 17, and rules thereunder, but is modified to address concerns relating to unique characteristics presented by business development companies.”~~19~~17

Applicants believe that the Conditions would ensure that the conflicts of interest that Section 17(d) and Section 57(a)(4) were designed to prevent would be addressed and the standards for an order under Rule 17d-1 and Section 57(i) would be met.

~~17~~15 See Protecting Investors: A Half-Century of Investment Company Regulation, 1504 Fed. Sec. L. Rep., Extra Edition (May 29, 1992) at 488 et seq.
~~18~~16 Securities and Exchange Commission v. Talley Industries, Inc., 399 F.2d 396, 405 (2d Cir. 1968), cert. denied, 393 U.S. 1015 (1969).
~~19~~17 H.Rep. No. 96-1341, 96th Cong., 2d Sess. 45 (1980) reprinted in 1980 U.S.C.C.A.N. 4827.

C.	Need for Relief
Co-Investment Transactions are prohibited by either or both of Rule 17d-1 and Section 57(a)(4) without a prior exemptive order of the Commission to the extent that the Affiliated Funds and the Regulated Funds participating in such transactions fall within the category of persons described by Rule 17d-1 and/or Section 57(b), as modified by Rule 57b-1 thereunder, as applicable, vis-à-vis each participating Regulated Fund.

Each of the participating Regulated Funds and Affiliated Funds may be deemed to be affiliated persons vis-à-vis a Regulated Fund within the meaning of Section 2(a)(3) by reason of common control because (i) ~~Hamilton Lane~~Adviser manages, and may be deemed to control, the Existing Affiliated Funds and any other Affiliated Fund will be managed by, and may be deemed to be controlled by, an Adviser to Affiliated Funds; (ii) ~~Hamilton Lane~~Adviser is the investment adviser to, and may be deemed to control, the Fund and an Adviser to the Regulated Funds will be the investment adviser to, and may be deemed to control, any Future Regulated Fund; and (iii) ~~the Advisers~~any Adviser to Affiliated Funds and ~~the Advisers~~any Adviser to Regulated Funds are under common control. Thus, each of the Affiliated Funds could be deemed to be a person related to the Regulated Funds in a manner described by Section 57(b) and related to the other Regulated Funds in a manner described by Rule 17d-1; and therefore the prohibitions of Rule 17d-1 and Section 57(a)(4) would apply respectively to prohibit the Affiliated Funds from participating in Co-Investment Transactions with the Regulated Funds.

In addition, because the ~~Hamilton Lane~~Cypress Creek Proprietary Accounts are controlled by the Adviser or its affiliates and, therefore, may be under common control with the Fund, any future ~~Advisers~~Adviser, and any Future Regulated Funds, the ~~Hamilton Lane~~Cypress Creek Proprietary Accounts could be deemed to be persons related to the Regulated Funds (or a company controlled by the Regulated Funds) in a manner described by Section 57(b) and also prohibited from participating in the Co-Investment Program. Each Regulated Fund would also be related to each other Regulated Fund in a manner described by 57(b) or rule 17d-1, as applicable, and thus prohibited from participating in Co-Investment Transactions with each other.

D.	Precedents
The Commission has issued numerous exemptive orders under the Act permitting registered investment companies and BDCs to co-invest with affiliated persons.~~20~~18 Although the various precedents

~~20~~18 See, e.g., Pomona Investment Fund, et al. (File No. 812-15218) Investment Company Act Rel. Nos. 34374 (September 14, 2021) (notice) and 34398 (October 13, 2021) (order); Hamilton Lane Private Assets Fund, et al. (File No. 812-15099) Investment Company Act Rel. Nos. 34182 (January 28, 2021) (notice) and 34201 (February 23, 2021) (order); AB Private Credit Investors Corp., et al. (File No. 812-14925) Investment Company Act Rel. Nos. 33152 (July 9, 2018) (notice) and 33191 (August 6, 2018) (order); Blackstone / GSO Floating Rate Enhanced Income Fund, et al. (File No. 812-14835) Investment Company Act Rel. Nos. 33149 (July 6, 2018) (notice) and 33186 (July 31,2018); Benefit Street Partners BDC, Inc., et al. (File No. 812-14601) Investment Company Act Rel. Nos. 33068 (April 6, 2018) (notice) and 33090 (May 1, 2018) (order); Triloma EIG Energy Income Fund, et al. (File No. 812-14848) Investment Company Act Rel. Nos. 33047 (March 14, 2018) (notice) and 33070 (April 10, 2018) (order); Corporate Capital Trust, Inc., et al. (File No. 812-14882) Investment Company Act Rel. Nos. 33043 (March 8, 2018) (notice) and 33064 (April 3, 2018) (order); Alcentra Capital Corporation, et al. (File No. 812-14760) Investment Company Act Rel. Nos. 33038 (February 28, 2018) (notice) and 33059 (March 27, 2018) (order); TriplePoint Venture Growth BDC Corp., et al. (File No. 812-14773) Investment Company Act Rel. Nos. 33037 (February 28, 2018) (notice) and 33060 (March 28, 2018) (order); Bain Capital Specialty Finance, Inc., et al. (File No. 812-14766) Investment Company Act Rel. Nos. 33031 (February 23, 2018) (notice) and 33051 (March 22, 2018) (order); Guggenheim Credit Income Fund, et al. (File No. 812-14831) Investment Company Act Rel. Nos. 32960 (January 3, 2018) (notice) and 32996 (January 30, 2018) (order); TCG BDC, Inc., et al. (File No. 812-14798) Investment Company Act Rel. Nos. 32945 (December 20, 2017) (notice) and 32969 (January 17, 2018) (order);

involved somewhat different formulae, the Commission has accepted, as a basis for relief from the prohibitions on joint transactions, use of allocation and approval procedures to protect the interests of investors in ~~the~~ BDCs and registered investment companies. Applicants submit that the allocation procedures set forth in the Conditions for relief are consistent with and expand the range of investor protections found in the orders we cite.
~~Ares Capital Corporation and its affiliates, Apollo Investment Corporation and its affiliates and Oaktree Strategic Income, LLC and its affiliates each previously received exemptive relief consistent with the relief Applicants are requesting herein. Thus, Applicants based the Application on the applications of Ares Capital Corporation and its affiliates, for which an order was issued on January 18, 2017 (the “Ares Order”),21 Apollo Investment Corporation and its affiliates, for which an order was granted on March 29, 2016 (the “Apollo Order”),22 and Oaktree Strategic Income, LLC and its affiliates, for which an order was granted on October 18, 2017 (the “ Oaktree Order”).23 Applicants believe that the relief requested herein is consistent with the policy underlying the Ares Order, the Apollo Order and the Oaktree Order as well as co-investment relief granted by the Commission to other BDCs and to registered closed-end funds.~~
The Commission also has issued orders extending co-investment relief to proprietary accounts.~~24~~19

IV.          STATEMENT IN SUPPORT OF RELIEF REQUESTED
 In accordance with Rule 17d-1 (made applicable to transactions subject to Section 57(a) by Section 57(i)), the Commission may grant the requested relief as to any particular joint transaction if it finds that the participation of the Regulated Funds in the joint transaction is consistent with the provisions, policies and purposes of the Act and is not on a basis different from or less advantageous than that of other participants. Applicants submit that allowing the Co-Investment Transactions described in this Application is justified on the basis of (i) the potential benefits to the Regulated Funds and the shareholders thereof and (ii) the protections found in the Conditions.

As required by Rule 17d-1(b), the Conditions ensure that the terms on which Co-Investment Transactions may be made will be consistent with the participation of the Regulated Funds being on a basis that it is neither different from nor less advantageous than other participants, thus protecting the equity holders of any participant from being disadvantaged. The Conditions ensure that all Co-Investment Transactions are reasonable and fair to the Regulated Funds and their shareholders and do not involve overreaching by any person concerned, including the ~~Advisers~~Adviser.

BlackRock Capital Investment Corporation, et al. (File No. 812-14582) Investment Company Act Rel. Nos. 32943 (December 19, 2017) (notice) and 32968 (January 16, 2018) (order).
~~21~~ Ares Capital Corporation, et al. ~~(File No. 812-13603) Release No. IC-32427 (January 18, 2017) (order), Release No. IC-32399 (December 21, 2016) (notice).~~
~~22 See~~ Apollo Investment Corporation, et al. ~~(File No. 812-13754) Investment Company Act Rel. Nos. 32019 (March 2, 2016) (notice) and 32057 (March 29, 2016) (order).~~
~~23 See~~ Oaktree Strategic Income, LLC, et al. ~~(File No. 812-14758) Investment Company Act Rel. Nos. 32831 (September 22, 2017) (notice) and 32862 (October 18, 2017) (order).~~
~~24~~19 See Stellus Capital Investment Corporation, et al. (File No. 812-14855) Investment Company Act Rel Nos. 33289 (Nov. 6, 2018) (notice) and 33316 (Dec. 4, 2018) (order); Blackstone / GSO Floating Rate Enhanced Income Fund, et al. (File No. 812-14835) Investment Company Act Rel. Nos. 33149 (July 6, 2018) (notice) and 33186 (July 31,2018); Corporate Capital Trust, Inc., et al. (File No. 812-14882) Inv. Co. Act Rel. Nos. 33043 (March 8, 2018) (notice) and 33064 (April 3, 2018) (order); TriplePoint Venture Growth BDC Corp., et al. (File No. 812-14773) Investment Company Act Rel. Nos. 33037 (February 28, 2018) (notice) and 33060 (March 28, 2018) (order); TCG BDC, Inc., et al. (File No. 812-14798) Investment Company Act Rel. Nos. 32945 (December 20, 2017) (notice) and 32969 (January 17, 2018) (order); Medley Capital Corporation, et al. (File No. 812-14778) Investment Company Act Rel. Nos. 32809 (September 8, 2017) (notice) and 32850 (October 4, 2017) (order); and Harvest Capital Credit Corporation, et al. (File No. 812-14365) Investment Company Act Rel. No. 31860 (October 5, 2015) (notice) and 31930 (December 10, 2015) (order).

A.	Potential Benefits
In the absence of the relief sought hereby, in many circumstances, the Regulated Funds would be limited in their ability to participate in attractive and appropriate investment opportunities. Section 17(d), Section 57(a)(4) and Rule 17d-1 should not prevent BDCs and registered closed-end investment companies from making investments that are in the best interests of their shareholders.

Each Regulated Fund and its shareholders will benefit from the ability to participate in Co-Investment Transactions. The Board, including the Required Majority, of each Regulated Fund will determine that it is in the best interests of the Regulated Fund to participate in Co-Investment Transactions because, among other matters, (i) the Regulated Fund should be able to participate in a larger number and greater variety of transactions; (ii) the Regulated Fund should be able to participate in larger transactions; (iii) the Regulated Fund should be able to participate in all opportunities approved by a Required Majority or otherwise permissible under the Order rather than risk underperformance through rotational allocation of opportunities among the Regulated Funds; (iv) the Regulated Fund and any other Regulated Funds participating in the proposed investment should have greater bargaining power, more control over the investment and less need to bring in other external investors or structure investments to satisfy the different needs of external investors; (v) the Regulated Fund should be able to obtain greater attention and better deal flow from investment bankers and others who act as sources of investments; and (vi) the Conditions are fair to the Regulated Funds and their shareholders.

B.	Protective Representations ~~and Conditions~~
The Conditions ensure that the proposed Co-Investment Transactions are consistent with the protection of each Regulated Fund’s shareholders and with the purposes intended by the policies and provisions of the Act. Specifically, the Conditions incorporate the following critical protections: (i) all Regulated Funds participating in the Co-Investment Transactions will invest at the same time (except that, subject to the limitations in the Conditions, the settlement date for an Affiliated Fund in a Co-Investment Transaction may occur up to ten business days after the settlement date for the Regulated Fund, and vice versa), for the same price and with the same terms, conditions, class, registration rights and any other rights, so that none of them receives terms more favorable than any other; (ii) a Required Majority of each Regulated Fund must approve various investment decisions (not including transactions completed on a pro rata basis pursuant to Conditions 6(c)(i) and 8(b)(i) or otherwise not requiring Board approval) with respect to such Regulated Fund in accordance with the Conditions; and (iii) the Regulated Funds are required to retain and maintain certain records.

Applicants believe that participation by the Regulated Funds in Pro Rata Follow-On Investments and Pro Rata Dispositions, as provided in Conditions 6(c)(i) and 8(b)(i), is consistent with the provisions, policies and purposes of the Act and will not be made on a basis different from or less advantageous than that of other participants. A formulaic approach, such as pro rata investment or disposition eliminates the possibility for overreaching and unnecessary prior review by the Board. Applicants note that the Commission has adopted a similar pro rata approach in the context of Rule 23c-2, which relates to the redemption by a closed-end investment company of less than all of a class of its securities, indicating the general fairness and lack of overreaching that such approach provides.

Applicants also believe that the participation by the Regulated Funds in Non-Negotiated Follow-On Investments and in Dispositions of Tradable Securities without the approval of a Required Majority is consistent with the provisions, policies and purposes of the Act as there is no opportunity for overreaching by affiliates.

If an Adviser, its principals, or any person controlling, controlled by, or under common control with the Adviser or its principals, and the Affiliated ~~Funds~~Fund (collectively, the “Holders”) own in the aggregate more than 25 percent of the outstanding voting shares of a Regulated Fund (the “Shares”), then the Holders will vote such Shares as required under Condition 15.

Applicants believe that this condition will ensure that the Independent Trustees will act independently in evaluating Co-Investment Transactions, because the ability of an Adviser or its principals to influence the Independent Trustees by a suggestion, explicit or implied, that the Independent Trustees can be removed if desired by the Holders will be limited significantly. The Independent Trustees shall evaluate and approve any independent party, taking into account its qualifications, reputation for independence, cost to the shareholders, and other factors that they deem relevant.

In sum, Applicants believe that the Conditions would ensure that each Regulated Fund that participates in any type of Co-Investment Transaction does not participate on a basis different from, or less advantageous than, that of such other participants for purposes of Section 17(d) or Section 57(a)(4) and the Rules under the Act. As a result, Applicants believe that the participation of the Regulated Funds in Co-Investment Transactions in accordance with the Conditions would be consistent with the provisions, policies, and purposes of the Act, and would be done in a manner that was not different from, or less advantageous than, the other participants.
C.	Conditions
Applicants agree that any Order granting the requested relief shall be subject to the following ~~conditions~~Conditions:

1.          Identification and Referral of Potential Co-Investment Transactions
(a)          The ~~Advisers~~Adviser will establish, maintain and implement policies and procedures reasonably designed to ensure that each Adviser is promptly notified of all Potential Co-Investment Transactions that fall within the then-current Objectives and Strategies and Board-Established Criteria of any Regulated Fund the Adviser manages.
(b)          When an Adviser to a Regulated Fund is notified of a Potential Co-Investment Transaction under Condition 1(a), the Adviser will make an independent determination of the appropriateness of the investment for the Regulated Fund in light of the Regulated Fund’s then-current circumstances.
2.          Board Approvals of Co-Investment Transactions
(a)          If an Adviser deems a Regulated Fund’s participation in any Potential Co-Investment Transaction to be appropriate for the Regulated Fund, it will then determine an appropriate level of investment for the Regulated Fund.
(b)          If the aggregate amount recommended by the ~~Advisers~~Adviser to be invested in the Potential Co-Investment Transaction by the participating Regulated Funds and any participating Affiliated ~~Funds~~Fund, collectively, exceeds the amount of the investment opportunity, the investment opportunity will be allocated among them pro rata based on the size of the Internal Orders, as described in Section III.A.1.b. above. Each Adviser to a participating Regulated Fund will promptly notify and provide the Eligible ~~Trustees~~Directors with information concerning the Affiliated ~~Funds’~~Fund’s and Regulated Funds’ order sizes to assist the Eligible ~~Trustees~~Directors with their review of the applicable Regulated Fund’s investments for compliance with these Conditions.

(c)          After making the determinations required in Condition 1(b) above, each Adviser to a participating Regulated Fund will distribute written information concerning the Potential Co-Investment Transaction (including the amount proposed to be invested by each participating Regulated Fund and each participating Affiliated Fund) to the Eligible ~~Trustees~~Directors of its participating Regulated Fund(s) for their consideration. A Regulated Fund will enter into a Co-Investment Transaction with one or more other Regulated Funds or the Affiliated ~~Funds~~Fund only if, prior to the Regulated Fund’s participation in the Potential Co-Investment Transaction, a Required Majority concludes that:
(i)
the terms of the transaction, including the consideration to be paid, are reasonable and fair to the Regulated Fund and its shareholders and do not involve overreaching in respect of the Regulated Fund or its shareholders on the part of any person concerned;

(ii)	the transaction is consistent with:
(A)	the interests of the Regulated Fund’s shareholders; and
(B)	the Regulated Fund’s then-current Objectives and Strategies;
(iii)
the investment by any other Regulated Fund(s) or Affiliated Fund(s) would not disadvantage the Regulated Fund, and participation by the Regulated Fund would not be on a basis different from, or less advantageous than, that of any other Regulated Fund(s) or Affiliated Fund(s) participating in the transaction; provided that the Required Majority shall not be prohibited from reaching the conclusions required by this Condition 2(c)(iii) if:

(A)
 the settlement date for another Regulated Fund or an Affiliated Fund in a Co-Investment Transaction is later than the settlement date for the Regulated Fund by no more than ten business days or earlier than the settlement date for the Regulated Fund by no more than ten business days, in either case, so long as: (x) the date on which the commitment of the Affiliated Fund and Regulated Funds is made is the same; and (y) the earliest settlement date and the latest settlement date of any Affiliated Fund or Regulated Fund participating in the transaction will occur within ten business days of each other; or

(B)
any other Regulated Fund or Affiliated Fund, but not the Regulated Fund itself, gains the right to nominate a director for election to a portfolio company’s board of directors, the right to have a board observer or any similar right to participate in the governance or management of the portfolio company so long as: (x) the Eligible ~~Trustees~~Directors will have the right to ratify the selection of such director or board observer, if any; (y) the Adviser agrees to, and does, provide periodic reports to the Regulated Fund’s Board with respect to the actions of such director or the information received by such board observer or obtained through the exercise of any similar right to participate in the governance or management of the portfolio company; and (z) any fees or other compensation that any other Regulated Fund or Affiliated Fund or any affiliated person of any other Regulated Fund or Affiliated Fund receives in connection with the right of one or more Regulated Funds or Affiliated Funds to nominate a director or appoint a board observer or otherwise to participate in the governance or management of the portfolio company will be shared proportionately among any participating Affiliated Funds (who may, in turn, share their portion with their affiliated persons) and any participating Regulated Fund(s) in accordance with the amount of each such party’s investment; and

(iv)
the proposed investment by the Regulated Fund will not involve compensation, remuneration or a direct or indirect~~25~~[20] financial benefit to the ~~Advisers~~Adviser, any other Regulated Fund, the Affiliated ~~Funds~~Fund or any affiliated person of any of them (other than the parties to the Co-Investment Transaction), except (A) to the extent permitted by Condition 14, (B) to the extent permitted by Section 17(e) or 57(k), as applicable, (C) indirectly, as a result of an interest in the securities issued by one of the parties to the Co-Investment Transaction, or (D) in the case of fees or other compensation described in Condition 2(c)(iii)(B)(z).

3.          Right to Decline. Each Regulated Fund has the right to decline to participate in any Potential Co-Investment Transaction or to invest less than the amount proposed.
4.          General Limitation. Except for Follow-On Investments made in accordance with Conditions 8 and 9 below,~~26~~21 a Regulated Fund will not invest in reliance on the Order in any issuer in which a Related Party has an investment.
5.          Same Terms and Conditions. A Regulated Fund will not participate in any Potential Co-Investment Transaction unless (i) the terms, conditions, price, class of securities to be purchased, date on which the commitment is entered into and registration rights (if any) will be the same for each participating Regulated Fund and Affiliated Fund and (ii) the earliest settlement date and the latest settlement date of any participating Regulated Fund or Affiliated Fund will occur as close in time as practicable and in no event more than ten business days apart. The grant to one or more Regulated Funds or Affiliated Funds, but not the respective Regulated Fund, of the right to nominate a director for election to a portfolio company’s board of directors, the right to have an observer on the board of directors or similar rights to participate in the governance or management of the portfolio company will not be interpreted so as to violate this Condition 5, if Condition 2(c)(iii)(B) is met.
6.          Standard Review Dispositions.
(a)          General. If any Regulated Fund or Affiliated Fund elects to sell, exchange or otherwise dispose of an interest in a security and one or more Regulated Funds and Affiliated Funds have previously participated in a Co-Investment Transaction with respect to the issuer, then:
(i)	the Adviser to such Regulated Fund or Affiliated Fund~~27~~[22] will notify each Regulated Fund that holds an investment in the issuer of the proposed Disposition at the earliest practical time; and
(ii)	the Adviser to each Regulated Fund that holds an investment in the issuer will formulate a recommendation as to participation by such Regulated Fund in the Disposition.
(b)          Same Terms and Conditions. Each Regulated Fund will have the right to participate in such Disposition on a proportionate basis, at the same price and on the same terms and conditions as those applicable to the Affiliated ~~Funds~~Fund and any other Regulated Fund.
(c)          No Board Approval Required. A Regulated Fund may participate in such a Disposition without obtaining prior approval of the Required Majority if:

~~25~~20 For example, procuring the Regulated Fund’s investment in a Potential Co-Investment Transaction to permit an affiliate to complete or obtain better terms in a separate transaction would constitute an indirect financial benefit.
~~26~~21 This exception applies only to Follow-On Investments by a Regulated Fund in issuers in which that Regulated Fund already holds investments.
~~27~~22 Any ~~Hamilton Lane~~Cypress Creek Proprietary Account that is not advised by the Adviser is itself deemed to be an Adviser for purposes of Conditions 6(a)(i), 7(a)(i), 8(a)(i), and 9(a)(i).

(i)
(A) the participation of each Regulated Fund and Affiliated Fund in such Disposition is proportionate to its then-current holding of the security (or securities) of the issuer that is (or are) the subject of the Disposition;~~28~~[23] (B) the Board of the Regulated Fund has approved as being in the best interests of the Regulated Fund the ability to participate in such Dispositions on a pro rata basis (as described in greater detail in the Application); and (C) the Board of the Regulated Fund is provided on a quarterly basis with a list of all Dispositions made in accordance with this Condition; or

(ii)
each security is a Tradable Security and (A) the Disposition is not to the issuer or any affiliated person of the issuer; and (B) the security is sold for cash in a transaction in which the only term negotiated by or on behalf of the participating Regulated Funds and Affiliated Funds is price.

(d)          Standard Board Approval. In all other cases, the Adviser will provide its written recommendation as to the Regulated Fund’s participation to the Eligible ~~Trustees~~Directors and the Regulated Fund will participate in such Disposition solely to the extent that a Required Majority determines that it is in the Regulated Fund’s best interests.
7.          Enhanced Review Dispositions.
(a)          General. If any Regulated Fund or Affiliated Fund elects to sell, exchange or otherwise dispose of a Pre-Boarding Investment in a Potential Co-Investment Transaction and the Regulated Funds and Affiliated ~~Funds~~Fund have not previously participated in a Co-Investment Transaction with respect to the issuer:
(i)	the Adviser to such Regulated Fund or Affiliated Fund will notify each Regulated Fund that holds an investment in the issuer of the proposed Disposition at the earliest practical time;
(ii)	the Adviser to each Regulated Fund that holds an investment in the issuer will formulate a recommendation as to participation by such Regulated Fund in the Disposition; and
(iii)
the ~~Advisers~~Adviser will provide to the Board of each Regulated Fund that holds an investment in the issuer all information relating to the existing investments in the issuer of the Regulated Funds and Affiliated Fund, including the terms of such investments and how they were made, that is necessary for the Required Majority to make the findings required by this Condition.

(b)          Enhanced Board Approval. The Adviser will provide its written recommendation as to the Regulated Fund’s participation to the Eligible ~~Trustees~~Directors, and the Regulated Fund will participate in such Disposition solely to the extent that a Required Majority determines that:
(i)	the Disposition complies with Condition 2(c)(i), (ii), (iii)(A), and (iv); and
(ii)	the making and holding of the Pre-Boarding Investments were not prohibited by Section 57 or Rule 17d-1, as applicable, and records the basis for the finding in the Board minutes.

~~28~~23 In the case of any Disposition, proportionality will be measured by each participating Regulated Fund’s and Affiliated Fund’s outstanding investment in the security in question immediately preceding the Disposition.

(c)          Additional Requirements: The Disposition may only be completed in reliance on the Order if:
(i)
Same Terms and Conditions. Each Regulated Fund has the right to participate in such Disposition on a proportionate basis, at the same price and on the same terms and Conditions as those applicable to the Affiliated ~~Funds~~Fund and any other Regulated Fund;

(ii)	Original Investments. All of the Affiliated ~~Funds’~~Fund’s and Regulated Funds’ investments in the issuer are Pre-Boarding Investments;
(iii)
Advice of counsel. Independent counsel to the Board advises that the making and holding of the investments in the Pre-Boarding Investments were not prohibited by Section 57 (as modified by Rule 57b-1) or Rule 17d-1, as applicable;

(iv)
Multiple Classes of Securities. All Regulated Funds and Affiliated Funds that hold Pre-Boarding Investments in the issuer immediately before the time of completion of the Co-Investment Transaction hold the same security or securities of the issuer. For the purpose of determining whether the Regulated Funds and Affiliated ~~Funds~~Fund hold the same security or securities, they may disregard any security held by some but not all of them if, prior to relying on the Order, the Required Majority is presented with all information necessary to make a finding, and finds, that: (x) any Regulated Fund’s or Affiliated Fund’s holding of a different class of securities (including for this purpose a security with a different maturity date) is immaterial~~29~~[24] in amount, including immaterial relative to the size of the issuer; and (y) the Board records the basis for any such finding in its minutes. In addition, securities that differ only in respect of issuance date, currency, or denominations may be treated as the same security; and

(v)
No control. The Affiliated ~~Funds~~Fund, the other Regulated Funds and their affiliated persons (within the meaning of Section 2(a)(3)(C) of the Act), individually or in the aggregate, do not control the issuer of the securities (within the meaning of Section 2(a)(9) of the Act).

8.          Standard Review Follow-Ons.
(a)          General. If any Regulated Fund or Affiliated Fund desires to make a Follow-On Investment in an issuer and the Regulated Funds and Affiliated ~~Funds~~Fund holding investments in the issuer previously participated in a Co-Investment Transaction with respect to the issuer:
(i)
the Adviser to each such Regulated Fund or Affiliated Fund will notify each Regulated Fund that holds securities of the portfolio company of the proposed transaction at the earliest practical time; and

(ii)
the Adviser to each Regulated Fund that holds an investment in the issuer will formulate a recommendation as to the proposed participation, including the amount of the proposed investment, by such Regulated Fund.

~~29~~24 In determining whether a holding is “immaterial” for purposes of the Order, the Required Majority will consider whether the nature and extent of the interest in the transaction or arrangement is sufficiently small that a reasonable person would not believe that the interest affected the determination of whether to enter into the transaction or arrangement or the terms of the transaction or arrangement.

(b)          No Board Approval Required. A Regulated Fund may participate in the Follow-On Investment without obtaining prior approval of the Required Majority if:
(i)
(A) the proposed participation of each Regulated Fund and each Affiliated Fund in such investment is proportionate to its outstanding investments in the issuer or the security at issue, as appropriate,~~30~~[25] immediately preceding the Follow-On Investment; and (B) the Board of the Regulated Fund has approved as being in the best interests of the Regulated Fund the ability to participate in Follow-On Investments on a pro rata basis (as described in greater detail in this Application); or

(ii)	it is a Non-Negotiated Follow-On Investment.
(c)          Standard Board Approval. In all other cases, the Adviser will provide its written recommendation as to the Regulated Fund’s participation to the Eligible ~~Trustees~~Directors and the Regulated Fund will participate in such Follow-On Investment solely to the extent that a Required Majority makes the determinations set forth in Condition 2(c). If the only previous Co-Investment Transaction with respect to the issuer was an Enhanced Review Disposition the Eligible ~~Trustees~~Directors must complete this review of the proposed Follow-On Investment both on a stand-alone basis and together with the Pre-Boarding Investments in relation to the total economic exposure and other terms of the investment.
(d)          Allocation. If, with respect to any such Follow-On Investment:
(i)
the amount of the opportunity proposed to be made available to any Regulated Fund is not based on the Regulated Funds’ and the Affiliated ~~Funds’~~Fund’s outstanding investments in the issuer or the security at issue, as appropriate, immediately preceding the Follow-On Investment; and

(ii)
the aggregate amount recommended by the ~~Advisers~~Adviser to be invested in the Follow-On Investment by the participating Regulated Funds and any participating Affiliated ~~Funds~~Fund, collectively, exceeds the amount of the investment opportunity, then the Follow-On Investment opportunity will be allocated among them pro rata based on the size of the Internal Orders, as described in Section III.A.1.b. above.

(e)          Other Conditions. The acquisition of Follow-On Investments as permitted by this Condition will be considered a Co-Investment Transaction for all purposes and subject to the other Conditions set forth in this application.
9.          Enhanced Review Follow-Ons.
(a)          General. If any Regulated Fund or Affiliated Fund desires to make a Follow-On Investment in an issuer that is a Potential Co-Investment Transaction and the Regulated Funds and any Affiliated ~~Funds~~Fund holding investments in the issuer have not previously participated in a Co-Investment Transaction with respect to the issuer:

~~30~~25 To the extent that a Follow-On Investment opportunity is in a security or arises in respect of a security held by the participating Regulated Funds and any Affiliated Fund, proportionality will be measured by each participating Regulated Fund’s and Affiliated Fund’s outstanding investment in the security in question immediately preceding the Follow-On Investment using the most recent available valuation thereof. To the extent that a Follow-On Investment opportunity relates to an opportunity to invest in a security that is not in respect of any security held by any of the participating Regulated Funds or any Affiliated Fund, proportionality will be measured by each participating Regulated Fund’s and Affiliated Fund’s outstanding investment in the issuer immediately preceding the Follow-On Investment using the most recent available valuation thereof.

(i)	the Adviser to each such Regulated Fund or Affiliated Fund will notify each Regulated Fund that holds securities of the portfolio company of the proposed transaction at the earliest practical time;
(ii)
the Adviser to each Regulated Fund that holds an investment in the issuer will formulate a recommendation as to the proposed participation, including the amount of the proposed investment, by such Regulated Fund; and

(iii)
the ~~Advisers~~Adviser will provide to the Board of each Regulated Fund that holds an investment in the issuer all information relating to the existing investments in the issuer of the Regulated Funds and Affiliated ~~Funds~~Fund, including the terms of such investments and how they were made, that is necessary for the Required Majority to make the findings required by this Condition.

(b)          Enhanced Board Approval. The Adviser will provide its written recommendation as to the Regulated Fund’s participation to the Eligible ~~Trustees~~Directors, and the Regulated Fund will participate in such Follow-On Investment solely to the extent that a Required Majority reviews the proposed Follow-On Investment both on a stand-alone basis and together with the Pre-Boarding Investments in relation to the total economic exposure and other terms and makes the determinations set forth in Condition 2(c). In addition, the Follow-On Investment may only be completed in reliance on the Order if the Required Majority of each participating Regulated Fund determines that the making and holding of the Pre-Boarding Investments were not prohibited by Section 57 (as modified by Rule 57b-1) or Rule 17d-1, as applicable. The basis for the Board’s findings will be recorded in its minutes.
(c)          Additional Requirements. The Follow-On Investment may only be completed in reliance on the Order if:
(i)	Original Investments. All of the Affiliated ~~Funds’~~Fund’s and Regulated Funds’ investments in the issuer are Pre-Boarding Investments;
(ii)
Advice of counsel. Independent counsel to the Board advises that the making and holding of the investments in the Pre-Boarding Investments were not prohibited by Section 57 (as modified by Rule 57b-1) or Rule 17d-1, as applicable;

(iii)
Multiple Classes of Securities. All Regulated Funds and Affiliated Funds that hold Pre-Boarding Investments in the issuer immediately before the time of completion of the Co-Investment Transaction hold the same security or securities of the issuer. For the purpose of determining whether the Regulated Funds and Affiliated ~~Funds~~Fund hold the same security or securities, they may disregard any security held by some but not all of them if, prior to relying on the Order, the Required Majority is presented with all information necessary to make a finding, and finds, that: (x) any Regulated Fund’s or Affiliated Fund’s holding of a different class of securities (including for this purpose a security with a different maturity date) is immaterial in amount, including immaterial relative to the size of the issuer; and (y) the Board records the basis for any such finding in its minutes. In addition, securities that differ only in respect of issuance date, currency, or denominations may be treated as the same security; and

(iv)
No control. The Affiliated ~~Funds~~Fund, the other Regulated Funds and their affiliated persons (within the meaning of Section 2(a)(3)(C) of the Act), individually or in the aggregate, do not control the issuer of the securities (within the meaning of Section 2(a)(9) of the Act).

(d)          Allocation. If, with respect to any such Follow-On Investment:
(i)
the amount of the opportunity proposed to be made available to any Regulated Fund is not based on the Regulated Funds’ and the Affiliated ~~Funds’~~Fund’s outstanding investments in the issuer or the security at issue, as appropriate, immediately preceding the Follow-On Investment; and

(ii)
the aggregate amount recommended by the ~~Advisers~~Adviser to be invested in the Follow-On Investment by the participating Regulated Funds and any participating Affiliated ~~Funds~~Fund, collectively, exceeds the amount of the investment opportunity, then the Follow-On Investment opportunity will be allocated among them pro rata based on the size of the Internal Orders, as described in Section III.A.1.b. above.

(e)          Other Conditions. The acquisition of Follow-On Investments as permitted by this Condition will be considered a Co-Investment Transaction for all purposes and subject to the other Conditions set forth in this application.
10.          Board Reporting, Compliance and Annual Re-Approval.

(a)          Each Adviser to a Regulated Fund will present to the Board of each Regulated Fund, on a quarterly basis, and at such other times as the Board may request, (i) a record of all investments in Potential Co-Investment Transactions made by any of the other Regulated Funds or any Affiliated ~~Funds~~Fund during the preceding quarter that fell within the Regulated Fund’s then-current Objectives and Strategies and Board-Established Criteria that were not made available to the Regulated Fund, and an explanation of why such investment opportunities were not made available to the Regulated Fund; (ii) a record of all Follow-On Investments in and Dispositions of investments in any issuer in which the Regulated Fund holds any investments by any Affiliated Fund or other Regulated Fund during the prior quarter; and (iii) all information concerning Potential Co-Investment Transactions and Co-Investment Transactions, including investments made by other Regulated Funds or any Affiliated ~~Funds~~Fund that the Regulated Fund considered but declined to participate in, so that the Independent ~~Trustees~~Directors, may determine whether all Potential Co-Investment Transactions and Co-Investment Transactions during the preceding quarter, including those investments that the Regulated Fund considered but declined to participate in, comply with the Conditions.
(b)          All information presented to the Regulated Fund’s Board pursuant to this Condition will be kept for the life of the Regulated Fund and at least two years thereafter, and will be subject to examination by the Commission and its staff.
(c)          Each Regulated Fund’s chief compliance officer, as defined in rule 38a-1(a)(4), will prepare an annual report for its Board each year that evaluates (and documents the basis of that evaluation) the Regulated Fund’s compliance with the terms and Conditions of the ~~application~~Application and the procedures established to achieve such compliance.
(d)          The Independent ~~Trustees~~Directors will consider at least annually whether continued participation in new and existing Co-Investment Transactions is in the Regulated Fund’s best interests.
11.          Record Keeping. Each Regulated Fund will maintain the records required by Section 57(f)(3) of the Act as if each of the Regulated Funds were a BDC and each of the investments permitted under these Conditions were approved by the Required Majority under Section 57(f).

12.          TrusteeDirector Independence. No Independent ~~Trustee~~Director of a Regulated Fund will also be a director, general partner, managing member or principal, or otherwise be an “affiliated person” (as defined in the Act) of any Affiliated Fund.

13.           Expenses. The expenses, if any, associated with acquiring, holding or disposing of any securities acquired in a Co-Investment Transaction (including, without limitation, the expenses of the distribution of any such securities registered for sale under the Securities Act) will, to the extent not payable by the ~~Advisers~~Adviser under their respective advisory agreements with the Regulated Funds and the Affiliated ~~Funds~~Fund, be shared by the Regulated Funds and any participating Affiliated ~~Funds~~Fund in proportion to the relative amounts of the securities held or being acquired or disposed of, as the case may be.

14.          Transaction Fees.~~31~~26 Any transaction fee (including break-up, structuring, monitoring or commitment fees but excluding brokerage or underwriting compensation permitted by Section 17(e) or 57(k)) received in connection with any Co-Investment Transaction will be distributed to the participants on a pro rata basis based on the amounts they invested or committed, as the case may be, in such Co-Investment Transaction. If any transaction fee is to be held by an Adviser pending consummation of the transaction, the fee will be deposited into an account maintained by an Adviser at a bank or banks having the qualifications prescribed in Section 26(a)(1), and the account will earn a competitive rate of interest that will also be divided pro rata among the participants. None of the Adviser, the Affiliated ~~Funds~~Fund, the other Regulated Funds or any affiliated person of the Affiliated ~~Funds~~Fund or the Regulated Funds will receive any additional compensation or remuneration of any kind as a result of or in connection with a Co-Investment Transaction other than (i) in the case of the Regulated Funds and the Affiliated ~~Funds~~Fund, the pro rata transaction fees described above and fees or other compensation described in Condition 2(c)(iii)(B)(z), (ii) brokerage or underwriting compensation permitted by Section 17(e) or 57(k) or (iii) in the case of the Adviser, investment advisory compensation paid in accordance with investment advisory agreements between the applicable Regulated Fund(s) or Affiliated Fund(s) and its Adviser.

15.          Independence. If the Holders own in the aggregate more than 25 percent of the Shares of a Regulated Fund, then the Holders will vote such Shares ~~in the same percentages as the Regulated Fund’s other shareholders (not including the Holders)~~as directed by an independent third party when voting on (1) the election of directors; (2) the removal of one or more directors; or (3) any other matter under either the Act or applicable State law affecting the Board’s composition, size or manner of election.

V.          PROCEDURAL MATTERS
A.	Communications
Please address all communications concerning this Application and the Notice and Order to:
~~Frederick W. Shaw~~
Benjamin J. Murray
Chief ~~Risk~~Compliance Officer
~~Hamilton Lane Advisors~~Endowment Advisers, L.~~L~~P.~~C.~~, d/b/a Cypress Creek Partners
~~One Presidential Boulevard, 4th Floor~~
712 W. 34th Street, Suite 201
Austin, TX 78705

~~31~~26 Applicants are not requesting and the Commission is not providing any relief for transaction fees received in connection with any Co-Investment Transaction.

~~Bala Cynwyd, Pennsylvania 19004~~
Telephone: (~~610~~512) ~~617-5724~~660-5146

Please address any questions, and a copy of any communications, concerning this Application, the Notice and Order to:
~~Joshua B. Deringer~~
~~Faegre Drinker Biddle & Reath LLP~~
~~One Logan Square, Suite 2000~~
~~Philadelphia, PA 19103~~
~~(215) 988-2959,~~

George J. Zornada
K&L Gates LLP
State Street Financial Center
~~Lydia Gavalis~~
~~General Counsel~~
~~Hamilton Lane Advisors, L.L.C.~~
One ~~Presidential Boulevard, 4th Floor~~Lincoln St.
~~Bala Cynwyd, Pennsylvania 19004~~
Boston, MA 02111-2950
Telephone: (617) 261-3231

~~AND~~
~~Benjamin Mittman~~
~~Head of Fund Formation~~
~~Hamilton Lane Advisors, L.L.C.~~
~~One Presidential Boulevard, 4th Floor~~
~~Bala Cynwyd, Pennsylvania 19004~~
B.	Authorizations
The filing of this ~~Amended and Restated~~ Application for the Order sought hereby and the taking of all acts reasonably necessary to obtain the relief requested herein was authorized by the Board of the Fund pursuant to resolutions duly adopted by the Board on ~~February 24, 2020~~October 21, 2021 (attached hereto as Exhibit A). In accordance with Rule 0-2(c) under the Act, ~~each person executing the Application~~the Applicants state that all actions necessary to authorize the execution and filing of this Application have been taken, and the persons signing and filing this document are authorized to do so on behalf of the Applicants ~~being duly sworn deposes and says that he has duly executed the attached~~. Each person executing the Application ~~for~~is authorized to sign and file this document on behalf of the applicable entity listed~~; that he is authorized to execute the Application pursuant to the terms of an operating agreement, management agreement or otherwise; and that all actions by members, directors or other bodies necessary to authorize each such deponent to execute and file the Application have been taken.~~.
~~Frederick W. Shaw~~
~~Chief Risk Officer~~
~~Hamilton Lane Advisors, L.L.C.~~
~~One Presidential Boulevard, 4th Floor~~
~~Bala Cynwyd, Pennsylvania 19004~~
~~Signature Pages Follow~~

Applicants have caused this Application to be duly signed on their behalf on the ~~16th~~8th day of ~~October 2020~~December, 2021.
~~HAMILTON LANE PRIVATE ASSETS FUND~~

~~By:~~	~~/s/ Adam B. Shane~~
~~Name:~~	~~Adam B. Shane~~
~~Title:~~	~~Secretary~~

~~HAMILTON LANE ADVISORS, L.L.C.~~

~~By:~~	~~/s/ Lydia Gavalis~~
~~Name:~~	~~Lydia Gavalis~~
~~Title:~~	~~Secretary and General Counsel~~

~~2020 TACTICAL MARKET FUND LP~~
~~By:~~	~~2020 Tactical Market GP LLC, its general partner~~

~~By:~~	~~/s/ Adam B. Shane~~
~~Name:~~	~~Adam Shane~~
~~Title:~~	~~Assistant Secretary~~

~~EDGEWOOD PARTNERS LP~~
~~By:~~	~~HL Edgewood GP LLC, its general partner~~

~~By:~~	~~/s/ Adam B. Shane~~
~~Name:~~	~~Adam Shane~~
~~Title:~~	~~Assistant Secretary~~

~~FIFTH STOCKHOLM CI SPV L.P.~~
~~By:~~	~~HL Second Stockholm GP LLC, its general partner~~

~~By:~~	~~/s/ Adam B. Shane~~
~~Name:~~	~~Adam Shane~~
~~Title:~~	~~Assistant Secretary~~

~~FINANCE STREET AIV SPLITTER L.P.~~
~~By:~~	~~Finance Street GP LLC, its general partner~~

~~By:~~	~~/s/ Adam B. Shane~~
~~Name:~~	~~Adam Shane~~
~~Title:~~	~~Assistant Secretary~~

~~FLORIDA GROWTH FUND II LLC~~
~~By:~~	~~HL Florida Growth LLC, its manager~~

~~By:~~	~~/s/ Adam B. Shane~~
~~Name:~~	~~Adam Shane~~
~~Title:~~	~~Assistant Secretary~~

~~GREEN CORE FUND, L.P.~~
~~By:~~	~~Green Core GP LLC, its general partner~~

~~By:~~	~~/s/ Adam B. Shane~~
~~Name:~~	~~Adam Shane~~
~~Title:~~	~~Assistant Secretary~~

~~HAMILTON LANE CO-INVESTMENT FUND IV HOLDINGS LP~~
~~By:~~	~~Hamilton Lane Co-Investment GP IV LLC, its general partner~~

~~By:~~	~~/s/ Adam B. Shane~~
~~Name:~~	~~Adam Shane~~
~~Title:~~	~~Assistant Secretary~~

~~HAMILTON LANE CO-INVESTMENT FUND IV HOLDINGS-2 LP~~
~~By:~~	~~Hamilton Lane Co-Investment GP IV LLC, its general partner~~

~~By:~~	~~/s/ Adam B. Shane~~
~~Name:~~	~~Adam Shane~~
~~Title:~~	~~Assistant Secretary~~

~~HAMILTON LANE NM FUND I LP~~
~~By:~~	~~HL NM Fund I GP LLC, its general partner~~

~~By:~~	~~/s/ Adam B. Shane~~
~~Name:~~	~~Adam Shane~~
~~Title:~~	~~Assistant Secretary~~

~~HAMILTON LANE PRIVATE EQUITY FUND X HOLDINGS LP~~
~~By:~~	~~Hamilton Lane GP X LLC, its general partner~~

~~By:~~	~~/s/ Adam B. Shane~~
~~Name:~~	~~Adam Shane~~
~~Title:~~	~~Assistant Secretary~~

~~HAMILTON LANE PRIVATE MARKETS OPPORTUNITY FUND LP, CREDIT SERIES~~
~~By:~~	~~HL PMOF GP LLC, its general partner~~

~~By:~~	~~/s/ Adam B. Shane~~
~~Name:~~	~~Adam Shane~~
~~Title:~~	~~Assistant Secretary~~

~~HAMILTON LANE PRIVATE MARKETS OPPORTUNITY FUND LP, FUND-OF-FUNDS SERIES~~
~~By:~~	~~HL PMOF GP LLC, its general partner~~

~~By:~~	~~/s/ Adam B. Shane~~
~~Name:~~	~~Adam Shane~~
~~Title:~~	~~Assistant Secretary~~

~~HAMILTON LANE PRIVATE MARKETS OPPORTUNITY FUND LP, FUND-OF-FUNDS SERIES II~~
~~By:~~	~~HL PMOF GP LLC, its general partner~~

~~By:~~	~~/s/ Adam B. Shane~~
~~Name:~~	~~Adam Shane~~
~~Title:~~	~~Assistant Secretary~~

~~HAMILTON LANE SMID II HOLDINGS LP~~
~~By:~~	~~Hamilton Lane Global SMID II GP, its general partner~~

~~By:~~	~~/s/ Adam B. Shane~~

~~Name:~~	~~Adam Shane~~
~~Title:~~	~~Assistant Secretary~~

~~HAMILTON LANE STRATEGIC OPPORTUNITIES FUND V (SERIES 2019) HOLDINGS LP~~
~~By:~~	~~Hamilton Lane Strategic Opportunities Fund V (Series 2019) GP LLC, its general partner~~

~~By:~~	~~/s/ Adam B. Shane~~
~~Name:~~	~~Adam Shane~~
~~Title:~~	~~Assistant Secretary~~

~~HAMILTON LANE STRATEGIC OPPORTUNITIES FUND VI (SERIES 2020) HOLDINGS LP~~
~~By:~~	~~Hamilton Lane Strategic Opportunities Fund VI (Series 2020) GP LLC, its general partner~~

~~By:~~	~~/s/ Adam B. Shane~~
~~Name:~~	~~Adam Shane~~
~~Title:~~	~~Assistant Secretary~~

~~HAMILTON LANE STRATEGIC OPPORTUNITIES FUND VI (SERIES 2020) LP~~
~~By:~~	~~Hamilton Lane Strategic Opportunities Fund VI (Series 2020) GP LLC, its general partner~~

~~By:~~	~~/s/ Adam B. Shane~~
~~Name:~~	~~Adam Shane~~
~~Title:~~	~~Assistant Secretary~~

~~HAMILTON LANE VENTURE CAPITAL SERIES 2020~~
~~By:~~	~~Hamilton Lane Venture Capital Fund GP, LLC, its general partner~~

~~By:~~	~~/s/ Adam B. Shane~~

~~Name:~~	~~Adam Shane~~
~~Title:~~	~~Assistant Secretary~~

~~HAMILTON LANE-CARPENTERS PARTNERSHIP FUND V L.P.~~
~~By:~~	~~HLA Carpenters V LLC, its general partner~~

~~By:~~	~~/s/ Adam B. Shane~~
~~Name:~~	~~Adam Shane~~
~~Title:~~	~~Assistant Secretary~~

~~HL INTERNATIONAL INVESTORS LP, SERIES H2~~
~~By:~~	~~HL International Investors GP LLC, its general partner~~

~~By:~~	~~/s/ Adam B. Shane~~
~~Name:~~	~~Adam Shane~~
~~Title:~~	~~Assistant Secretary~~

~~HL-HP GLOBAL INVESTMENTS LP~~
~~By:~~	~~HL-HP GLOBAL INVESTMENTS GP, LLC, its general partner~~

~~By:~~	~~/s/ Adam B. Shane~~
~~Name:~~	~~Adam Shane~~
~~Title:~~	~~Assistant Secretary~~

~~HLSF V HOLDINGS LP~~
~~By:~~	~~Hamilton Lane Secondary Fund V GP LLC, its general partner~~

~~By:~~	~~/s/ Adam B. Shane~~
~~Name:~~	~~Adam Shane~~
~~Title:~~	~~Assistant Secretary~~

~~NAKHODA LANE FUND L.P.~~
~~By:~~	~~Nakhoda Lane Fund GP LLC, its general partner~~

~~By:~~	~~/s/ Adam B. Shane~~

~~Name:~~	~~Adam Shane~~
~~Title:~~	~~Assistant Secretary~~

~~NAKHODA LANE FUND DE SPV LP~~
~~By:~~	~~Nakhoda Lane Fund GP LLC, its general partner~~

~~By:~~	~~/s/ Adam B. Shane~~
~~Name:~~	~~Adam Shane~~
~~Title:~~	~~Assistant Secretary~~

~~SRCS HL PE 1 (MASTER) LP~~
~~By:~~	~~SR HL PE 1 GP LLC, its general partner~~

~~By:~~	~~/s/ Adam B. Shane~~
~~Name:~~	~~Adam Shane~~
~~Title:~~	~~Assistant Secretary~~

~~HAMILTON LANE/NYSCRF ISRAEL INVESTMENT FUND L.P.~~
~~By:~~	~~HL/NY Israel Investment fund GP LLC, its general partner~~

~~By:~~	~~/s/ Adam B. Shane~~
~~Name:~~	~~Adam Shane~~
~~Title:~~	~~Assistant Secretary~~

~~HL ENPAM FUND SPLITTER LP~~
~~By:~~	~~HL ENPAM Splitter GP LLC, its general partner~~

~~By:~~	~~/s/ Adam B. Shane~~
~~Name:~~	~~Adam Shane~~
~~Title:~~	~~Assistant Secretary~~

~~HL IMPACT HOLDINGS LP~~
~~By:~~	~~HL Impact Fund GP LLC, its general partner~~

~~By:~~	~~/s/ Adam B. Shane~~
~~Name:~~	~~Adam Shane~~
~~Title:~~	~~Assistant Secretary~~

~~HL INTERNATIONAL INVESTORS L.P. SERIES M~~
~~By:~~	~~HL International Investors GP LLC, its general partner~~

~~By:~~	~~/s/ Adam B. Shane~~
~~Name:~~	~~Adam Shane~~
~~Title:~~	~~Assistant Secretary~~

~~HL INTERNATIONAL INVESTORS L.P. SERIES N~~
~~By:~~	~~HL International Investors GP LLC, its general partner~~

~~By:~~	~~/s/ Adam B. Shane~~
~~Name:~~	~~Adam Shane~~
~~Title:~~	~~Assistant Secretary~~

~~HL INTERNATIONAL INVESTORS L.P. SERIES O~~
~~By:~~	~~HL International Investors GP LLC, its general partner~~

~~By:~~	~~/s/ Adam B. Shane~~
~~Name:~~	~~Adam Shane~~
~~Title:~~	~~Assistant Secretary~~

~~HL INTERNATIONAL INVESTORS L.P. SERIES Q~~
~~By:~~	~~HL International Investors GP LLC, its general partner~~

~~By:~~	~~/s/ Adam B. Shane~~
~~Name:~~	~~Adam Shane~~

~~Title:~~	~~Assistant Secretary~~

~~HL INTERNATIONAL INVESTORS LP SERIES I~~
~~By:~~	~~HL International Investors GP LLC, its general partner~~

~~By:~~	~~/s/ Adam B. Shane~~
~~Name:~~	~~Adam Shane~~
~~Title:~~	~~Assistant Secretary~~

~~HL INTERNATIONAL INVESTORS LP, HL SECONDARY OPPORTUNITIES 2018 SERIES~~
~~By:~~	~~HL International Investors GP LLC, its general partner~~

~~By:~~	~~/s/ Adam B. Shane~~
~~Name:~~	~~Adam Shane~~
~~Title:~~	~~Assistant Secretary~~

~~HL INTERNATIONAL INVESTORS LP, SERIES H1~~
~~By:~~	~~HL International Investors GP LLC, its general partner~~

~~By:~~	~~/s/ Adam B. Shane~~
~~Name:~~	~~Adam Shane~~
~~Title:~~	~~Assistant Secretary~~

~~HL INTERNATIONAL INVESTORS, L.P. SERIES P~~
~~By:~~	~~HL International Investors GP LLC, its general partner~~

~~By:~~	~~/s/ Adam B. Shane~~
~~Name:~~	~~Adam Shane~~
~~Title:~~	~~Assistant Secretary~~

~~HL MIRAS SECONDARY FUND LP~~
~~By:~~	~~HL Evergreen Secondary GP LLC, its general partner~~

~~By:~~	~~/s/ Adam B. Shane~~
~~Name:~~	~~Adam Shane~~
~~Title:~~	~~Assistant Secretary~~

~~HL PENNSYLVANIA CO-INVESTMENT FUND, L.P.~~
~~By:~~	~~HL PA CO-INVESTMENTS GP, LLC, its general partner~~

~~By:~~	~~/s/ Adam B. Shane~~
~~Name:~~	~~Adam Shane~~
~~Title:~~	~~Assistant Secretary~~

~~HL PRIVATE ASSETS HOLDINGS LP~~
~~By:~~	~~HL GPA GP LLC, its general partner~~

~~By:~~	~~/s/ Adam B. Shane~~
~~Name:~~	~~Adam Shane~~
~~Title:~~	~~Assistant Secretary~~

~~HL/AS GLOBAL COINVEST LP~~
~~By:~~	~~HL/AS GLOBAL COINVEST GP, LLC, its general partner~~

~~By:~~	~~/s/ Adam B. Shane~~
~~Name:~~	~~Adam Shane~~
~~Title:~~	~~Assistant Secretary~~

~~HLSF IV HOLDINGS LP~~
~~By:~~	~~Hamilton Lane Secondary Fund IV GP LLC, its general partner~~

~~By:~~	~~/s/ Adam B. Shane~~
~~Name:~~	~~Adam Shane~~
~~Title:~~	~~Assistant Secretary~~

~~HUDSON RIVER CO-INVESTMENT FUND III L.P.~~
~~By:~~	~~Hamilton Lane New York Co-Investment III LLC, its general partner~~

~~By:~~	~~/s/ Adam B. Shane~~
~~Name:~~	~~Adam Shane~~
~~Title:~~	~~Assistant Secretary~~

~~INNOVATION LANE LP~~
~~By:~~	~~Innovation Lane GP LLC, its general partner~~

~~By:~~	~~/s/ Adam B. Shane~~
~~Name:~~	~~Adam Shane~~
~~Title:~~	~~Assistant Secretary~~

~~JATI PRIVATE EQUITY FUND III L.P.~~
~~By:~~	~~Jati GP LLC, its General Partner~~

~~By:~~	~~/s/ Adam B. Shane~~
~~Name:~~	~~Adam Shane~~
~~Title:~~	~~Assistant Secretary~~

~~KPI-HAMILTON LANE MULTI-STRATEGY FUND I MASTER LP~~
~~By:~~	~~KPI – Hamilton Lane Multi-Strategy Fund I GP LLC, its general partner~~

~~By:~~	~~/s/ Adam B. Shane~~
~~Name:~~	~~Adam Shane~~
~~Title:~~	~~Assistant Secretary~~

~~KPS-HAMILTON LANE MULTI-STRATEGY FUND I MASTER LP~~
~~By:~~	~~KPS – Hamilton Lane Multi-Strategy Fund I GP LLC, its general partner~~

~~By:~~	~~/s/ Adam B. Shane~~
~~Name:~~	~~Adam Shane~~
~~Title:~~	~~Assistant Secretary~~

~~LIBRA TAURUS PE FUND MASTER LP~~
~~By:~~	~~Libra Taurus PE Fund GP LLC, its general partner~~

~~By:~~	~~/s/ Adam B. Shane~~
~~Name:~~	~~Adam Shane~~
~~Title:~~	~~Assistant Secretary~~

~~MORAN REAL ASSET FUND II, L.P.~~
~~By:~~	~~HL Moran GP LLC, its general partner~~

~~By:~~	~~/s/ Adam B. Shane~~
~~Name:~~	~~Adam Shane~~
~~Title:~~	~~Assistant Secretary~~

~~NEW YORK CREDIT CO-INVESTMENT FUND II LP~~
~~By:~~	~~New York Credit Co-Investment Fund GP II L.L.C., its general partner~~

~~By:~~	~~/s/ Adam B. Shane~~
~~Name:~~	~~Adam Shane~~
~~Title:~~	~~Assistant Secretary~~

~~NEW YORK CREDIT SBIC FUND L.P.~~
~~By:~~	~~New York Credit SBIC Fund GP LLC, its general partner~~

~~By:~~	~~/s/ Adam B. Shane~~
~~Name:~~	~~Adam Shane~~
~~Title:~~	~~Assistant Secretary~~

~~RAPM NM SECONDARY OPPORTUNITY FUND, L.P.~~
~~By:~~	~~HL NM Secondary Opportunity GP, LLC, its general partner~~

~~By:~~	~~/s/ Adam B. Shane~~
~~Name:~~	~~Adam Shane~~
~~Title:~~	~~Assistant Secretary~~

~~SRE HL PE 1 (MASTER) LP~~
~~By:~~	~~SR HL PE 1 GP LLC, its general partner~~

~~By:~~	~~/s/ Adam B. Shane~~
~~Name:~~	~~Adam Shane~~
~~Title:~~	~~Assistant Secretary~~

~~SREH HL PE 1 (MASTER) LP~~
~~By:~~	~~SR HL PE 1 GP LLC, its general partner~~

~~By:~~	~~/s/ Adam B. Shane~~
~~Name:~~	~~Adam Shane~~
~~Title:~~	~~Assistant Secretary~~

~~SRZ HL PE 1 (MASTER) LP~~
~~By:~~	~~SR HL PE 1 GP LLC, its general partner~~

~~By:~~	~~/s/ Adam B. Shane~~
~~Name:~~	~~Adam Shane~~
~~Title:~~	~~Assistant Secretary~~

~~TARRAGON MASTER FUND LP~~
~~By:~~	~~Tarragon GP LLC, its general partner~~

~~By:~~	~~/s/ Adam B. Shane~~
~~Name:~~	~~Adam Shane~~

~~Title:~~	~~Assistant Secretary~~

~~UTAH REAL ASSETS PORTFOLIO, LP~~
~~By:~~	~~HL Utes GP LLC, its general partner~~

~~By:~~	~~/s/ Adam B. Shane~~
~~Name:~~	~~Adam Shane~~
~~Title:~~	~~Assistant Secretary~~

~~HAMILTON LANE SECONDARY FUND V INTERNATIONAL SERIES FUND LP, SERIES 2~~
~~By:~~	~~Hamilton Lane Secondary Fund V GP LLC, its general partner~~

~~By:~~	~~/s/ Adam B. Shane~~
~~Name:~~	~~Adam Shane~~
~~Title:~~	~~Assistant Secretary~~

~~HAMILTON LANE INFRASTRUCTURE FUND HOLDINGS LP~~
~~By:~~	~~HL Real Assets GP LLC, its general partner~~

~~By:~~	~~/s/ Adam B. Shane~~
~~Name:~~	~~Adam Shane~~
~~Title:~~	~~Assistant Secretary~~

~~HAMILTON LANE INFRASTRUCTURE FUND HOLDINGS-2 LP~~
~~By:~~	~~HL Real Assets GP LLC, its general partner~~

~~By:~~	~~/s/ Adam B. Shane~~
~~Name:~~	~~Adam Shane~~
~~Title:~~	~~Assistant Secretary~~

~~HAMILTON LANE EQUITY OPPORTUNITIES FUND V HOLDING LP~~
~~By:~~	~~Hamilton Lane Equity Opportunities GP V LLC, its general partner~~

~~By:~~	~~/s/ Adam B. Shane~~
~~Name:~~	~~Adam Shane~~
~~Title:~~	~~Assistant Secretary~~

~~HAMILTON LANE EQUITY OPPORTUNITIES FUND V HOLDING-2 LP~~
~~By:~~	~~Hamilton Lane Equity Opportunities GP V LLC, its general partner~~

~~By:~~	~~/s/ Adam B. Shane~~
~~Name:~~	~~Adam Shane~~
~~Title:~~	~~Assistant Secretary~~

SCHEDULE A
~~2020 Tactical Market Fund LP~~
~~Edgewood Partners LP~~
~~Fifth Stockholm CI SPV L.P.~~
~~Finance Street AIV Splitter L.P.~~
~~Florida Growth Fund II LLC~~
~~Green Core~~CYPRESS CREEK PRIVATE STRATEGIES MASTER FUND, L.P.
~~Hamilton Lane Co-Investment Fund IV Holdings LP~~
~~Hamilton Lane Co-Investment Fund IV Holdings-2 LP~~
~~Hamilton Lane NM Fund I LP~~
~~Hamilton Lane Private Equity Fund X Holdings LP~~
~~Hamilton Lane Private Markets Opportunity Fund LP, Credit Series~~
~~Hamilton Lane Private Markets Opportunity Fund LP, Fund-of-Funds Series~~
~~Hamilton Lane Private Markets Opportunity Fund LP, Fund-of-Funds Series II~~
~~Hamilton Lane SMID II Holdings LP~~
~~Hamilton Lane Strategic Opportunities Fund V (Series 2019) Holdings LP~~
~~Hamilton Lane Strategic Opportunities Fund VI (Series 2020) Holdings LP~~
~~Hamilton Lane Strategic Opportunities Fund VI (Series 2020) LP~~
~~Hamilton Lane Venture Capital Series 2020~~
~~Hamilton Lane-Carpenters Partnership Fund V L.P.~~
~~HL International Investors LP, Series H2~~
~~HL-HP Global Investments LP~~
~~HLSF V Holdings LP~~
~~Nakhoda Lane Fund L.P.~~
~~Nakhoda Lane Fund DE SPV LP~~
~~SRCS HL PE 1 (Master) LP~~
~~Hamilton Lane/NYSCRF Israel Investment Fund L.P.~~
~~HL ENPAM Fund Splitter LP~~
~~HL Impact Holdings LP~~
~~HL International Investors L.P. Series M~~
~~HL International Investors L.P. Series N~~
~~HL International Investors L.P. Series O~~
~~HL International Investors L.P. Series Q~~
~~HL International Investors LP Series I~~
~~HL International Investors LP, HL Secondary Opportunities 2018 Series~~
~~HL International Investors LP, Series H1~~
~~HL International Investors, L.P. Series P~~
~~HL Miras Secondary Fund LP~~
~~HL Pennsylvania Co-Investment Fund, L.P.~~
~~HL Private Assets Holdings LP~~
~~HL/AS Global Coinvest LP~~
~~HLSF IV Holdings LP~~
~~Hudson River Co-Investment Fund III L.P.~~
~~Innovation Lane LP~~
By:	/s/ Benjamin J. Murray
Name:	Benjamin J. Murray
Title:	Principal Financial Officer
~~Jati Private Equity Fund III L.P.~~
~~KPI-Hamilton Lane Multi-Strategy Fund I Master LP~~
~~KPS-Hamilton Lane Multi-Strategy Fund I Master LP~~

~~Libra Taurus PE Fund Master LP~~

~~Moran Real Asset Fund II~~ENDOWMENT ADVISERS, L.P., D/B/A CYPRESS CREEK PARTNERS
~~New York Credit Co-Investment Fund II LP~~
~~New York Credit SBIC Fund L.P.~~
~~RAPM NM Secondary Opportunity Fund, L.P.~~
~~SRE HL PE 1 (Master) LP~~
~~SREH HL PE 1 (Master) LP~~
~~SRZ HL PE 1 (Master) LP~~
~~Tarragon Master Fund LP~~
By:	/s/ Benjamin J. Murray
Name:	Benjamin J. Murray
Title:	Chief Compliance Officer

~~Utah Real Assets Portfolio~~CCP COASTAL REDWOOD FUND, LP;
~~Hamilton Lane Secondary Fund V International Series Fund LP, Series 2~~
~~Hamilton Lane Infrastructure Fund Holdings~~CCP SIERRA REDWOOD FUND, LP; AND
MARINAS I SPV, LLC
~~Hamilton Lane Infrastructure Fund Holdings-2 LP~~
By:	Endowment Advisers, L.P., d/b/a Cypress Creek Partners, their investment adviser
~~Hamilton Lane Equity Opportunities Fund V Holding LP~~
~~Hamilton Lane Equity Opportunities Fund V Holding-2 LP~~
By:	/s/ Benjamin J. Murray
Name:	Benjamin J. Murray
Title:	Chief Compliance Officer

VERIFICATION
The undersigned states that he has duly executed the ~~foregoing~~attached Application for and on behalf of ~~Hamilton Lane~~the Cypress Creek Private ~~Assets~~Strategies Master Fund, L.P., that he is the ~~Secretary~~Principal Financial Officer of such entity, and that all ~~action by officers, directors, and other bodies~~actions necessary to authorize ~~deponent~~the undersigned to execute and file ~~such instrument has~~this Application have been taken. The undersigned further states that he is familiar with ~~such instrument,~~the Application and the contents thereof, and ~~that~~ the facts therein set forth are true to the best of his knowledge, information and belief.

CYPRESS CREEK PRIVATE STRATEGIES MASTER FUND, L.P.

~~HAMILTON LANE PRIVATE ASSETS FUND~~

	By:	/s/ ~~Adam B. Shane~~Benjamin J. Murray
	Name:	~~Adam B. Shane~~Benjamin J. Murray
	Title:	~~Secretary~~Principal Financial Officer
Date:	December 8, 2021

VERIFICATION
The undersigned states that ~~she~~he has duly executed the ~~foregoing~~attached Application for and on behalf of ~~Hamilton Lane Advisors, L.L.C., that she is the Secretary and General Counsel~~Endowment Advisers, L.P., d/b/a Cypress Creek Partners, that he is the Chief Compliance Officer of such entity, and that all ~~action by officers, directors, and other bodies~~actions necessary to authorize ~~deponent~~the undersigned to execute and file ~~such instrument has~~this Application have been taken. The undersigned further states that ~~she~~he is familiar with ~~such instrument,~~the Application and the contents thereof, and ~~that~~ the facts therein set forth are true to the best of ~~her~~his knowledge, information and belief.

ENDOWMENT ADVISERS, L.P., D/B/A CYPRESS CREEK PARTNERS

~~HAMILTON LANE ADVISORS, L.L.C.~~

	By:	/s/ ~~Lydia Gavalis~~Benjamin J. Murray
	Name:	~~Lydia Gavalis~~Benjamin J. Murray
	Title:	~~Secretary and General Counsel~~Chief Compliance Officer
Date:	December 8, 2021

VERIFICATION
The undersigned states that ~~she~~he has duly executed the ~~foregoing~~attached Application for and on behalf of ~~Hamilton Lane Advisors, L.L.C., that she is the Secretary and General Counsel of the Investment Manager or direct or indirect owner of the Investment Manager of each of the funds listed on Schedule A hereto as Applicants in this Application, and that all action by officers, directors, and other bodies~~each of CCP Coastal Redwood Fund, LP, CCP Sierra Redwood Fund, LP, and Marinas I SPV, LLC, that he is the Chief Compliance Officer of Endowment Advisers, L.P., d/b/a Cypress Creek Partners, the Adviser of each such entity, and that all actions necessary to authorize ~~deponent~~the undersigned to execute and file ~~such instrument has~~this Application have been taken. The undersigned further states that ~~she~~he is familiar with ~~such instrument,~~the Application and the contents thereof, and ~~that~~ the facts therein set forth are true to the best of ~~her~~his knowledge, information and belief.

CCP COASTAL REDWOOD FUND, LP;
CCP SIERRA REDWOOD FUND, LP; AND
MARINAS I SPV, LLC

By:	Endowment Advisers, L.P., d/b/a Cypress Creek Partners, their investment adviser

By:	/s/ ~~Lydia Gavalis~~Benjamin J. Murray
Name:	~~Lydia Gavalis~~Benjamin J. Murray
Title:	~~Secretary and General Counsel~~Chief Compliance Officer
Date:	December 8, 2021

SCHEDULE A

Existing Affiliated Funds

Name of Fund	Investment Strategy
CCP Coastal Redwood Fund, LP	Private Equity / Real Assets
CCP Sierra Redwood Fund, LP	Private Equity / Real Assets
Marinas I SPV, LLC	Private Equity / Real Assets

EXHIBIT A

Resolutions of ~~Initial Trustee of~~
~~Hamilton Lane Private Assets Fund~~Board of Directors of
Cypress Creek Private Strategies Master Fund, L.P.
~~Approval of Filing Section 17(d) Application for Co-Investment Relief~~

~~NOW, THEREFORE, BE IT~~FURTHER RESOLVED, that the appropriate officers of ~~Hamilton Lane Private Assets~~the Master Fund ~~(the “Fund”)~~ be, and each of them hereby is, authorized ~~and directed on behalf of the Fund and in its name, to prepare, execute, and cause to be filed~~to file an application with the Securities and Exchange Commission ~~an Application for an Order of Exemption, substantially in the form attached hereto as Exhibit A~~(the “SEC”), and any amendments thereto, for an order pursuant to ~~Section~~Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-1 ~~promulgated under the 1940 Act, authorizing~~thereunder, on behalf of the Master Fund, permitting certain joint transactions ~~that~~where such participation would otherwise ~~may~~ be prohibited ~~by~~under Section 17(d) ~~of~~or Section 57(a)(4) and the rules under the 1940 Act~~; and it is~~.

Authorizing Resolutions

~~FURTHER~~ RESOLVED, that the appropriate officers of the ~~Fund~~Funds be, and each of them hereby is, authorized and directed to ~~take such further action and execute such other documents as such officer or officers shall~~do or cause to be done all such acts, including, but not limited to, to execute, acknowledge, and deliver any such certificates, agreements, notices, waivers, consents, endorsements of securities and other instruments and documents and to take such other action, in the name of and on behalf of the Funds as they, or any of them, with the advice of counsel, may deem necessary or ~~advisable in order to effectuate the intent of the foregoing resolution.~~desirable to carry out the forgoing resolutions or to advance the purposes of this consent, the taking of any such action to be conclusive evidence that the same has been authorized by the Board; and
FURTHER RESOLVED, that these resolutions be inserted and maintained in the minute book of the Funds.

File No. ~~812-15218~~812-15283

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________________________________________________________________

~~AMENDMENT NO. 1 TO THE~~
FIRST AMENDED AND RESTATED APPLICATION FOR AN ORDER UNDER SECTIONS 17(d)
AND 57(i) OF
 THE INVESTMENT COMPANY ACT OF 1940 AND RULE 17d-1 ~~THEREUNDER~~UNDER THE
INVESTMENT COMPANY ACT OF 1940 PERMITTING CERTAIN JOINT TRANSACTIONS
OTHERWISE PROHIBITED BY ~~SECTION~~SECTIONS 17(d) AND 57(a)(4) OF THE INVESTMENT
COMPANY ACT OF 1940 AND RULE 17d-l UNDER THE INVESTMENT COMPANY ACT OF 1940

_____________________________________________________________________________________

~~POMONA INVESTMENT FUND, POMONA MANAGEMENT LLC,~~
~~POMONA CAPITAL X, L.P., POMONA CAPITAL IX, L.P.~~
~~and POMONA PARTNERSHIP HOLDINGS VIII~~CYPRESS CREEK PRIVATE STRATEGIES MASTER FUND, L.P.
CCP COASTAL REDWOOD FUND, LP
CCP SIERRA REDWOOD FUND, LP
MARINAS I SPV, LLC
AND
ENDOWMENT ADVISERS, L.P., D/B/A CYPRESS CREEK PARTNERS

712 W. 34th Street, Suite 201
Austin, TX 78705
~~780 Third Avenue, 46th Floor~~
~~New York, NY 10017~~
~~Telephone:~~ (~~212~~512) ~~593-3639~~660-5146
~~Email: william.bielefeld@dechert.com~~
_____________________________________________________________________________________

All Communications, Notices, and Orders to:

~~Michael D. Granoff~~
Benjamin Murray
Chief Compliance Officer
Endowment Advisers, L.P., d/b/a Cypress Creek Partners
712 W. 34th Street, Suite 201
Austin, TX 78705
Telephone: (512) 660-5146
~~Pomona Management LLC~~_____________________________________________________________________________________
~~780 Third Avenue, 46th Floor~~
~~New York, NY 10017~~

~~Copies~~With a copy to:
~~William~~George J. ~~Bielefeld, Esq.~~Zornada

~~Dechert~~K&L Gates LLP
~~1900 K~~State Street~~, N.W.~~ Financial Center
~~Washington, DC 20006~~
One Lincoln St.
Boston, MA 02111-2950
Telephone: (617) 261-3231
_____________________________________________________________________________________

~~July 12~~December 8, 2021

I.          SUMMARY OF APPLICATION
~~A. Requested Relief~~
The following entities ~~identified in Section I.B below,~~ hereby request an order (the “Order”) pursuant to ~~Section~~Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “Act”),1 and Rule 17d-1 thereunder,2 ~~,~~ authorizing certain joint transactions that otherwise would be prohibited by ~~Section~~either or both of Sections 17(d)~~,~~ and 57(a)(4) as modified by the exemptive rules adopted by the U.S. Securities and Exchange Commission (the “Commission”) under the Act~~.~~:
•	Cypress Creek Private Strategies Master Fund, L.P., a closed-end management investment company registered under the Act (the “Fund”);
•	Endowment Advisers, L.P., d/b/a Cypress Creek Partners, the investment adviser to the Fund, on behalf of itself and its successors;[3] and
•
Investment funds set forth on Schedule A hereto, each of which is an entity managed by an Adviser (as defined below) and that would be an investment company but for Section 3(c)(1) or 3(c)(7) of the Act (collectively, the “Existing Affiliated Funds” and, collectively with the Fund, the “Applicants”).

~~In particular, the~~          The relief requested in this ~~amended and restated~~ application for an Order (the “Application”) would allow a Regulated Fund and one or more other Regulated Funds and/or one or more Affiliated Funds (each as defined below) to participate in the same investment opportunities through a proposed co-investment program where such participation would otherwise be prohibited under Section 17(d) or Section 57(a)(4) and the rules under the Act (the “Co-Investment Program”).
~~B. Applicants Seeking Relief~~
~~Pomona Investment Fund, a closed-end management investment company registered under the Act (the “Fund”);~~
~~Pomona Management LLC, the investment adviser to the Fund and the investment adviser to each Existing Affiliated Fund (“Pomona”);~~
~~Investment funds set forth on~~ Schedule A ~~hereto, each of which is an entity whose investment adviser is Pomona and that would be an “investment company” but for Section 3(c)(1) or 3(c)(7) of the 1940 Act (collectively, the “Existing Affiliated Funds” and, collectively with the Fund and Pomona, the “Applicants”) on behalf of itself and its successors.3~~

1 Unless otherwise indicated, all section references herein are to the Act.
2 Unless otherwise indicated, all rule references herein are to rules under the Act.
3 The term successor, as applied to each Adviser, means an entity which results from a reorganization into another jurisdiction or change in the type of business organization.
~~3 The term successor, as applied to each Adviser, means an entity which results from a reorganization into another jurisdiction or change in the type of business organization.~~

Applicants do not seek relief for transactions that would be permitted under other regulatory or interpretive guidance, including, for example, transactions effected consistent with Commission staff no-action positions.4
All existing entities that currently intend to rely on the Order have been named as Applicants and any existing or future entities that may rely on the Order in the future will comply with ~~the~~its terms and conditions ~~of the Application~~.
~~C.~~  Defined Terms
 “Adviser” means ~~Pomona~~Endowment Advisers, L.P., d/b/a Cypress Creek Partners and any other investment adviser that is (i) controlling, under common control with, or controlled by ~~Pomona~~Cypress Creek Partners, (ii) registered as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”) and (iii) not a Regulated Fund or a subsidiary of a Regulated Fund.

“Affiliated Fund” means the Existing Affiliated Funds, any Future Affiliated Fund or any ~~Pomona~~Cypress Creek Proprietary Account (as defined below).

“BDC” means a business development company under the Act. Section 2(a)(48) defines a BDC to be any closed-end investment company that operates for the purpose of making investments in securities described in Section 55(a)(1) through 55(a)(3) and makes available significant managerial assistance with respect to the issuers of such securities.

“Board” means the board of ~~trustees~~directors (or the equivalent) of the applicable Regulated Fund.

“Board-Established Criteria” means criteria that the Board of a Regulated Fund may establish from time to time to describe the characteristics of Potential Co-Investment Transactions regarding which the Adviser to such Regulated Fund should be notified under Condition 1. The Board-Established Criteria will be consistent with the Regulated Fund’s Objectives and Strategies (defined below). If no Board-Established Criteria are in effect, then the Regulated Fund’s Adviser will be notified of all Potential Co-Investment Transactions that fall within the Regulated Fund’s then-current Objectives and Strategies. Board-Established Criteria will be objective and testable, meaning that they will be based on observable information, such as industry/sector of the issuer, minimum EBITDA of the issuer, asset class of the investment opportunity or required commitment size, and not on characteristics that involve a discretionary assessment. The Adviser to the Regulated Fund may, from time to time, recommend criteria for the Board’s consideration, but Board-Established Criteria will only become effective if approved by a majority of the Independent ~~Trustees~~Directors (defined below). The Independent ~~Trustees~~Directors of a Regulated Fund may at any time rescind, suspend or qualify its approval of any Board-Established Criteria, though Applicants anticipate that, under normal circumstances, the Board would not modify these criteria more often than quarterly.

“Close Affiliate” means the Adviser, the Regulated Funds, the Affiliated ~~Fund~~Funds and any other person described in Section 57(b) (after giving effect to Rule 57b-1) in respect of any Regulated Fund (treating any registered investment company or series thereof as a BDC for this purpose) except for limited partners included solely by reason of the reference in Section 57(b) to Section 2(a)(3)(D).

“Co-Investment Transaction” means any transaction in which one or more Regulated Funds (or its Wholly-Owned Investment Sub (defined below)) participated together with one or more Affiliated Funds and/or one or more other Regulated Funds in reliance on the Order.

4 See the JT No-Action Letters (as defined below).
2

“Cypress Creek Proprietary Account” means any account of an Adviser or its affiliates or any company that is a direct or indirect, wholly- or majority-owned subsidiary of the Adviser or its affiliates, which, from time to time, may hold various financial assets in a principal capacity.

“Disposition” means the sale, exchange or other disposition of an interest in a security of an issuer.

“Eligible ~~Trustees~~Directors” means, with respect to a Regulated Fund and a Potential Co-Investment Transaction, the members of the Regulated Fund’s Board eligible to vote on that Potential Co-Investment Transaction under Section 57(o) of the Act ~~(treating any registered investment company or series thereof as a BDC for this purpose)~~.

“Follow-On Investment” means an additional investment in the same issuer, including, but not limited to, through the exercise of warrants, conversion privileges or other rights to purchase securities of the issuer.
~~“Pomona  Proprietary Account” means any account of an Adviser or its affiliates or any company that is a direct or indirect, wholly- or majority-owned subsidiary of the Adviser or its affiliates, which, from time to time, may hold various financial assets in a principal capacity.~~
“Future Affiliated Fund” means any entity (a) whose investment adviser is an Adviser, (b) that would be an investment company but for Section 3(c)(1), 3(c)(5)(C) or 3(c)(7) of the Act, and (c) that intends to participate in the Co-Investment Program.

“Future Regulated Fund” means a closed-end management investment company (a) that is registered under the Act or has elected to be regulated as a BDC; (b) whose investment adviser is an Adviser; and (c) that intends to participate in the Co-Investment Program.

“Independent ~~Trustee~~Director” means a member of the Board of any relevant entity who is not an “interested person” as defined in Section 2(a)(19) of the Act. No Independent ~~Trustee~~Director of a Regulated Fund will have a ~~direct or indirect~~ financial interest in any Co-Investment Transaction ~~or any interest in any portfolio company~~, other than indirectly through share ownership in one of the Regulated Funds.

“JT No-Action Letters” means SMC Capital, Inc., SEC No-Action Letter (pub. avail. Sept. 5, 1995) and Massachusetts Mutual Life Insurance Company, SEC No-Action Letter (pub. avail. June 7, 2000).

 “Objectives and Strategies” means a Regulated Fund’s investment objectives and strategies, as described in its most current registration statement on Form N-2, other current filings with the Commission under the Securities Act of 1933 (the “Securities Act”) or under the Securities Exchange Act of 1934, as amended, and its most current report to ~~stockholders~~investors.

“Potential Co-Investment Transaction” means any investment opportunity in which a Regulated Fund (or its Wholly-Owned Investment Sub) could not participate together with one or more Affiliated Funds and/or one or more other Regulated Funds without obtaining and relying on the Order.

“Pre-Boarding Investments” are investments in an issuer held by a Regulated Fund as well as one or more Affiliated Funds and/or one or more other Regulated Funds that were acquired prior to participating in any Co-Investment Transaction:
3

(i)	in transactions in which the only term negotiated by or on behalf of such funds was price in reliance on one of the JT No-Action Letters; or

(ii)	in transactions occurring at least 90 days apart and without coordination between the Regulated Fund and any Affiliated Fund or other Regulated Fund.

“Regulated Funds” means the Fund and any Future Regulated Funds.

“Related Party” means (i) any Close Affiliate and (ii) in respect of matters as to which any Adviser has knowledge, any Remote Affiliate.

“Remote Affiliate” means any person described in Section 57(e) in respect of any Regulated Fund (treating any registered investment company or series thereof as a BDC for this purpose) and any limited partner holding 5% or more of the relevant limited partner interests that would be a Close Affiliate but for the exclusion in that definition.

“Required Majority” means a required majority, as defined in Section 57(o) of the Act.5

“Tradable Security” means a security that meets the following criteria at the time of Disposition:

(i)	it trades on a national securities exchange or designated offshore securities market as defined in rule 902(b) under the Securities Act;

(ii)	it is not subject to restrictive agreements with the issuer or other security holders; and

(iii)
it trades with sufficient volume and liquidity (findings as to which are documented by the Adviser to any Regulated Funds holding investments in the issuer and retained for the life of the Regulated Fund) to allow each Regulated Fund to dispose of its entire position remaining after the proposed Disposition within a short period of time not exceeding 30 days at approximately the value (as defined by Section 2(a)(41) of the Act) at which the Regulated Fund has valued the investment.

“Wholly-Owned Investment Sub” means an entity (i) that is wholly-owned by a Regulated Fund (with such Regulated Fund at all times holding, beneficially and of record, 100% of the voting and economic interests); (ii) whose sole business purpose is to hold one or more investments on behalf of such Regulated Fund ~~(and, in the case of an SBIC Subsidiary (defined below), maintains a license under the SBA Act (defined below) and issues debentures guaranteed by the SBA (defined below))~~; (iii) with respect to which such Regulated Fund’s Board has the sole authority to make all determinations with respect to the entity’s participation under the Conditions (as defined below) to this ~~application~~Application; and (iv) that would be an investment company but for Section 3(c)(1) or 3(c)(7) of the Act. ~~The term “SBIC Subsidiary” means a Wholly-Owned Investment Sub that is licensed by the Small Business Administration (the “SBA”) to operate under the Small Business Investment Act of 1958, as amended, (the “SBA Act”) as a small business investment company.~~

5 In the case of a Regulated Fund that is a registered closed-end fund, the Board members that make up the Required Majority will be determined as if the Regulated Fund were a BDC subject to 57(o).
4

II.          GENERAL DESCRIPTION OF APPLICANTS
A.          The Fund
The Fund ~~was~~is a limited partnership organized ~~as a~~under the laws of the state of Delaware ~~Statutory Trust on August 12, 2014, and~~on March 21, 2003. The Fund is a non-diversified, closed-end management investment company that is registered under the Act. ~~The Fund intends to qualify annually as a regulated investment company under Sub-Chapter M of~~In addition, the Fund is treated as a limited partnership for tax purposes under the Internal Revenue Code of 1986, as amended (the “Code”). The Fund’s investment objective is to preserve capital and to generate consistent long-term appreciation and returns across a market cycle (which is estimated to be five to seven years). The Fund’s principal place of business is ~~780 Third Avenue, 46th Floor New York, NY 10017.~~712 W. 34th Street, Suite 201, Austin, TX 78705.
~~The Fund’s investment objective is to seek long-term capital appreciation.~~ The Fund ~~will be~~is managed under the direction of ~~a board (~~the ~~“~~Board~~”)~~, of which a majority of the members ~~will~~are not ~~be~~ “interested~~”~~  persons” of the Fund within the meaning of Section 2(a)(19).6

B.	The ~~Existing Affiliated Funds~~Adviser
Endowment Advisers, L.P., d/b/a Cypress Creek Partners is a limited partnership organized under the laws of the state of Delaware. The Adviser serves as the investment adviser to the Fund and is registered as an investment adviser under the Advisers Act.
~~The Existing Affiliated Funds are investment funds each of whose investment adviser is Pomona and each of which would be an investment company but for Section 3(c)(1) or 3(c)(7) of the Act.7A list of the Existing Affiliated Funds is included on~~ Schedule A ~~hereto.~~
~~C. Pomona~~
~~Pomona serves as the investment adviser of the Fund and the investment adviser to the Existing Affiliated Funds, respectively, and either it or another Adviser will serve as the investment adviser to any Future Regulated Fund. Pomona is a limited liability company formed under the laws of the State of Delaware and is a registered investment adviser with the Commission under the Advisers Act.~~
The ~~Pomona~~Cypress Creek Proprietary Accounts will hold various financial assets in a principal capacity. ~~Pomona~~The Adviser and its affiliates may operate through wholly- or majority-owned subsidiaries. Currently, there are no ~~Pomona~~Cypress Creek Proprietary Accounts or subsidiaries that exist and currently intend to participate in the Co-Investment Program.
Under the terms of an investment advisory agreement with the Fund and the Affiliated Funds, respectively, ~~Pomona~~the Adviser, among other things, manages the investment portfolio, directs purchases and sales of portfolio securities, and reports thereon to the Fund’s or Affiliated Fund’s~~, as applicable,~~  officers and board regularly.

6 The Board of each Future Regulated Fund will consist of a majority of members who are not “interested persons” of such Future Regulated Fund within the meaning of Section 2(a)(19) of the Act.
~~7 In the future, each Affiliated Fund may register as a closed-end management investment company under the Act and, if so registered, will be considered a Regulated Fund for purposes of this application.~~
5

C.	Existing Affiliated Funds
The Existing Affiliated Funds are entities whose investment adviser is the Adviser and each of which would be an investment company but for Section 3(c)(1) or 3(c)(7) of the Act. A list of the Existing Affiliated Funds is set forth in Schedule A hereto.7

III.          ~~ORDER REQUESTED~~ORDER REQUESTED
Applicants respectfully request an Order of the Commission under ~~Section~~Sections 17(d) ~~of the Act~~and 57(i) and Rule 17d-1 thereunder to permit, subject to the terms and conditions set forth below in this Application (the “Conditions”), a Regulated Fund and one or more other Regulated Funds and/or one or more Affiliated Funds to enter into Co-Investment Transactions with each other.
The Regulated Funds and the Affiliated Funds seek relief to enter into Co-Investment Transactions because such Co-Investment Transactions would otherwise be prohibited by ~~Section~~either or both of Sections 17(d) and 57(a)(4) of the ~~Rules~~Act and Rule 17d-1 under the Act. This Application seeks relief in order to (i) enable the Regulated Funds and Affiliated Funds to avoid, among other things, the practical commercial and/or economic difficulties of trying to structure, negotiate and persuade counterparties to enter into transactions while awaiting the granting of the relief requested in individual applications with respect to each Co-Investment Transaction that arises in the future and (ii) enable the Regulated Funds and the Affiliated Funds to avoid the significant legal and other expenses that would be incurred in preparing such individual applications.
Similar to the standard precedent used for the majority of co-investment applications (the “Standard Precedent”), Applicants seek relief that would permit Co-Investment Transactions in the form of initial investments, Follow-On Investments and Dispositions of investments in an issuer. In these cases, the terms and Conditions of this Application would govern the entire lifecycle of an investment with respect to a particular issuer, including both the initial investment and any subsequent transactions. Unlike the Standard Precedent, Applicants also seek the ability to make Follow-On Investments and Dispositions in issuers where the Regulated Funds and Affiliated Funds did not make their initial investments in reliance on the Order. Applicants seek this flexibility because the Regulated Funds and Affiliated Funds may, at times, invest in the same issuer without engaging in a prohibited joint transaction but then find that subsequent transactions with that issuer would be prohibited under the Act. Through the proposed “onboarding process,” discussed below, Applicants would, under certain circumstances, be permitted to rely on the Order to complete subsequent Co-Investment Transactions. In Section A.1. below, Applicants first discuss the overall investment process that would apply to initial investments under the Order as well as subsequent transactions with issuers. In Sections A.3. and A.4. below, Applicants discuss additional procedures that apply to Follow-On Investments and Dispositions, including the onboarding process that applies when initial investments were made without relying on the Order.

A.	Overview
 ~~Advisers are~~          The Adviser is presented with a substantial number of investment opportunities each year on behalf of ~~their~~its clients and must determine how to allocate those opportunities in a manner that, over time, is fair and equitable to all ~~of their~~ clients, and without violating the prohibitions on joint transactions included in ~~Rule~~rule 17d-1 and Section 57(a)(4) of the Act. Such investment opportunities may be Potential Co-Investment Transactions.

Applicants discuss the need for the requested relief in greater detail in Section III.C below.

7 In the future, each Affiliated Fund may register as a closed-end management investment company under the Act and, if so registered, will be considered a Regulated Fund for purposes of this application.
6

The Applicants represent that the Adviser has established rigorous processes for allocating initial investment opportunities, opportunities for subsequent investment in an issuer and dispositions of securities holdings reasonably designed to treat all clients fairly and equitably. As discussed below, these processes will be extended and modified in a manner reasonably designed to ensure that the additional transactions permitted under the Order will both (i) be fair and equitable to the Regulated Funds and Affiliated Funds and (ii) comply with the Conditions contained in the Order.

1.          The Investment Process
           The investment process consists of three stages: (i) the identification and consideration of investment opportunities (including follow-on investment opportunities); (ii) order placement and allocation; and (iii) consideration by each applicable Regulated Fund’s Board when a Potential Co-Investment Transaction is being considered by one or more Regulated Funds, as provided by the Order.

        (a)          Identification and Consideration of Investment Opportunities
           Opportunities for Potential Co-Investment Transactions may arise when investment advisory personnel of an Adviser becomes aware of investment opportunities that may be appropriate for one or more Regulated Funds and one or more Affiliated Funds. If the requested Order is granted, the Adviser will establish, maintain and implement policies and procedures reasonably designed to ensure that, when such opportunities arise, the Adviser to the relevant Regulated Funds is promptly notified and receives the same information about the opportunity as any other Adviser considering the opportunity for its clients. In particular, consistent with Condition 1, if a Potential Co-Investment Transaction falls within the then-current Objectives and Strategies and any Board-Established Criteria of a Regulated Fund, the policies and procedures will require that the Adviser to such Regulated Fund receives sufficient information to allow such Adviser’s investment committee to make its independent determination and recommendations under Conditions 1, 2(a), 6, 7, 8 and 9 (as applicable).8 ~~.~~ In addition, the policies and procedures will specify the individuals or roles responsible for carrying out the policies and procedures, including ensuring that the Adviser receive such information. After receiving notification of a Potential Co-Investment Transaction under Condition 1(a), the Adviser to each applicable Regulated Fund will then make an independent determination of the appropriateness of the investment for the Regulated Fund in light of the Regulated Fund’s then-current circumstances.

Applicants represent that, if the requested Order is granted, the investment advisory personnel of the Adviser to the Regulated Funds will be charged with making sure they identify, and participate in this process with respect to, each investment opportunity that falls within the Objectives and Strategies and Board Established Criteria of each Regulated Fund. Applicants assert that the Adviser’s allocation policies and procedures are structured so that the relevant investment advisory personnel for each Regulated Fund will be promptly notified of all Potential Co-Investment Transactions that fall within the then current Objectives and Strategies and Board Established Criteria of such Regulated Fund.

        (b)          Order Placement and Allocation

8 Representatives of the Adviser to a Regulated Fund will be members of each investment committee or otherwise entitled to participate in each meeting of any investment committee that is expected to approve or reject recommended investment opportunities falling within its Regulated Funds’ Objectives and Strategies and Board-Established Criteria. Accordingly, the policies and procedures may provide, for example, that the Adviser will receive the information required under Condition 1 in conjunction with its representatives’ participation in the relevant investment committee’s meetings. The allocation memorandum for each Potential Co-Investment Transaction will document the recommendations by the investment committee.
7

General. If the Adviser to a Regulated Fund deems the Regulated Fund’s participation in any Potential Co-Investment Transaction to be appropriate, it will formulate a recommendation regarding the proposed order amount for the Regulated Fund. In doing so, the Adviser may consider such factors, among others, as investment guidelines, issuer, industry and geographical concentration, availability of cash and other opportunities for which cash is needed, tax considerations, leverage covenants, regulatory constraints (such as requirements under the Act), investment horizon, potential liquidity needs, and the Regulated Fund’s risk concentration policies.

Allocation Procedure. For each Regulated Fund and Affiliated Fund whose Adviser recommends participating in a Potential Co-Investment Transaction, the Adviser’s investment committee will approve an investment amount to be allocated to each Regulated Fund and/or Affiliated Fund participating in the Potential Co-Investment Transaction. Prior to the External Submission (as defined below), each proposed order amount may be reviewed and adjusted, in accordance with the Adviser’s written allocation policies and procedures, by the Adviser’s investment committee.9 The order of a Regulated Fund or Affiliated Fund resulting from this process is referred to as its “Internal Order~~.~~”. The Internal Order will be submitted for approval by the Required Majority of any participating Regulated Funds in accordance with the Conditions and as discussed in Section III.A.1.c below.

If the aggregate Internal Orders for a Potential Co-Investment Transaction do not exceed the size of the investment opportunity immediately prior to the submission of the orders to the underwriter, broker, dealer or issuer, as applicable (the “External Submission”), then each Internal Order will be fulfilled as placed. If, on the other hand, the aggregate Internal Orders for a Potential Co-Investment Transaction exceed the size of the investment opportunity immediately prior to the External Submission, then the allocation of the opportunity will be made pro rata on the basis of the size of the Internal Orders.10 If, subsequent to such External Submission, the size of the opportunity is increased or decreased, or if the terms of such opportunity, or the facts and circumstances applicable to the Regulated Funds’ or the Affiliated Fund’s consideration of the opportunity, change, the participants will be permitted to submit revised Internal Orders in accordance with written allocation policies and procedures that the ~~Advisers~~Adviser will establish, implement and maintain. The Board of the Regulated Fund will then either approve or disapprove of the investment opportunity in accordance with Condition 2, 6, 7, 8 or 9, as applicable.

Compliance. Applicants represent that the ~~Advisers’~~Adviser’s allocation review process will be a robust process designed as part of their overall compliance policies and procedures to ensure that every client is treated fairly and that the ~~Advisers~~Adviser are following their allocation policies. The entire allocation process will be monitored and reviewed by the compliance team, led by the ~~chief compliance officer~~Chief Compliance Officer, and approved by the Board of each Regulated Fund.

        (c)          Approval of Potential Co-Investment Transactions
A Regulated Fund will enter into a Potential Co-Investment Transaction with one or more other Regulated Funds and/or Affiliated Funds only if, prior to the Regulated Fund’s participation in the

9 The reason for any such adjustment to a proposed order amount will be documented in writing and preserved in the records of the ~~Advisers~~Adviser.
10 ~~Each~~The Adviser will maintain records of all proposed order amounts, Internal Orders and External Submissions in conjunction with Potential Co-Investment Transactions. ~~Each applicable~~The Adviser will provide the Eligible ~~Trustees~~Directors with information concerning the Affiliated ~~Fund’s~~Funds’ and Regulated Funds’ order sizes to assist the Eligible ~~Trustees~~Directors with their review of the applicable Regulated Fund’s investments for compliance with the Conditions.
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Potential Co-Investment Transaction, the Required Majority approves it in accordance with the Conditions of this Order.

A Regulated Fund may participate in Pro Rata Dispositions (defined below) and Pro Rata Follow-On Investments (defined below) without obtaining prior approval of the Required Majority in accordance with Conditions 6(c)(i) and 8(b)(i).

2.          Delayed Settlement
 All Regulated Funds and Affiliated Funds participating in a Co-Investment Transaction will invest at the same time, for the same price and with the same terms, conditions, class, registration rights and any other rights, so that none of them receives terms more favorable than any other. However, the settlement date for the Affiliated Fund in a Co-Investment Transaction may occur up to ten business days after the settlement date for a Regulated Fund, and vice versa. Nevertheless, in all cases, (i) the date on which the commitment of the Affiliated Funds and Regulated Funds is made will be the same even where the settlement date is not and (ii) the earliest settlement date and the latest settlement date of any Affiliated Fund or Regulated Fund participating in the transaction will occur within ten business days of each other.

3.          Permitted Follow-On Investments and Approval of Follow-On Investments
From time to time, the Regulated Funds and Affiliated ~~Funds~~Fund may have opportunities to make Follow-On Investments in an issuer in which a Regulated Fund and one or more other Regulated Funds and/or Affiliated Funds previously have invested and continue to hold an investment. If the Order is granted, Follow-On Investments will be made in a manner that, over time, is fair and equitable to all of the Regulated Funds and the Affiliated ~~Funds~~Fund and in accordance with the proposed procedures discussed above and with the Conditions of the Order.

 The Order would divide Follow-On Investments into two categories depending on whether the Regulated Funds and Affiliated ~~Funds~~Fund holding investments in the issuer previously participated in a Co-Investment Transaction with respect to the issuer and continue to hold any securities acquired in a Co-Investment Transaction for that issuer. If such Regulated Funds and Affiliated ~~Funds~~Fund have previously participated in a Co-Investment Transaction with respect to the issuer, then the terms and approval of the Follow-On Investment would be subject to the process discussed in Section III.A.3.a. below and governed by Condition 8. These Follow-On Investments are referred to as “Standard Review Follow-Ons.” If such Regulated Funds and Affiliated ~~Funds~~Fund have not previously participated in a Co-Investment Transaction with respect to the issuer, then the terms and approval of the Follow-On Investment would be subject to the “onboarding process” discussed in Section III.A.3.b. below and governed by Condition 9. These Follow-On Investments are referred to as “Enhanced Review Follow-Ons.”

        (a)          Standard Review Follow-Ons
 A Regulated Fund may invest in Standard Review Follow-Ons either with the approval of the Required Majority using the procedures required under Condition 8(c) or, where certain additional requirements are met, without Board approval under Condition 8(b).

A Regulated Fund may participate in a Standard Review Follow-On without obtaining the prior approval of the Required Majority if it is (i) a Pro Rata Follow-On Investment or (ii) a Non-Negotiated Follow-On Investment.
9

A “Pro Rata Follow-On Investment” is a Follow-On Investment (i) in which the participation of each Affiliated Fund and each Regulated Fund is proportionate to its outstanding investments in the issuer or security, as appropriate,~~11~~ immediately preceding the Follow-On Investment, and (ii) in the case of a Regulated Fund, a majority of the Board has approved the Regulated Fund’s participation in the pro rata Follow-On Investments as being in the best interests of the Regulated Fund. The Regulated Fund’s Board may refuse to approve, or at any time rescind, suspend or qualify, its approval of Pro Rata Follow-On Investments, in which case all subsequent Follow-On Investments will be submitted to the Regulated Fund’s Eligible ~~Trustees~~Directors in accordance with Condition 8(c).

A “Non-Negotiated Follow-On Investment” is a Follow-On Investment in which a Regulated Fund participates together with one or more Affiliated Funds and/or one or more other Regulated Funds (i) in which the only term negotiated by or on behalf of the funds is price and (ii) with respect to which, if the transaction were considered on its own, the funds would be entitled to rely on one of the JT No-Action Letters.

Applicants believe that these Pro Rata and Non-Negotiated Follow-On Investments do not present a significant opportunity for overreaching on the part of any Adviser and thus do not warrant the time or the attention of the Board. Pro Rata Follow-On Investments and Non-Negotiated Follow-On Investments remain subject to the Board’s periodic review in accordance with Condition 10.

        (b)          Enhanced Review Follow-Ons
 One or more Regulated Funds and one or more Affiliated Funds holding Pre-Boarding Investments may have the opportunity to make a Follow-On Investment that is a Potential Co-Investment Transaction in an issuer with respect to which they have not previously participated in a Co-Investment Transaction. In these cases, the Regulated Funds and Affiliated ~~Funds~~Fund may rely on the Order to make such Follow-On Investment subject to the requirements of Condition 9. These enhanced review requirements constitute an “onboarding process” whereby Regulated Funds and Affiliated ~~Funds~~Fund may utilize the Order to participate in Co-Investment Transactions even though they already hold Pre-Boarding Investments. For a given issuer, the participating Regulated Funds and Affiliated ~~Funds~~Fund need to comply with these requirements only for the first Co-Investment Transaction. Subsequent Co-Investment Transactions with respect to the issuer will be governed by Condition 8 under the standard review process.

4.          Dispositions
 The Regulated Funds and each Affiliated ~~Funds~~Fund may be presented with opportunities to sell, exchange or otherwise dispose of securities in a transaction that would be prohibited by Rule 17d-1 or Section 57(a)(4), as applicable. If the Order is granted, such Dispositions will be made in a manner that, over time, is fair and equitable to all of the Regulated and Affiliated Funds and in accordance with procedures set forth in the proposed Conditions to the Order and discussed below.

The Order would divide these Dispositions into two categories: (i) if the Regulated Funds and the Affiliated ~~Funds~~Fund holding investments in the issuer have previously participated in a Co-Investment Transaction with respect to the issuer and continue to hold any securities acquired in a Co-Investment Transaction for such issuer, then the terms and approval of the Disposition (hereinafter referred to as “Standard Review Dispositions”) would be subject to the process discussed in Section III.A.4.a. below and governed by Condition 6; and (ii) if the Regulated Funds and Affiliated ~~Funds~~Fund have not previously participated in a Co-Investment Transaction with respect to the issuer, then the terms and

~~11 See note 26, below.~~
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approval of the Disposition (hereinafter referred to as “Enhanced Review Dispositions”) would be subject to the same “onboarding process” discussed in Section III.A.4.b. below and governed by Condition 7.

(a)          Standard Review Dispositions
 A Regulated Fund may participate in a Standard Review Disposition either with the approval of the Required Majority using the standard procedures required under Condition 6(d) or, where certain additional requirements are met, without Board approval under Condition 6(c).

A Regulated Fund may participate in a Standard Review Disposition without obtaining the prior approval of the Required Majority if (i) the Disposition is a Pro Rata Disposition or (ii) the securities are Tradable Securities and the Disposition meets the other requirements of Condition 6(c)(ii).

A “Pro Rata Disposition” is a Disposition (i) in which the participation of each Affiliated Fund and each Regulated Fund is proportionate to its outstanding investment in the security subject to Disposition immediately preceding the Disposition;~~12~~ and (ii) in the case of a Regulated Fund, a majority of the Board has approved the Regulated Fund’s participation in pro rata Dispositions as being in the best interests of the Regulated Fund. The Regulated Fund’s Board may refuse to approve, or at any time rescind, suspend or qualify, their approval of Pro Rata Dispositions, in which case all subsequent Dispositions will be submitted to the Regulated Fund’s Eligible ~~Trustees~~Directors.

In the case of a Tradable Security, approval of the ~~required majority~~Required Majority is not required for the Disposition if: (x) the Disposition is not to the issuer or any affiliated person of the issuer;~~13~~11 and (y) the security is sold for cash in a transaction in which the only term negotiated by or on behalf of the participating Regulated Funds and Affiliated ~~Funds~~Fund is price. Pro Rata Dispositions and Dispositions of a Tradable Security remain subject to the Board’s periodic review in accordance with Condition 10.

        (b)          Enhanced Review Dispositions
 One or more Regulated Funds and one or more Affiliated Funds that have not previously participated in a Co-Investment Transaction with respect to an issuer may have the opportunity to make a Disposition of Pre-Boarding Investments in a Potential Co-Investment Transaction. In these cases, the Regulated Funds and Affiliated ~~Funds~~Fund may rely on the Order to make such Disposition subject to the requirements of Condition 7. As discussed above, with respect to investment in a given issuer, the participating Regulated Funds and Affiliated ~~Funds~~Fund need only complete the onboarding process for the first Co-Investment Transaction, which may be an Enhanced Review Follow-On or an Enhanced Review Disposition.~~14~~12 Subsequent Co-Investment Transactions with respect to the issuer will be governed by Condition 6 or 8 under the standard review process.

~~12 See note 24, below.~~
~~13~~11 In the case of a Tradable Security, Dispositions to the issuer or an affiliated person of the issuer are not permitted so that funds participating in the Disposition do not benefit to the detriment of Regulated Funds that remain invested in the issuer. For example, if a Disposition of a Tradable Security were permitted to be made to the issuer, the issuer may be reducing its short term assets (i.e., cash) to pay down long term liabilities.
~~14~~12 However, with respect to an issuer, if a Regulated Fund’s first Co-Investment Transaction is an Enhanced Review Disposition, and the Regulated Fund does not dispose of its entire position in the Enhanced Review Disposition, then before such Regulated Fund may complete its first Standard Review Follow-On in such issuer, the Eligible ~~Trustees~~Directors must review the proposed ~~Follow- On~~Follow-On Investment not only on a stand-alone basis but also in relation to the total economic exposure in such issuer (i.e., in combination with the portion of the Pre-Boarding Investment not disposed of in the Enhanced Review Disposition), and the other terms of the
11

5.          Use of Wholly-Owned Investment Subs
           A Regulated Fund may, from time to time, form one or more Wholly-Owned Investment Subs. Such a subsidiary may be prohibited from investing in a Co-Investment Transaction with a Regulated Fund (other than its parent) or any Affiliated Fund because it would be a company controlled by its parent Regulated Fund for purposes of Section 57(a)(4) and Rule 17d-1. Applicants request that each Wholly-Owned Investment Sub be permitted to participate in Co-Investment Transactions in lieu of the applicable parent Regulated Fund that owns it and that the Wholly-Owned Investment Sub’s participation in any such transaction be treated, for purposes of the Order, as though the parent Regulated Fund were participating directly.

B.	Applicable Law
1.          Section 17(d) and Section 57(a)(4)
Section 17(d) of the Act generally prohibits an affiliated person (as defined in Section 2(a)(3) of the Act), or an affiliated person of such affiliated person, of a registered investment company acting as principal, from effecting any transaction in which the registered investment company is a joint or a joint and several participant, in contravention of such rules as the Commission may prescribe for the purpose of limiting or preventing participation by the registered investment company on a basis different from or less advantageous than that of such other participant.

Similarly, with regard to BDCs, Section 57(a)(4) prohibits certain persons specified in Section 57(b) from participating in a joint transaction with the BDC, or a company controlled by the BDC in contravention of rules as prescribed by the Commission. In particular Section 57(a)(4) applies to:
●	Any director, officer, employee, or member of an advisory board of a BDC or any person (other than the BDC itself) who is an affiliated person of the forgoing pursuant to Section 2(a)(3)(C); or

●
Any investment adviser or promoter of, general partner in, principal underwriter for, or person directly or indirectly either controlling, controlled by, or under common control with, a BDC (except the BDC itself and any person who, if it were not directly or indirectly controlled by the BDC, would not be directly or indirectly under the control of a person who controls the BDC);[13] or any person who is an affiliated person of any of the forgoing within the meaning of Section 2(a)(3)(C) or (D).

Section 2(a)(3)(C) defines an “affiliated person” of another person to include any person directly or indirectly controlling, controlled by, or under common control with, such other person. Section 2(a)(3)(D) defines “any officer, director, partner, copartner, or employee” of an affiliated person as an affiliated person. Section 2(a)(9) defines “control” as the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with that company. Under Section 2(a)(9) a person who beneficially owns, either directly or through one or more controlled companies, more than 25% of the voting securities of a company is presumed to investments. This additional review is required because such findings were not required in connection with the prior Enhanced Review Disposition, but they would have been required had the first Co-Investment Transaction been an Enhanced Review Follow-On.
13 Also excluded from this category by Rule 57b-1 is any person who would otherwise be included (a) solely because that person is directly or indirectly controlled by a BDC, or (b) solely because that person is, within the meaning of Section 2(a)(3)(C) or (D), an affiliated person of a person described in (a) above.

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control such company. The Commission and its staff have indicated on a number of occasions their belief that an investment adviser that provides discretionary investment management services to a fund and that sponsored, selected the initial directors, and provides administrative or other non-advisory services to the fund, controls such fund, absent compelling evidence to the contrary.~~15~~14

2.          Rule 17d-1
Rule 17d-1 generally prohibits an affiliated person (as defined in Section 2(a)(3)), or an affiliated person of such affiliated person, of a registered investment company acting as principal, from effecting any transaction in which the registered investment company, or a company controlled by such registered company, is a joint or a joint and several participant, in contravention of such rules as the Commission may prescribe for the purpose of limiting or preventing participation by the registered investment company on a basis different from or less advantageous than that of such first or second tier affiliate. Rule 17d-1 generally prohibits participation by a registered investment company and an affiliated person (as defined in Section 2(a)(3)) or principal underwriter for that investment company, or an affiliated person of such affiliated person or principal underwriter, in any “joint enterprise or other joint arrangement or profit-sharing plan,” as defined in the rule, without prior approval by the Commission by order upon application.

Rule 17d-1 was promulgated by the Commission pursuant to Section 17(d) and made applicable to persons subject to Sections 57(a) and (d) by Section 57(i) to the extent specified therein. Section 57(i) provides that, until the Commission prescribes rules under Sections 57(a) and (d), the Commission’s rules under Section 17(d) applicable to registered closed-end investment companies will be deemed to apply to persons subject to the prohibitions of Section 57(a) or (d). Because the Commission has not adopted any rules under Section 57(a) or (d), Rule 17d-1 applies to persons subject to the prohibitions of Section 57(a) or (d).

Applicants seek relief pursuant to Rule 17d-1, which permits the Commission to authorize joint transactions upon application. In passing upon applications filed pursuant to Rule 17d-1, the Commission is directed by Rule 17d-1(b) to consider whether the participation of a registered investment company or controlled company thereof in the joint enterprise or joint arrangement under scrutiny is consistent with provisions, policies and purposes of the Act and the extent to which such participation is on a basis different from or less advantageous than that of other participants.

The Commission has stated that Section 17(d), upon which Rule 17d-1 is based, and upon which Section 57(a)(4) was modeled, was designed to protect investment companies from self-dealing and overreaching by insiders. The Commission has also taken notice that there may be transactions subject to these prohibitions that do not present the dangers of overreaching.~~16~~15 The Court of Appeals for the Second Circuit has enunciated a like rationale for the purpose behind Section 17(d): “The objective of [Section] 17(d)…is to prevent…injuring the interest of stockholders of registered investment companies by causing the company to participate on a basis different from or less advantageous than that of such

~~15~~14 See, e.g., SEC Rel. No. IC-4697 (Sept. 8, 1966) (“For purposes of Section 2(a)(3)(C), affiliation based upon control would depend on the facts of the given situation, including such factors as extensive interlocks of officers, directors or key personnel, common investment advisers or underwriters, etc.”); Lazard Freres Asset Management, SEC No-Action Letter (pub. avail. Jan. 10, 1997) (“While, in some circumstances, the nature of an advisory relationship may give an adviser control over its client’s management or policies, whether an investment company and another entity are under common control is a factual question…”).
~~16~~15 See Protecting Investors: A Half-Century of Investment Company Regulation, 1504 Fed. Sec. L. Rep., Extra Edition (May 29, 1992) at 488 et seq.
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other participants.”16 Furthermore, Congress acknowledged that the protective system established by the enactment of Section 57 is “similar to that applicable to registered investment companies under Section 17, and rules thereunder, but is modified to address concerns relating to unique characteristics presented by business development companies.”17

Applicants believe that the Conditions would ensure that the conflicts of interest that Section 17(d) and Section 57(a)(4) were designed to prevent would be addressed and the standards for an order under Rule 17d-1 and Section 57(i) would be met.

C.	Need for Relief
Co-Investment Transactions are prohibited by either or both of Rule 17d-1 and Section 57(a)(4) without a prior exemptive order of the Commission to the extent that the Affiliated Funds and the Regulated Funds participating in such transactions fall within the category of persons described by Rule 17d-1 and/or Section 57(b), as modified by Rule 57b-1 thereunder, as applicable, vis-à-vis each participating Regulated Fund.

Each of the participating Regulated Funds and Affiliated Funds may be deemed to be affiliated persons vis-à-vis a Regulated Fund within the meaning of Section 2(a)(3) by reason of common control because (i) ~~Pomona~~Adviser manages, and may be deemed to control, the Existing Affiliated Funds and any other Affiliated Fund will be managed by, and may be deemed to be controlled by, an Adviser to Affiliated Funds; (ii) ~~Pomona~~Adviser is the investment adviser to, and may be deemed to control, the Fund and an Adviser to the Regulated Funds will be the investment adviser to, and may be deemed to control, any Future Regulated Fund; and (iii) ~~the Advisers~~any Adviser to Affiliated Funds and ~~the Advisers~~any Adviser to Regulated Funds are under common control. Thus, each of the Affiliated Funds could be deemed to be a person related to the Regulated Funds in a manner described by Section 57(b) and related to the other Regulated Funds in a manner described by Rule 17d-1; and therefore the prohibitions of Rule 17d-1 and Section 57(a)(4) would apply respectively to prohibit the Affiliated Funds from participating in Co-Investment Transactions with the Regulated Funds.

In addition, because the ~~Pomona~~Cypress Creek Proprietary Accounts are controlled by the Adviser or its affiliates and, therefore, may be under common control with the Fund, any future ~~Advisers~~Adviser, and any Future Regulated Funds, the ~~Pomona~~Cypress Creek Proprietary Accounts could be deemed to be persons related to the Regulated Funds (or a company controlled by the Regulated Funds) in a manner described by Section ~~17~~57(~~d~~b) and also prohibited from participating in the Co-Investment Program. Each Regulated Fund would also be related to each other Regulated Fund in a manner described by ~~Rule~~57(b) or rule 17d-1, as applicable, and thus prohibited from participating in Co-Investment Transactions with each other.

D.	Precedents
The Commission has issued numerous exemptive orders under the Act permitting registered investment companies and BDCs to co-invest with affiliated persons.18 Although the various precedents

16 Securities and Exchange Commission v. Talley Industries, Inc., 399 F.2d 396, 405 (2d Cir. 1968), cert. denied, 393 U.S. 1015 (1969).
17 Securities and Exchange Commission v. Talley Industries, Inc.~~, 399 F.2d 396, 405 (2d Cir. 1968),~~ cert. denied~~, 393 U.S. 1015 (1969)~~H.Rep. No. 96-1341, 96th Cong., 2d Sess. 45 (1980) reprinted in 1980 U.S.C.C.A.N. 4827.
18 See, e.g., Pomona Investment Fund, et al. (File No. 812-15218) Investment Company Act Rel. Nos. 34374 (September 14, 2021) (notice) and 34398 (October 13, 2021) (order); Hamilton Lane Private Assets Fund, et al. (File No. 812-15099) Investment Company Act Rel. Nos. 34182 (January 28, 2021) (notice) and 34201 (February 23,
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involved somewhat different formulae, the Commission has accepted, as a basis for relief from the prohibitions on joint transactions, use of allocation and approval procedures to protect the interests of investors in BDCs and registered investment companies ~~and BDCs~~. Applicants submit that the allocation procedures set forth in the Conditions for relief are consistent with and expand the range of investor protections found in the orders we cite.

The Commission also has issued orders extending co-investment relief to proprietary accounts.19

IV.          ~~STATEMENT IN SUPPORT OF RELIEF REQUESTED~~STATEMENT IN SUPPORT OF RELIEF REQUESTED
 In accordance with Rule 17d-1 (made applicable to transactions subject to Section 57(a) by Section 57(i)), the Commission may grant the requested relief as to any particular joint transaction if it finds that the participation of the Regulated Funds in the joint transaction is consistent with the provisions, policies and purposes of the Act and is not on a basis different from or less advantageous than that of other participants. Applicants submit that allowing the Co-Investment Transactions described in this Application is justified on the basis of (i) the potential benefits to the Regulated Funds and the shareholders thereof and (ii) the protections found in the Conditions.

As required by Rule 17d-1(b), the Conditions ensure that the terms on which Co-Investment Transactions may be made will be consistent with the participation of the Regulated Funds being on a basis that it is neither different from nor less advantageous than other participants, thus protecting the equity holders of any participant from being disadvantaged. The Conditions ensure that all Co-Investment Transactions are reasonable and fair to the Regulated Funds and their shareholders and do not involve overreaching by any person concerned, including the ~~Advisers~~Adviser.

2021) (order); AB Private Credit Investors Corp., et al. (File No. 812-14925) Investment Company Act Rel. Nos. 33152 (July 9, 2018) (notice) and 33191 (August 6, 2018) (order); Blackstone / GSO Floating Rate Enhanced Income Fund, et al. (File No. 812-14835) Investment Company Act Rel. Nos. 33149 (July 6, 2018) (notice) and 33186 (July 31,2018); Benefit Street Partners BDC, Inc., et al. (File No. 812-14601) Investment Company Act Rel. Nos. 33068 (April 6, 2018) (notice) and 33090 (May 1, 2018) (order); Triloma EIG Energy Income Fund, et al. (File No. 812-14848) Investment Company Act Rel. Nos. 33047 (March 14, 2018) (notice) and 33070 (April 10, 2018) (order); Corporate Capital Trust, Inc., et al. (File No. 812-14882) Investment Company Act Rel. Nos. 33043 (March 8, 2018) (notice) and 33064 (April 3, 2018) (order); Alcentra Capital Corporation, et al. (File No. 812-14760) Investment Company Act Rel. Nos. 33038 (February 28, 2018) (notice) and 33059 (March 27, 2018) (order); TriplePoint Venture Growth BDC Corp., et al. (File No. 812-14773) Investment Company Act Rel. Nos. 33037 (February 28, 2018) (notice) and 33060 (March 28, 2018) (order); Bain Capital Specialty Finance, Inc., et al. (File No. 812-14766) Investment Company Act Rel. Nos. 33031 (February 23, 2018) (notice) and 33051 (March 22, 2018) (order); Guggenheim Credit Income Fund, et al. (File No. 812-14831) Investment Company Act Rel. Nos. 32960 (January 3, 2018) (notice) and 32996 (January 30, 2018) (order); TCG BDC, Inc., et al. (File No. 812-14798) Investment Company Act Rel. Nos. 32945 (December 20, 2017) (notice) and 32969 (January 17, 2018) (order); BlackRock Capital Investment Corporation, et al. (File No. 812-14582) Investment Company Act Rel. Nos. 32943 (December 19, 2017) (notice) and 32968 (January 16, 2018) (order).
19 See Stellus Capital Investment Corporation, et al. (File No. 812-14855) Investment Company Act Rel Nos. 33289 (Nov. 6, 2018) (notice) and 33316 (Dec. 4, 2018) (order); Blackstone / GSO Floating Rate Enhanced Income Fund, et al. (File No. 812-14835) Investment Company Act Rel. Nos. 33149 (July 6, 2018) (notice) and 33186 (July 31,2018); Corporate Capital Trust, Inc., et al. (File No. 812-14882) Inv. Co. Act Rel. Nos. 33043 (March 8, 2018) (notice) and 33064 (April 3, 2018) (order); TriplePoint Venture Growth BDC Corp., et al. (File No. 812-14773) Investment Company Act Rel. Nos. 33037 (February 28, 2018) (notice) and 33060 (March 28, 2018) (order); TCG BDC, Inc., et al. (File No. 812-14798) Investment Company Act Rel. Nos. 32945 (December 20, 2017) (notice) and 32969 (January 17, 2018) (order); Medley Capital Corporation, et al. (File No. 812-14778) Investment Company Act Rel. Nos. 32809 (September 8, 2017) (notice) and 32850 (October 4, 2017) (order); and Harvest Capital Credit Corporation, et al. (File No. 812-14365) Investment Company Act Rel. No. 31860 (October 5, 2015) (notice) and 31930 (December 10, 2015) (order).
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A.	Potential Benefits
In the absence of the relief sought hereby, in many circumstances, the Regulated Funds would be limited in their ability to participate in attractive and appropriate investment opportunities. Section 17(d), Section 57(a)(4) and Rule 17d-1 should not prevent BDCs and registered closed-end investment companies from making investments that are in the best interests of their shareholders.

Each Regulated Fund and its shareholders will benefit from the ability to participate in Co-Investment Transactions. The Board, including the Required Majority, of each Regulated Fund will determine that it is in the best interests of the Regulated Fund to participate in Co-Investment Transactions because, among other matters, (i) the Regulated Fund should be able to participate in a larger number and greater variety of transactions; (ii) the Regulated Fund should be able to participate in larger transactions; (iii) the Regulated Fund should be able to participate in all opportunities approved by a Required Majority or otherwise permissible under the Order rather than risk underperformance through rotational allocation of opportunities among the Regulated Funds; (iv) the Regulated Fund and any other Regulated Funds participating in the proposed investment should have greater bargaining power, more control over the investment and less need to bring in other external investors or structure investments to satisfy the different needs of external investors; (v) the Regulated Fund should be able to obtain greater attention and better deal flow from investment bankers and others who act as sources of investments; and (vi) the Conditions are fair to the Regulated Funds and their shareholders.

B.	Protective Representations ~~and Conditions~~
The Conditions ensure that the proposed Co-Investment Transactions are consistent with the protection of each Regulated Fund’s shareholders and with the purposes intended by the policies and provisions of the Act. Specifically, the Conditions incorporate the following critical protections: (i) all Regulated Funds participating in the Co-Investment Transactions will invest at the same time (except that, subject to the limitations in the Conditions, the settlement date for an Affiliated Fund in a Co-Investment Transaction may occur up to ten business days after the settlement date for the Regulated Fund, and vice versa), for the same price and with the same terms, conditions, class, registration rights and any other rights, so that none of them receives terms more favorable than any other; (ii) a Required Majority of each Regulated Fund must approve various investment decisions (not including transactions completed on a pro rata basis pursuant to Conditions 6(c)(i) and 8(b)(i) or otherwise not requiring Board approval) with respect to such Regulated Fund in accordance with the Conditions; and (iii) the Regulated Funds are required to retain and maintain certain records.

Applicants believe that participation by the Regulated Funds in Pro Rata Follow-On Investments and Pro Rata Dispositions, as provided in Conditions 6(c)(i) and 8(b)(i), is consistent with the provisions, policies and purposes of the Act and will not be made on a basis different from or less advantageous than that of other participants. A formulaic approach, such as pro rata investment or disposition eliminates the possibility for overreaching and unnecessary prior review by the Board. Applicants note that the Commission has adopted a similar pro rata approach in the context of Rule 23c-2, which relates to the redemption by a closed-end investment company of less than all of a class of its securities, indicating the general fairness and lack of overreaching that such approach provides.

Applicants also believe that the participation by the Regulated Funds in Non-Negotiated Follow-On Investments and in Dispositions of Tradable Securities without the approval of a Required Majority is consistent with the provisions, policies and purposes of the Act as there is no opportunity for overreaching by affiliates.
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If an Adviser, its principals, or any person controlling, controlled by, or under common control with the Adviser or its principals, and the Affiliated ~~Funds~~Fund (collectively, the “Holders”) own in the aggregate more than 25 percent of the outstanding voting shares of a Regulated Fund (the “Shares”), then the Holders will vote such Shares as required under Condition 15.

Applicants believe that this condition will ensure that the Independent Trustees will act independently in evaluating Co-Investment Transactions, because the ability of an Adviser or its principals to influence the Independent Trustees by a suggestion, explicit or implied, that the Independent Trustees can be removed if desired by the Holders will be limited significantly. The Independent Trustees shall evaluate and approve any independent party, taking into account its qualifications, reputation for independence, cost to the shareholders, and other factors that they deem relevant.

In sum, Applicants believe that the Conditions would ensure that each Regulated Fund that participates in any type of Co-Investment Transaction does not participate on a basis different from, or less advantageous than, that of such other participants for purposes of Section 17(d) or Section 57(a)(4) and the Rules under the Act. As a result, Applicants believe that the participation of the Regulated Funds in Co-Investment Transactions in accordance with the Conditions would be consistent with the provisions, policies, and purposes of the Act, and would be done in a manner that was not different from, or less advantageous than, the other participants.
C.	Conditions
Applicants agree that any Order granting the requested relief shall be subject to the following ~~conditions~~Conditions:

1.          Identification and Referral of Potential Co-Investment Transactions
(a)          The ~~Advisers~~Adviser will establish, maintain and implement policies and procedures reasonably designed to ensure that each Adviser is promptly notified of all Potential Co-Investment Transactions that fall within the then-current Objectives and Strategies and Board-Established Criteria of any Regulated Fund the Adviser manages.
(b)          When an Adviser to a Regulated Fund is notified of a Potential Co-Investment Transaction under Condition 1(a), the Adviser will make an independent determination of the appropriateness of the investment for the Regulated Fund in light of the Regulated Fund’s then-current circumstances.
2.          Board Approvals of Co-Investment Transactions
(a)          If an Adviser deems a Regulated Fund’s participation in any Potential Co-Investment Transaction to be appropriate for the Regulated Fund, it will then determine an appropriate level of investment for the Regulated Fund.
(b)          If the aggregate amount recommended by the ~~Advisers~~Adviser to be invested in the Potential Co-Investment Transaction by the participating Regulated Funds and any participating Affiliated ~~Funds~~Fund, collectively, exceeds the amount of the investment opportunity, the investment opportunity will be allocated among them pro rata based on the size of the Internal Orders, as described in Section III.A.1.b. above. Each Adviser to a participating Regulated Fund will promptly notify and provide the Eligible ~~Trustees~~Directors with information concerning the Affiliated ~~Funds’~~Fund’s and Regulated Funds’ order sizes to assist the Eligible ~~Trustees~~Directors with their review of the applicable Regulated Fund’s investments for compliance with these Conditions.
17

(c)          After making the determinations required in Condition 1(b) above, each Adviser to a participating Regulated Fund will distribute written information concerning the Potential Co-Investment Transaction (including the amount proposed to be invested by each participating Regulated Fund and each participating Affiliated Fund) to the Eligible ~~Trustees~~Directors of its participating Regulated Fund(s) for their consideration. A Regulated Fund will enter into a Co-Investment Transaction with one or more other Regulated Funds or the Affiliated ~~Funds~~Fund only if, prior to the Regulated Fund’s participation in the Potential Co-Investment Transaction, a Required Majority concludes that:
(i)
the terms of the transaction, including the consideration to be paid, are reasonable and fair to the Regulated Fund and its shareholders and do not involve overreaching in respect of the Regulated Fund or its shareholders on the part of any person concerned;

(ii)	the transaction is consistent with:
(A)	the interests of the Regulated Fund’s shareholders; and
(B)	the Regulated Fund’s then-current Objectives and Strategies;
(iii)
the investment by any other Regulated Fund(s) or Affiliated Fund(s) would not disadvantage the Regulated Fund, and participation by the Regulated Fund would not be on a basis different from, or less advantageous than, that of any other Regulated Fund(s) or Affiliated Fund(s) participating in the transaction; provided that the Required Majority shall not be prohibited from reaching the conclusions required by this Condition 2(c)(iii) if:

(A)
 the settlement date for another Regulated Fund or an Affiliated Fund in a Co-Investment Transaction is later than the settlement date for the Regulated Fund by no more than ten business days or earlier than the settlement date for the Regulated Fund by no more than ten business days, in either case, so long as: (x) the date on which the commitment of the Affiliated Fund and Regulated Funds is made is the same; and (y) the earliest settlement date and the latest settlement date of any Affiliated Fund or Regulated Fund participating in the transaction will occur within ten business days of each other; or

(B)
any other Regulated Fund or Affiliated Fund, but not the Regulated Fund itself, gains the right to nominate a director for election to a portfolio company’s board of directors, the right to have a board observer or any similar right to participate in the governance or management of the portfolio company so long as: (x) the Eligible ~~Trustees~~Directors will have the right to ratify the selection of such director or board observer, if any; (y) the Adviser agrees to, and does, provide periodic reports to the Regulated Fund’s Board with respect to the actions of such director or the information received by such board observer or obtained through the exercise of any similar right to participate in the governance or management of the portfolio company; and (z) any fees or other compensation that any other Regulated Fund or Affiliated Fund or any affiliated person of any other Regulated Fund or Affiliated Fund receives in connection with the right of one or more Regulated Funds or Affiliated Funds to nominate a director or appoint a board observer or otherwise to participate in the governance or management of the portfolio company will be shared proportionately among any participating Affiliated Funds (who may, in turn, share their portion with their affiliated persons) and any participating Regulated Fund(s) in accordance with the amount of each such party’s investment; and

18

(iv)
the proposed investment by the Regulated Fund will not involve compensation, remuneration or a direct or indirect[20] financial benefit to the ~~Advisers~~Adviser, any other Regulated Fund, the Affiliated ~~Funds~~Fund or any affiliated person of any of them (other than the parties to the Co-Investment Transaction), except (A) to the extent permitted by Condition 14, (B) to the extent permitted by Section 17(e) or 57(k), as applicable, (C) indirectly, as a result of an interest in the securities issued by one of the parties to the Co-Investment Transaction, or (D) in the case of fees or other compensation described in Condition 2(c)(iii)(B)(z).

3.          Right to Decline. Each Regulated Fund has the right to decline to participate in any Potential Co-Investment Transaction or to invest less than the amount proposed.
4.          General Limitation. Except for Follow-On Investments made in accordance with Conditions 8 and 9 below,21 a Regulated Fund will not invest in reliance on the Order in any issuer in which a Related Party has an investment.
5.          Same Terms and Conditions. A Regulated Fund will not participate in any Potential Co-Investment Transaction unless (i) the terms, conditions, price, class of securities to be purchased, date on which the commitment is entered into and registration rights (if any) will be the same for each participating Regulated Fund and Affiliated Fund and (ii) the earliest settlement date and the latest settlement date of any participating Regulated Fund or Affiliated Fund will occur as close in time as practicable and in no event more than ten business days apart. The grant to one or more Regulated Funds or Affiliated Funds, but not the respective Regulated Fund, of the right to nominate a director for election to a portfolio company’s board of directors, the right to have an observer on the board of directors or similar rights to participate in the governance or management of the portfolio company will not be interpreted so as to violate this Condition 5, if Condition 2(c)(iii)(B) is met.
6.          Standard Review Dispositions.
(a)          General. If any Regulated Fund or Affiliated Fund elects to sell, exchange or otherwise dispose of an interest in a security and one or more Regulated Funds and Affiliated Funds have previously participated in a Co-Investment Transaction with respect to the issuer, then:
(i)	the Adviser to such Regulated Fund or Affiliated Fund[22] will notify each Regulated Fund that holds an investment in the issuer of the proposed Disposition at the earliest practical time; and
(ii)	the Adviser to each Regulated Fund that holds an investment in the issuer will formulate a recommendation as to participation by such Regulated Fund in the Disposition.
(b)          Same Terms and Conditions. Each Regulated Fund will have the right to participate in such Disposition on a proportionate basis, at the same price and on the same terms and conditions as those applicable to the Affiliated ~~Funds~~Fund and any other Regulated Fund.
(c)          No Board Approval Required. A Regulated Fund may participate in such a Disposition without obtaining prior approval of the Required Majority if:

20 For example, procuring the Regulated Fund’s investment in a Potential Co-Investment Transaction to permit an affiliate to complete or obtain better terms in a separate transaction would constitute an indirect financial benefit.
21 This exception applies only to Follow-On Investments by a Regulated Fund in issuers in which that Regulated Fund already holds investments.
22 Any ~~Pomona~~Cypress Creek Proprietary Account that is not advised by ~~an~~the Adviser is itself deemed to be an Adviser for purposes of Conditions 6(a)(i), 7(a)(i), 8(a)(i), and 9(a)(i).
19

(i)
(A) the participation of each Regulated Fund and Affiliated Fund in such Disposition is proportionate to its then-current holding of the security (or securities) of the issuer that is (or are) the subject of the Disposition;[23] (B) the Board of the Regulated Fund has approved as being in the best interests of the Regulated Fund the ability to participate in such Dispositions on a pro rata basis (as described in greater detail in the Application); and (C) the Board of the Regulated Fund is provided on a quarterly basis with a list of all Dispositions made in accordance with this Condition; or

(ii)
each security is a Tradable Security and (A) the Disposition is not to the issuer or any affiliated person of the issuer; and (B) the security is sold for cash in a transaction in which the only term negotiated by or on behalf of the participating Regulated Funds and Affiliated Funds is price.

(d)          Standard Board Approval. In all other cases, the Adviser will provide its written recommendation as to the Regulated Fund’s participation to the Eligible ~~Trustees~~Directors and the Regulated Fund will participate in such Disposition solely to the extent that a Required Majority determines that it is in the Regulated Fund’s best interests.
7.          Enhanced Review Dispositions.
(a)          General. If any Regulated Fund or Affiliated Fund elects to sell, exchange or otherwise dispose of a Pre-Boarding Investment in a Potential Co-Investment Transaction and the Regulated Funds and Affiliated ~~Funds~~Fund have not previously participated in a Co-Investment Transaction with respect to the issuer:
(i)	the Adviser to such Regulated Fund or Affiliated Fund will notify each Regulated Fund that holds an investment in the issuer of the proposed Disposition at the earliest practical time;
(ii)	the Adviser to each Regulated Fund that holds an investment in the issuer will formulate a recommendation as to participation by such Regulated Fund in the Disposition; and
(iii)
the ~~Advisers~~Adviser will provide to the Board of each Regulated Fund that holds an investment in the issuer all information relating to the existing investments in the issuer of the Regulated Funds and Affiliated Fund, including the terms of such investments and how they were made, that is necessary for the Required Majority to make the findings required by this Condition.

(b)          Enhanced Board Approval. The Adviser will provide its written recommendation as to the Regulated Fund’s participation to the Eligible ~~Trustees~~Directors, and the Regulated Fund will participate in such Disposition solely to the extent that a Required Majority determines that:
(i)	the Disposition complies with Condition 2(c)(i), (ii), (iii)(A), and (iv); and
(ii)	the making and holding of the Pre-Boarding Investments were not prohibited by Section 57 or Rule 17d-1, as applicable, and records the basis for the finding in the Board minutes.
(c)          Additional Requirements: The Disposition may only be completed in reliance on the Order if:

23 In the case of any Disposition, proportionality will be measured by each participating Regulated Fund’s and Affiliated Fund’s outstanding investment in the security in question immediately preceding the Disposition.
20

(i)
Same Terms and Conditions. Each Regulated Fund has the right to participate in such Disposition on a proportionate basis, at the same price and on the same terms and Conditions as those applicable to the Affiliated ~~Funds~~Fund and any other Regulated Fund;

(ii)	Original Investments. All of the Affiliated ~~Funds’~~Fund’s and Regulated Funds’ investments in the issuer are Pre-Boarding Investments;
(iii)
Advice of counsel. Independent counsel to the Board advises that the making and holding of the investments in the Pre-Boarding Investments were not prohibited by Section 57 (as modified by Rule 57b-1) or Rule 17d-1, as applicable;

(iv)
Multiple Classes of Securities. All Regulated Funds and Affiliated Funds that hold Pre-Boarding Investments in the issuer immediately before the time of completion of the Co-Investment Transaction hold the same security or securities of the issuer. For the purpose of determining whether the Regulated Funds and Affiliated ~~Funds~~Fund hold the same security or securities, they may disregard any security held by some but not all of them if, prior to relying on the Order, the Required Majority is presented with all information necessary to make a finding, and finds, that: (x) any Regulated Fund’s or Affiliated Fund’s holding of a different class of securities (including for this purpose a security with a different maturity date) is immaterial[24] in amount, including immaterial relative to the size of the issuer; and (y) the Board records the basis for any such finding in its minutes. In addition, securities that differ only in respect of issuance date, currency, or denominations may be treated as the same security; and

(v)
No control. The Affiliated ~~Funds~~Fund, the other Regulated Funds and their affiliated persons (within the meaning of Section 2(a)(3)(C) of the Act), individually or in the aggregate, do not control the issuer of the securities (within the meaning of Section 2(a)(9) of the Act).

8.          Standard Review Follow-Ons.
(a)          General. If any Regulated Fund or Affiliated Fund desires to make a Follow-On Investment in an issuer and the Regulated Funds and Affiliated ~~Funds~~Fund holding investments in the issuer previously participated in a Co-Investment Transaction with respect to the issuer:
(i)
the Adviser to each such Regulated Fund or Affiliated Fund will notify each Regulated Fund that holds securities of the portfolio company of the proposed transaction at the earliest practical time; and

(ii)
the Adviser to each Regulated Fund that holds an investment in the issuer will formulate a recommendation as to the proposed participation, including the amount of the proposed investment, by such Regulated Fund.

(b)          No Board Approval Required. A Regulated Fund may participate in the Follow-On Investment without obtaining prior approval of the Required Majority if:
(i)
(A) the proposed participation of each Regulated Fund and each Affiliated Fund in such investment is proportionate to its outstanding investments in the issuer or the security at issue, as appropriate,[25] immediately preceding the Follow-On Investment; and (B) the Board of the Regulated Fund has approved as being in the best interests of the Regulated Fund the ability to participate in Follow-On Investments on a pro rata basis (as described in greater detail in this Application); or

24 In determining whether a holding is “immaterial” for purposes of the Order, the Required Majority will consider whether the nature and extent of the interest in the transaction or arrangement is sufficiently small that a reasonable person would not believe that the interest affected the determination of whether to enter into the transaction or arrangement or the terms of the transaction or arrangement.

21

(ii)	 ~~it~~it is a Non-Negotiated Follow-On Investment.
(c)          Standard Board Approval. In all other cases, the Adviser will provide its written recommendation as to the Regulated Fund’s participation to the Eligible ~~Trustees~~Directors and the Regulated Fund will participate in such Follow-On Investment solely to the extent that a Required Majority makes the determinations set forth in Condition 2(c). If the only previous Co-Investment Transaction with respect to the issuer was an Enhanced Review Disposition the Eligible ~~Trustees~~Directors must complete this review of the proposed Follow-On Investment both on a stand-alone basis and together with the Pre-Boarding Investments in relation to the total economic exposure and other terms of the investment.
(d)          Allocation. If, with respect to any such Follow-On Investment:
(i)
the amount of the opportunity proposed to be made available to any Regulated Fund is not based on the Regulated Funds’ and the Affiliated ~~Funds’~~Fund’s outstanding investments in the issuer or the security at issue, as appropriate, immediately preceding the Follow-On Investment; and

(ii)
the aggregate amount recommended by the ~~Advisers~~Adviser to be invested in the Follow-On Investment by the participating Regulated Funds and any participating Affiliated ~~Funds~~Fund, collectively, exceeds the amount of the investment opportunity, then the Follow-On Investment opportunity will be allocated among them pro rata based on the size of the Internal Orders, as described in Section III.A.1.b. above.

(e)          Other Conditions. The acquisition of Follow-On Investments as permitted by this Condition will be considered a Co-Investment Transaction for all purposes and subject to the other Conditions set forth in this application.
9.          Enhanced Review Follow-Ons.
(a)          General. If any Regulated Fund or Affiliated Fund desires to make a Follow-On Investment in an issuer that is a Potential Co-Investment Transaction and the Regulated Funds and any Affiliated ~~Funds~~Fund holding investments in the issuer have not previously participated in a Co-Investment Transaction with respect to the issuer:

(i)	the Adviser to each such Regulated Fund or Affiliated Fund will notify each Regulated Fund that holds securities of the portfolio company of the proposed transaction at the earliest practical time;

25 To the extent that a Follow-On Investment opportunity is in a security or arises in respect of a security held by the participating Regulated Funds and any Affiliated Fund, proportionality will be measured by each participating Regulated Fund’s and Affiliated Fund’s outstanding investment in the security in question immediately preceding the Follow-On Investment using the most recent available valuation thereof. To the extent that a Follow-On Investment opportunity relates to an opportunity to invest in a security that is not in respect of any security held by any of the participating Regulated Funds or any Affiliated Fund, proportionality will be measured by each participating Regulated Fund’s and Affiliated Fund’s outstanding investment in the issuer immediately preceding the Follow-On Investment using the most recent available valuation thereof.
22

(ii)
the Adviser to each Regulated Fund that holds an investment in the issuer will formulate a recommendation as to the proposed participation, including the amount of the proposed investment, by such Regulated Fund; and

(iii)
the ~~Advisers~~Adviser will provide to the Board of each Regulated Fund that holds an investment in the issuer all information relating to the existing investments in the issuer of the Regulated Funds and Affiliated ~~Funds~~Fund, including the terms of such investments and how they were made, that is necessary for the Required Majority to make the findings required by this Condition.

(b)          Enhanced Board Approval. The Adviser will provide its written recommendation as to the Regulated Fund’s participation to the Eligible ~~Trustees~~Directors, and the Regulated Fund will participate in such Follow-On Investment solely to the extent that a Required Majority reviews the proposed Follow-On Investment both on a stand-alone basis and together with the Pre-Boarding Investments in relation to the total economic exposure and other terms and makes the determinations set forth in Condition 2(c). In addition, the Follow-On Investment may only be completed in reliance on the Order if the Required Majority of each participating Regulated Fund determines that the making and holding of the Pre-Boarding Investments were not prohibited by Section 57 (as modified by Rule 57b-1) or Rule 17d-1, as applicable. The basis for the Board’s findings will be recorded in its minutes.
(c)          Additional Requirements. The Follow-On Investment may only be completed in reliance on the Order if:
(i)	Original Investments. All of the Affiliated ~~Funds’~~Fund’s and Regulated Funds’ investments in the issuer are Pre-Boarding Investments;
(ii)
Advice of counsel. Independent counsel to the Board advises that the making and holding of the investments in the Pre-Boarding Investments were not prohibited by Section 57 (as modified by Rule 57b-1) or Rule 17d-1, as applicable;

(iii)
Multiple Classes of Securities. All Regulated Funds and Affiliated Funds that hold Pre-Boarding Investments in the issuer immediately before the time of completion of the Co-Investment Transaction hold the same security or securities of the issuer. For the purpose of determining whether the Regulated Funds and Affiliated ~~Funds~~Fund hold the same security or securities, they may disregard any security held by some but not all of them if, prior to relying on the Order, the Required Majority is presented with all information necessary to make a finding, and finds, that: (x) any Regulated Fund’s or Affiliated Fund’s holding of a different class of securities (including for this purpose a security with a different maturity date) is immaterial in amount, including immaterial relative to the size of the issuer; and (y) the Board records the basis for any such finding in its minutes. In addition, securities that differ only in respect of issuance date, currency, or denominations may be treated as the same security; and

(iv)
No control. The Affiliated ~~Funds~~Fund, the other Regulated Funds and their affiliated persons (within the meaning of Section 2(a)(3)(C) of the Act), individually or in the aggregate, do not control the issuer of the securities (within the meaning of Section 2(a)(9) of the Act).

(d)          Allocation. If, with respect to any such Follow-On Investment:
(i)
the amount of the opportunity proposed to be made available to any Regulated Fund is not based on the Regulated Funds’ and the Affiliated ~~Funds’~~Fund’s outstanding investments in the issuer or the security at issue, as appropriate, immediately preceding the Follow-On Investment; and

23

(ii)
the aggregate amount recommended by the ~~Advisers~~Adviser to be invested in the Follow-On Investment by the participating Regulated Funds and any participating Affiliated ~~Funds~~Fund, collectively, exceeds the amount of the investment opportunity, then the Follow-On Investment opportunity will be allocated among them pro rata based on the size of the Internal Orders, as described in Section III.A.1.b. above.

(e)          Other Conditions. The acquisition of Follow-On Investments as permitted by this Condition will be considered a Co-Investment Transaction for all purposes and subject to the other Conditions set forth in this application.
10.          Board Reporting, Compliance and Annual Re-Approval.

(a)          Each Adviser to a Regulated Fund will present to the Board of each Regulated Fund, on a quarterly basis, and at such other times as the Board may request, (i) a record of all investments in Potential Co-Investment Transactions made by any of the other Regulated Funds or any Affiliated ~~Funds~~Fund during the preceding quarter that fell within the Regulated Fund’s then-current Objectives and Strategies and Board-Established Criteria that were not made available to the Regulated Fund, and an explanation of why such investment opportunities were not made available to the Regulated Fund; (ii) a record of all Follow-On Investments in and Dispositions of investments in any issuer in which the Regulated Fund holds any investments by any Affiliated Fund or other Regulated Fund during the prior quarter; and (iii) all information concerning Potential Co-Investment Transactions and Co-Investment Transactions, including investments made by other Regulated Funds or any Affiliated ~~Funds~~Fund that the Regulated Fund considered but declined to participate in, so that the Independent ~~Trustees~~Directors, may determine whether all Potential Co-Investment Transactions and Co-Investment Transactions during the preceding quarter, including those investments that the Regulated Fund considered but declined to participate in, comply with the Conditions.
(b)          All information presented to the Regulated Fund’s Board pursuant to this Condition will be kept for the life of the Regulated Fund and at least two years thereafter, and will be subject to examination by the Commission and its staff.
(c)          Each Regulated Fund’s chief compliance officer, as defined in rule 38a-1(a)(4), will prepare an annual report for its Board each year that evaluates (and documents the basis of that evaluation) the Regulated Fund’s compliance with the terms and Conditions of the ~~application~~Application and the procedures established to achieve such compliance.
(d)          The Independent ~~Trustees~~Directors will consider at least annually whether continued participation in new and existing Co-Investment Transactions is in the Regulated Fund’s best interests.
11.          Record Keeping. Each Regulated Fund will maintain the records required by Section 57(f)(3) of the Act as if each of the Regulated Funds were a BDC and each of the investments permitted under these Conditions were approved by the Required Majority under Section 57(f).
12.          TrusteeDirector Independence. No Independent ~~Trustee~~Director of a Regulated Fund will also be a director, general partner, managing member or principal, or otherwise be an “affiliated person” (as defined in the Act) of any Affiliated Fund.

24

13.           Expenses. The expenses, if any, associated with acquiring, holding or disposing of any securities acquired in a Co-Investment Transaction (including, without limitation, the expenses of the distribution of any such securities registered for sale under the Securities Act) will, to the extent not payable by the ~~Advisers~~Adviser under their respective advisory agreements with the Regulated Funds and the Affiliated ~~Funds~~Fund, be shared by the Regulated Funds and any participating Affiliated ~~Funds~~Fund in proportion to the relative amounts of the securities held or being acquired or disposed of, as the case may be.

14.          Transaction Fees.26 Any transaction fee (including break-up, structuring, monitoring or commitment fees but excluding brokerage or underwriting compensation permitted by Section 17(e) or 57(k)) received in connection with any Co-Investment Transaction will be distributed to the participants on a pro rata basis based on the amounts they invested or committed, as the case may be, in such Co-Investment Transaction. If any transaction fee is to be held by an Adviser pending consummation of the transaction, the fee will be deposited into an account maintained by an Adviser at a bank or banks having the qualifications prescribed in Section 26(a)(1), and the account will earn a competitive rate of interest that will also be divided pro rata among the participants. None of the Adviser, the Affiliated ~~Funds~~Fund, the other Regulated Funds or any affiliated person of the Affiliated ~~Funds~~Fund or the Regulated Funds will receive any additional compensation or remuneration of any kind as a result of or in connection with a Co-Investment Transaction other than (i) in the case of the Regulated Funds and the Affiliated ~~Funds~~Fund, the pro rata transaction fees described above and fees or other compensation described in Condition 2(c)(iii)(B)(z), (ii) brokerage or underwriting compensation permitted by Section 17(e) or 57(k) or (iii) in the case of the Adviser, investment advisory compensation paid in accordance with investment advisory agreements between the applicable Regulated Fund(s) or Affiliated Fund(s) and its Adviser.

15.          Independence. If the Holders own in the aggregate more than 25 percent of the Shares of a Regulated Fund, then the Holders will vote such Shares ~~in the same percentages as the Regulated Fund’s other shareholders (not including the Holders)~~as directed by an independent third party when voting on (1) the election of directors; (2) the removal of one or more directors; or (3) any other matter under either the Act or applicable State law affecting the Board’s composition, size or manner of election.

V.          PROCEDURAL MATTERS
A.	Communications
Please address all communications concerning this Application and the Notice and Order to:
~~All Communications, Notices and Orders to:~~
~~Michael D. Granoff~~
~~Pomona Management LLC~~
~~780 Third Avenue, 46th Floor~~
~~New York, NY 10017~~
~~Copies to:~~
~~William~~Benjamin J. ~~Bielefeld, Esq.~~Murray
~~Dechert LLP~~Chief Compliance Officer
Endowment Advisers, L.P., d/b/a Cypress Creek Partners
~~1900 K Street, N.~~712 W. 34th Street, Suite 201

26 Applicants are not requesting and the Commission is not providing any relief for transaction fees received in connection with any Co-Investment Transaction.
25

Austin, TX 78705
Telephone: (512) 660-5146
~~Washington, DC 20006~~
Please address any questions, and a copy of any communications, concerning this Application, the Notice and Order to:

George J. Zornada
K&L Gates LLP
State Street Financial Center
One Lincoln St.
Boston, MA 02111-2950
Telephone: (617) 261-3231

B.	Authorizations
The filing of this Application for the Order sought hereby and the taking of all acts reasonably necessary to obtain the relief requested herein was authorized by the Board of the Fund pursuant to resolutions duly adopted by the Board on ~~April 16~~October 21, 2021 (attached hereto as Exhibit A). In accordance with Rule 0-2(c) under the Act, ~~each person executing the Application~~the Applicants state that all actions necessary to authorize the execution and filing of this Application have been taken, and the persons signing and filing this document are authorized to do so on behalf of the Applicants ~~being duly sworn deposes and says that he has duly executed the attached~~. Each person executing the Application ~~for~~is authorized to sign and file this document on behalf of the applicable entity listed~~; that he is authorized to execute the Application pursuant to the terms of an operating agreement, management agreement or otherwise; and that all actions by members, directors or other bodies necessary to authorize each such deponent to execute and file the Application have been taken.~~.
26

Applicants have caused this Application to be duly signed on their behalf on the ~~12th~~8th day of ~~July~~December, 2021.
CYPRESS CREEK PRIVATE STRATEGIES MASTER FUND, L.P.

~~POMONA INVESTMENT FUND~~

By:	/s/ ~~Michael D. Granoff~~Benjamin J. Murray
Name:	~~Michael D. Granoff~~Benjamin J. Murray
Title:	~~President and~~ Principal ~~Executive~~Financial Officer

~~POMONA MANAGEMENT LLC~~

ENDOWMENT ADVISERS, L.P., D/B/A CYPRESS CREEK PARTNERS

By:	/s/ ~~Michael D. Granoff~~Benjamin J. Murray
Name:	~~Michael D. Granoff~~Benjamin J. Murray
Title:	Chief ~~Executive~~Compliance Officer

CCP COASTAL REDWOOD FUND, LP;
CCP SIERRA REDWOOD FUND, LP; AND
MARINAS I SPV, LLC

By:	~~POMONA CAPITAL X~~Endowment Advisers, L.P., ~~POMONA CAPITAL IX~~d/b/a Cypress Creek Partners, ~~L.P. and POMONA PARTNERSHIP HOLDINGS VIII, L.P.~~their investment adviser

By:	/s/ ~~Frances Janis~~Benjamin J. Murray
Name:	~~Frances Janis~~Benjamin J. Murray
Title:	~~Managing Principal~~Chief Compliance Officer

27

SCHEDULE A
~~Existing Affiliated Funds~~
~~Pomona Capital X, L.P.~~
~~Pomona Capital IX, L.P.~~
~~Pomona Partnership Holdings VIII, L.P.~~

28

VERIFICATION
The undersigned states that he has duly executed the ~~foregoing~~attached Application for and on behalf of ~~Pomona Investment~~the Cypress Creek Private Strategies Master Fund, L.P., that he is the ~~President and~~ Principal ~~Executive~~Financial Officer of such entity, and that all ~~action by officers, directors, and other bodies~~actions necessary to authorize ~~deponent~~the undersigned to execute and file ~~such instrument has~~this Application have been taken. The undersigned further states that he is familiar with ~~such instrument,~~the Application and the contents thereof, and ~~that~~ the facts therein set forth are true to the best of his knowledge, information and belief.

CYPRESS CREEK PRIVATE STRATEGIES MASTER FUND, L.P.

~~POMONA INVESTMENT FUND~~

By:	/s/ ~~Michael D. Granoff~~Benjamin J. Murray
Name:	~~Michael D. Granoff~~Benjamin J. Murray
Title:	~~President and~~ Principal ~~Executive~~Financial Officer
Date:	~~July 12~~December 8, 2021

29

VERIFICATION
The undersigned states that he has duly executed the ~~foregoing~~attached Application for and on behalf of ~~Pomona Management LLC~~Endowment Advisers, L.P., d/b/a Cypress Creek Partners, that he is the Chief ~~Executive~~Compliance Officer of such entity, and that all ~~action by officers, directors, and other bodies~~actions necessary to authorize ~~deponent~~the undersigned to execute and file ~~such instrument has~~this Application have been taken. The undersigned further states that he is familiar with ~~such instrument,~~the Application and the contents thereof, and ~~that~~ the facts therein set forth are true to the best of ~~her~~his knowledge, information and belief.

ENDOWMENT ADVISERS, L.P., D/B/A CYPRESS CREEK PARTNERS

~~POMONA MANAGEMENT LLC~~

By:	/s/ ~~Michael D. Granoff~~Benjamin J. Murray
Name:	~~Michael D. Granoff~~Benjamin J. Murray
Title:	Chief ~~Executive~~Compliance Officer
Date:	~~July 12~~December 8, 2021

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VERIFICATION
The undersigned states that ~~she~~he has duly executed the ~~foregoing~~attached Application for and on behalf of each of ~~Pomona Capital X, L.P., Pomona Capital IX, L.P. and Pomona Partnership Holdings VIII, L.P., that she is the Chief Executive Officer of Pomona Management LLC, the investment manager of each of the funds listed on~~ Schedule A ~~hereto as Applicants in this Application, and that all action by officers, directors, and other bodies~~CCP Coastal Redwood Fund, LP, CCP Sierra Redwood Fund, LP, and Marinas I SPV, LLC, that he is the Chief Compliance Officer of Endowment Advisers, L.P., d/b/a Cypress Creek Partners, the Adviser of each such entity, and that all actions necessary to authorize ~~deponent~~the undersigned to execute and file ~~such instrument has~~this Application have been taken. The undersigned further states that ~~she~~he is familiar with ~~such instrument,~~the Application and the contents thereof, and ~~that~~ the facts therein set forth are true to the best of ~~her~~his knowledge, information and belief.

CCP COASTAL REDWOOD FUND, LP;
CCP SIERRA REDWOOD FUND, LP; AND
MARINAS I SPV, LLC

By:	~~POMONA CAPITAL X~~Endowment Advisers, L.P., ~~POMONA CAPITAL IX~~d/b/a Cypress Creek Partners, ~~L.P. and POMONA PARTNERSHIP HOLDINGS VIII, L.P.~~their investment adviser

By:	/s/ ~~Frances Janis~~Benjamin J. Murray
Name:	~~Frances Janis~~Benjamin J. Murray
Title:	~~Managing Principal~~Chief Compliance Officer
Date:	~~July 12~~December 8, 2021

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SCHEDULE A

Existing Affiliated Funds

Name of Fund	Investment Strategy
CCP Coastal Redwood Fund, LP	Private Equity / Real Assets
CCP Sierra Redwood Fund, LP	Private Equity / Real Assets
Marinas I SPV, LLC	Private Equity / Real Assets

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EXHIBIT A

Resolutions of Board of ~~Trustees of~~
~~Pomona Investment Fund~~Directors of
Cypress Creek Private Strategies Master Fund, L.P.
~~Approval of Filing of Application for Co-Investment Exemptive Relief~~

~~WHEREAS, the~~FURTHER RESOLVED, that the appropriate officers of the Master Fund ~~have recommended that the Board approve the filing of~~ be, and each of them hereby is, authorized to file an application with the Securities and Exchange Commission (the “~~Commission”)~~SEC”), and any amendments thereto, for an order ~~under Section~~pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-1 thereunder, on behalf of the Master Fund, permitting certain joint transactions where such participation would otherwise be prohibited ~~by~~under Section 17(d) ~~and Rule 17d-1, in substantially the form attached hereto (the “Exemptive Application”);~~or Section 57(a)(4) and the rules under the 1940 Act.

Authorizing Resolutions

~~NOW, THEREFORE, BE IT~~ RESOLVED, that the appropriate officers of the ~~Fund~~Funds be, and each of them hereby is, authorized and directed ~~on behalf of the Fund and in its name, to prepare, execute, and cause to be filed with the Commission an Exemptive Application, substantially in the form attached hereto, and to do such other acts or things and execute such other documents~~to do or cause to be done all such acts, including, but not limited to, ~~amendments to the Exemptive Application, as they~~to execute, acknowledge, and deliver any such certificates, agreements, notices, waivers, consents, endorsements of securities and other instruments and documents and to take such other action, in the name of and on behalf of the Funds as they, or any of them, with the advice of counsel, may deem necessary or desirable to ~~cause the Exemptive Application to conform to comments received from the staff of the Commission and otherwise to comply with the 1940 Act and the rules and regulations promulgated thereunder; and it is~~carry out the forgoing resolutions or to advance the purposes of this consent, the taking of any such action to be conclusive evidence that the same has been authorized by the Board; and
FURTHER RESOLVED, that ~~the officers of the Fund be, and each of them hereby is, authorized and directed to take such further action and execute such other documents as such officer or officers shall deem necessary or advisable in order to effectuate the intent of the foregoing resolution.~~these resolutions be inserted and maintained in the minute book of the Funds.

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EXHIBIT B
Marked Copies of the Application Showing Changes from the Final Versions of Two Applications
Identified as Substantially Identical

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